Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 11 (to Prospectus dated May 13, 2025)	Registration No. 333-268603
PROSPECTUS SUPPLEMENT NO. 11 (to Prospectus dated May 13, 2025)	Registration No. 333-280882
PROSPECTUS SUPPLEMENT NO. 11 (to Prospectus dated May 13, 2025)	Registration No. 333-275117

SCILEX HOLDING COMPANY

Up to 1,594,207 Shares of Common Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of Warrants
Up to 1,402,955 Warrants

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder

Up to 6,685,714 Shares of Common Stock

________________

This prospectus supplement updates and supplements: (i) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Post-deSPAC Prospectus”); (ii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Conversion Prospectus”); and (iii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 2 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Oramed Resale Prospectus” and together with the Post-deSPAC Prospectus and the Conversion Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2025 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On November 13, 2025, the last reported sales price per share of our Common Stock was $17.87. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On November 13, 2025, the closing sale price per warrant of our Public Warrants was $0.22.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectuses and this prospectus supplement reflects the effect of the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Post-deSPAC Prospectus, page 23 of the Conversion Prospectus, and page 23 of the Oramed Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: September 30, 2025

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File Number 001-39852

Scilex Holding Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	92-1062542
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
960 San Antonio Road Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

(650) 516-4310

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase common stock at an exercise price of $402.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☒ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). ☒ Yes ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). ☐ Yes ☒ No

As of November 10, 2025, the registrant had 7,585,446 shares of common stock, par value $0.0001, outstanding.

SCILEX HOLDING COMPANY

i

SCILEX HOLDING COMPANY

In this Quarterly Report on Form 10-Q, unless the context requires otherwise, references to the “Company”, “Scilex”, “we”, “us”, “our”, and similar terms refer to Scilex Holding Company, a Delaware corporation formerly known as Vickers Vantage Corp. I (“Vickers”), and its consolidated subsidiaries. References to “Legacy Scilex” refer to the private Delaware corporation that is now our wholly owned subsidiary and named Scilex, Inc. (formerly known as “Scilex Holding Company”).

On November 10, 2022, we consummated a business combination pursuant to the Agreement and Plan of Merger, dated as of March 17, 2022 (as amended, the “Merger Agreement”), by and among Vickers, Vantage Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Vickers, and Legacy Scilex. Pursuant to the terms of the Merger Agreement, the business combination (herein referred to as the “Scilex Business Combination” or “reverse recapitalization” for accounting purposes) between Vickers and Legacy Scilex was effected through the merger of Merger Sub with and into Legacy Scilex with Legacy Scilex surviving as Vickers’s wholly owned subsidiary. In connection with the Scilex Business Combination, Vickers changed its name from Vickers Vantage Corp. I to Scilex Holding Company.

Unless otherwise noted or the context requires otherwise, references to our “Common Stock” refer to our common stock, par value $0.0001 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Quarterly Report on Form 10-Q may constitute “forward-looking statements” for purposes of federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements appear in a number of places in this Quarterly Report on Form 10-Q including, without limitation, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “contemplate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “will,” “would” and other similar words and expressions (including the negative of any of the foregoing), but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are based on information available as of the date of this Quarterly Report on Form 10-Q and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and our directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date.

These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025 (the “Annual Report on Form 10-K”), as updated by the risk factors described under the heading “Risk Factors” in Part II - Item 1A of this Quarterly Report on Form 10-Q.

Forward-looking statements in this Quarterly Report on Form 10-Q may include, but are not limited to, statements about:

•
our ability to maintain the listing of our Common Stock on the Nasdaq Capital Market;
•
our public securities’ liquidity and trading;
•
our ability to raise financing in the future;
•
our future use of equity or debt financings to execute our business strategy;
•
our ability to use cash on hand to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures;
•
the outcome of any legal proceedings that may be instituted against us;
•
our ability to attract and retain qualified directors, officers, employees and key personnel;
•
our ability to compete effectively in a highly competitive market;
•
the competition from larger biotechnology companies that have greater resources, technology, relationships and/or expertise;
•
the ability to protect and enhance our corporate reputation and brand;

ii

•
anticipated regulatory and legal developments in the United States and foreign countries in which we may seek regulatory approval for our product candidates in the future;
•
the impact from future regulatory, judicial and legislative changes in our industry;
•
our ability to obtain and maintain regulatory approval of any of our product candidates;
•
our ability to research, discover and develop additional product candidates;
•
our ability to grow and manage growth profitably;
•
our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;
•
our ability to execute our business plans and strategy;
•
our ability to prevent, respond to, and recover from a cybersecurity incident;
•
the effect of any geopolitical conflicts or new or increased international tariffs, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business operations, including but not limited to our clinical studies and clinical trials;
•
the effect of global economic and political developments, including the conflicts in Ukraine and Israel;
•
regulatory developments related to crypto assets and crypto asset markets;
•
a determination that we are an investment company under the Investment Company Act of 1940 (the “1940 Act”);
•
our ability successfully adopt and execute on our new cryptocurrency treasury strategy;
•
any changes in the accounting treatment of cryptocurrency holdings;
•
general volatility in the cryptocurrency market; and
•
other factors detailed under the section titled “Risk Factors” in the Annual Report on Form 10-K, as updated by the risk factors described in the section of this Quarterly Report on Form 10-Q titled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

iii

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value and share amounts)

(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$878	$3,272
Accounts receivable, net	11,941	26,442
Inventory	1,082	2,436
Prepaid expenses and other current assets	2,586	9,397
Total current assets	16,487	41,547
Property and equipment, net	703	708
Operating lease right-of-use asset	1,683	2,225
Intangibles, net	30,422	32,453
Investments	—	2,420
Equity investment	16,351	—
Digital assets	196,633	—
Goodwill	13,481	13,481
Other long-term assets	119	119
Total assets	$275,879	$92,953
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$67,362	$52,620
Accrued payroll	395	1,505
Accrued rebates and fees	213,381	162,517
Accrued expenses	22,087	2,841
Current portion of deferred consideration	417	447
Debt, current	45,673	34,876
Promissory notes	4,479	—
Purchased revenue liability, current	4,358	4,115
Current portion of operating lease liabilities	796	714
Total current liabilities	358,948	259,635
Long-term portion of deferred consideration	2,139	2,448
Debt, net of issuance costs	—	845
Purchased revenue liability, net of current portion	11,442	2,685
Derivative liabilities	81,982	18,303
Operating lease liabilities, net of current portion	918	1,523
Other long-term liabilities	169	155
Total liabilities	455,598	285,594
Commitments and contingencies (See Note 12)
Stockholders’ deficit:
Preferred stock, $0.0001 par value, 45,000,000 shares authorized
Series A, 29,057,097 shares issued and outstanding as of each of September 30, 2025 and December 31, 2024	—	—
Series 1, 5,000,000 shares declared as a stock dividend, not yet distributed as of each of September 30, 2025 and December 31, 2024	1	1
Common stock, $0.0001 par value, 740,000,000 shares authorized; 7,585,446 shares issued and 5,947,947 shares outstanding as of September 30, 2025; 6,951,622 shares issued and 5,235,377 shares outstanding as of December 31, 2024	1	1
Additional paid-in capital	785,304	454,614
Accumulated other comprehensive income	3,347	6,317
Accumulated deficit	(888,674)	(563,052)
Treasury stock, at cost; 1,458,263 and 1,716,245 shares as of September 30, 2025 and December 31, 2024, respectively	(76,915)	(90,522)
Total stockholders’ deficit	(176,936)	(192,641)
Noncontrolling interests	(2,783)	—
Total Scilex Holding Company stockholders’ deficit	(179,719)	(192,641)
Total liabilities and stockholders’ deficit	$275,879	$92,953

See accompanying notes to unaudited condensed consolidated financial statements.

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for net loss per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenue	$10,560	$14,436	$25,460	$41,690
Net operating costs and expenses:
Cost of revenue	3,329	3,768	7,985	11,998
Research and development	3,899	2,349	12,542	7,461
Selling, general and administrative	188,824	29,734	236,725	83,610
Intangible amortization	1,020	1,002	3,030	3,030
Legal settlements	—	(2,500)	95	(9,391)
Total net operating costs and expenses	197,072	34,353	260,377	96,708
Loss from operations	(186,512)	(19,917)	(234,917)	(55,018)
Other expense, net:
(Gain) loss on derivative liability	58,357	(18,108)	60,323	(2,367)
Change in fair value of debt and liability instruments	22,031	1,957	36,511	11,961
Loss on debt extinguishment, net	1,103	—	1,103	—
Interest expense, net	2,798	576	7,961	1,678
Loss on foreign currency exchange	2	46	97	57
Unrealized gain on investments	(8,282)	—	(8,282)	—
Unrealized gain on digital assets	(4,702)	—	(4,702)	—
Total other expense, net	71,307	(15,529)	93,011	11,329
Loss before income taxes	(257,819)	(4,388)	(327,928)	(66,347)
Income tax expense	1	—	20	—
Net loss	$(257,820)	$(4,388)	$(327,948)	$(66,347)
Deemed dividend	—	—	(43,753)	—
Net loss attributable to noncontrolling interests	(586)	—	(2,326)	—
Net loss attributable to common stockholders	$(257,234)	$(4,388)	$(369,375)	$(66,347)
Net loss per share attributable to common stockholders — basic and diluted	$(22.17)	$(0.58)	$(31.88)	$(12.77)
Weighted average number of shares during the period — basic and diluted	11,604	7,557	11,588	5,194

Comprehensive loss:
Net loss	$(257,820)	$(4,388)	$(327,948)	$(66,347)
Other comprehensive income:
Changes in fair value attributable to instrument-specific credit risk	(2,970)	3,160	(2,970)	5,011
Total other comprehensive income	(2,970)	3,160	(2,970)	5,011
Comprehensive loss	$(260,790)	$(1,228)	$(330,918)	$(61,336)

See accompanying notes to unaudited condensed consolidated financial statements.

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated Other	Accumulated	Treasury Stock		Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Comprehensive Income	Deficit	Shares	Amount	Interest	Deficit
Balance, December 31, 2024	34,057	$1	6,952	$1	$454,614	$6,317	$(563,052)	1,716	$(90,522)	$—	$(192,641)
Treasury Stock transferred to Tranche B Investors for Tranche B Notes deferral	—	—	—	—	(5,353)	—	—	(143)	7,535	—	2,182
Treasury Stock paid for Gloperba Ex-U.S. License	—	—	—	—	(808)	—	—	(22)	1,174	—	366
Treasury Stock transferred to Oramed for the Oramed Note maturity extension	—	—	—	—	(3,523)	—	—	(93)	4,898	—	1,375
Stock-based compensation	—	—	—	—	3,314	—	—	—	—	—	3,314
Net loss	—	—	—	—	—	—	(26,080)	—	—	—	(26,080)
Balance, March 31, 2025	34,057	1	6,952	1	448,244	6,317	(589,132)	1,458	(76,915)	—	(211,484)
Payments in lieu of fractional shares for Reverse Stock Split	—	—	—	—	(1)	—	—	—	—	—	(1)
Shares issued under ESPP	—	—	4	—	17	—	—	—	—	—	17
Acquisition of controlling interest in Scilex Bio	—	—	—	—	1,510	—	—	—	—	1,740	3,250
Stock-based compensation	—	—	—	—	3,279	—	—	—	—	—	3,279
Net loss	—	—	—	—	—	—	(42,308)	—	—	(1,740)	(44,048)
Balance, June 30, 2025	34,057	1	6,956	1	453,049	6,317	(631,440)	1,458	(76,915)	—	(248,987)
Issuance of common stock upon exercise of December 2024 RDO Warrants	—	—	450	—	10,237	—	—	—	—	—	10,237
Exercise of December 2024 RDO Warrants in exchange for Tranche B Notes deferral	—	—	179	—	3,527	—	—	—	—	—	3,527
Repurchase of Penny Warrants	—	—	—	—	(13,000)	—	—	—	—	—	(13,000)
Acquisition of controlling interest in Scilex Bio	—	—	—	—	306	—	—	—	—	204	510
Reverse recapitalization – Semnur Business Combination	—	—	—	—	127,244	—	—	—	—	(1,716)	125,528
Sale of 12.5 million New Semnur Common	—	—	—	—	200,685	—	—	—	—	(685)	200,000
Stock-based compensation	—	—	—	—	3,256	—	—	—	—	—	3,256
Other comprehensive loss	—	—	—	—	—	(2,970)	—	—	—	—	(2,970)
Net loss	—	—	—	—	—	—	(257,234)	—	—	(586)	(257,820)
Balance, September 30, 2025	34,057	$1	7,585	$1	$785,304	$3,347	$(888,674)	1,458	$(76,915)	$(2,783)	$(179,719)

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

(Unaudited)

	Preferred Stock		Common Stock		Additional	Accumulated Other	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Comprehensive Income	Deficit	Shares	Amount	Deficit
Balance, December 31, 2023	29,057	$—	4,574	$1	$407,828	$—	$(490,245)	1,716	$(90,522)	$(172,938)
Shares issued under Standby Equity Purchase Agreements and under ATM Sales Agreement	—	—	5	—	156	—	—	—	—	156
Shares issued under February 2024 BDO	—	—	168	—	3,769	—	—	—	—	3,769
Stock options exercised	—	—	1	—	46	—	—	—	—	46
Stock-based compensation	—	—	—	—	3,558	—	—	—	—	3,558
Net loss	—	—	—	—	—	—	(24,377)	—	—	(24,377)
Balance, March 31, 2024	29,057	—	4,748	1	415,357	—	(514,622)	1,716	(90,522)	(189,786)
Shares issued under April 2024 RDO	—	—	429	—	5,919	—	—	—	—	5,919
April 2024 RDO Placement Agent Warrants issued in connection with April 2024 RDO and February 2024 BDO Representative Warrants issued in connection with February 2024 BDO	—	—	—	—	956	—	—	—	—	956
Shares issued under ESPP	—	—	5	—	154	—	—	—	—	154
Stock options exercised	—	—	2	—	99	—	—	—	—	99
Issuance of common stock upon warrants exercise	—	—	1	—	84	—	—	—	—	84
Stock-based compensation	—	—	—	—	3,613	—	—	—	—	3,613
Other comprehensive income	—	—	—	—	—	1,851	—	—	—	1,851
Net loss	—	—	—	—	—	—	(37,582)	—	—	(37,582)
Balance, June 30, 2024	29,057	—	5,185	1	426,182	1,851	(552,204)	1,716	(90,522)	(214,692)
Retainer Shares issued	—	—	286	—	1	—	—	—	—	1
Fee Warrant issued in connection with the Commitment Letter	—	—	—	—	310	—	—	—	—	310
Repurchase of SPAC Warrants	—	—	—	—	(298)	—	—	—	—	(298)
Common stock issuable under Sponsor Interest Purchase Agreement	—	—	—	—	345	—	—	—	—	345
Stock options exercised	—	—	1	—	82	—	—	—	—	82
Issuance of common stock upon exercise of February 2024 BDO Warrants	—	—	8	—	450	—	—	—	—	450
Stock-based compensation	—	—	—	—	3,713	—	—	—	—	3,713
Other comprehensive income	—	—	—	—	—	3,160	—	—	—	3,160
Net loss	—	—	—	—	—	—	(4,388)	—	—	(4,388)
Balance, September 30, 2024	29,057	$—	5,480	$1	$430,785	$5,011	$(556,592)	1,716	$(90,522)	$(211,317)

See accompanying notes to unaudited condensed consolidated financial statements.

SCILEX HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities
Net loss including noncontrolling interest	$(327,948)	$(66,347)
Adjustments to reconcile net loss to net cash proceeds from operating activities:
Depreciation and amortization	3,036	3,042
Amortization of debt issuance costs and debt discount	—	94
Non-cash operating lease cost	542	547
Loss on debt extinguishment, net	1,103	—
Stock-based compensation	9,849	10,884
Loss (gain) on derivative liability	60,323	(2,367)
Financing costs and allocated expense for financial instruments at fair value	7,148	2,526
In-process research and development expense	5,426	—
Transaction costs expensed related to Semnur Business Combination	140,000	—
Change in fair value of debt and liability instruments	36,511	11,961
Change in fair value of equity investments	(8,282)	—
Change in fair value of digital assets	(4,702)	—
Allowances for expected credit losses	—	1,186
Other	175	392
Changes in operating assets and liabilities:
Accounts receivables, net	14,501	1,831
Inventory	1,290	1,496
Prepaid expenses and other	6,823	(2,857)
Other long-term assets	—	(30)
Accounts payable	11,353	2,266
Accrued payroll	(1,110)	(1,706)
Accrued expenses	14,894	2,463
Accrued rebates and fees	50,864	52,051
Operating lease liability	(523)	(593)
Other long-term liabilities	14	(24)
Net cash proceeds from operating activities	21,287	16,815
Investing activities
Acquisition consideration paid in cash for Romeg intangible asset acquisition	(450)	(450)
Purchase of equity securities	—	(2,000)
Cash paid for in-process research and development, net	(200)	—
Purchase of convertible promissory note from Denali	(50)	(30)
Net cash used for investing activities	(700)	(2,480)
Financing activities
Proceeds from issuance of shares under Standby Equity Purchase Agreements and ATM Sales Agreement	—	156
Proceeds from issuance of Revolving Facility	—	93,389
Proceeds from issuance of FSF Deposit	—	10,000
Repayment of Revolving Facility	—	(96,189)
Repayment of Oramed Note	—	(36,700)
Repayment of Convertible Debentures	—	(4,375)
Repayment of Tranche B Notes principal and interest	(15,967)	—
Cash consideration paid in connection with the repurchase of Penny Warrants	(13,000)	(300)
Payments on purchased revenue liability	(2,373)	—
Transaction costs paid in connection with share repurchase	(996)	—
Proceeds from issuance of shares under direct offerings	—	25,000
Payments of direct offering issuance costs	—	(2,844)
Payments of debt issuance costs	(71)	—
Excise tax paid in connection with share repurchase	(860)	—
Proceeds from Semnur Business Combination	33	—
Transaction costs paid related to Semnur Business Combination	—	—
Proceeds from exercise of December 2024 RDO Warrants	10,237	—
Proceeds from stock options and warrant exercised and ESPP	17	915
Payments in lieu of fractional shares for Reverse Stock Split	(1)	—
Net cash used for financing activities	(22,981)	(10,948)
Net change in cash, cash equivalents and restricted cash	(2,394)	3,387
Cash, cash equivalents and restricted cash at beginning of period	3,272	4,729
Cash, cash equivalents and restricted cash at end of period	$878	$8,116
Non-cash investing and financing activities
Issuance costs related to February 2024 BDO, April 2024 RDO and December 2024 RDO included in accrued expenses and accounts payables	$—	$1,430
Net liabilities assumed in Semnur Business Combination	$12,822	$—
Derecognition of Scilex's investment in Denali in connection with Semnur Business Combination	$2,470	$—
Exercise of December 2024 RDO Warrants in exchange for settlement of Tranche B Notes principal and interest	$2,689	$—
Purchase of equity investment in Datavault AI Inc in exchange for Bitcoin	$8,069	$—
Bitcoin acquired in exchange for shares of Semnur	$200,000	$—
Additions to intangible assets included in accrued expenses	$1,000	$—

See accompanying notes to unaudited condensed consolidated financial statements.

SCILEX HOLDING COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Nature of Operations and Basis of Presentation

Organization and Principal Activities

Scilex Holding Company (“Scilex” and together with its controlled subsidiaries, the “Company”) is an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. The Company was originally formed in 2019 and currently has six subsidiaries, of which the following four subsidiaries are wholly owned: Scilex Inc. (“Legacy Scilex”), Scilex Pharmaceuticals Inc. (“Scilex Pharma”), SCLX DRE Holdings LLC, and SCLX Stock Acquisition JV LLC (“SCLX JV”); and the following two subsidiaries are controlled by Scilex: Scilex Bio, Inc. (“Scilex Bio”) and Semnur Pharmaceuticals, Inc. (“Semnur”). The business combination with Vickers (the “Scilex Business Combination”) was closed in November 2022.

The Company launched its first commercial product in October 2018, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), a prescription lidocaine topical system that is designed with novel technology to address the limitations of current prescription lidocaine therapies by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. In June 2022, the Company in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution (“GLOPERBA”), a U.S. Food and Drug Administration (“FDA”)-approved prophylactic treatment for painful gout flares in adults, in the United States (“U.S.”). In February 2023, the Company acquired the rights related to ELYXYB (celecoxib oral solution) (“ELYXYB”) and the commercialization thereof in the U.S. and Canada. ELYXYB is a first-line treatment and the only FDA-approved, ready-to-use oral solution for the acute treatment of migraine, with or without aura, in adults. The Company launched ELYXYB in the U.S. in April 2023 and commercialized GLOPERBA in the U.S. in June 2024. In January 2025, the Company received approval from Health Canada’s Pharmaceutical Drugs Directorate, Bureau of Cardiology, Allergy and Neurological Sciences for ELYXYB for the acute treatment of migraine with or without aura in Canada and in-licensed the rights to commercialize GLOPERBA outside the U.S.

The Company is currently developing three product candidates, SP-102 (10 mg, dexamethasone sodium phosphate viscous gel), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica for which the Company initiated a second Phase 3 study (“SP-102” or “SEMDEXA”) in September 2025, SP-103 (lidocaine topical system) 5.4% (“SP-103”), a next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain and for which the Company completed a Phase 2 trial in acute low back pain (“LBP”), and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-burst release low dose naltrexone hydrochloride capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride being developed for the treatment of fibromyalgia, for which Phase 1 trials were completed. The Company has devoted substantially all of its efforts to the development of SP-102, SP-103 and SP-104, and the commercialization of ZTlido, ELYXYB and GLOPERBA.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting of the Company and its controlled subsidiaries. The condensed consolidated financial statements include 100% of the accounts of the wholly owned and majority owned subsidiaries as well as a variable interest entity for which the Company is the primary beneficiary. The proportion of profit and loss and changes in equity allocated to the shareholders of the Company and the non-controlling interests are determined on the basis of existing ownership interest. All intercompany balances and transactions have been eliminated.

The Company consolidates those entities in which it has a direct or indirect controlling financial interest based on either the variable interest model (the “VIE model”) or the voting interest model (the “VOE model”). Variable interest entities (“VIEs”) are entities that, by design, either lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

The Company consolidates its VIEs under the VIE model if the Company is considered the primary beneficiary due to (i) the power to direct activities of the VIE that most significantly impact the entity's economic performance; and (iii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. If the Company is not deemed to be the primary beneficiary in a VIE, the Company accounts for the investment or other variable interests in a VIE in accordance with the applicable GAAP.

Upon the occurrence of certain significant events, as required by the VIE model, the Company reassesses whether a legal entity in which the Company is involved is a VIE. The reassessment process considers whether the Company has acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances. The reassessment also considers whether the Company has acquired or disposed of a financial interest that could be significant to the VIE, or whether an interest in the VIE has become significant or is no longer significant. The consolidation status of the entities with which the Company is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively, with assets and liabilities of a newly consolidated VIE initially recorded at fair value.

These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary to present fairly, in all material respects, the Company’s consolidated financial position, results of operations and cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on March 31, 2025 (the “Annual Report on Form 10-K”). The interim results for the nine months ended September 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Reverse Stock Split

On April 3, 2025, the Board of Directors of the Company (the “Board”) approved a reverse stock split of the Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”), which was effected on April 15, 2025. As a result of the Reverse Stock Split, every 35 shares of pre-Reverse Stock Split Common Stock was combined into one share of post-Reverse Stock Split Common Stock, without any change in par value per share. No fractional shares were issued as a result of the Reverse Stock Split, as fractional shares of Common Stock were rounded down to the nearest whole share. Stockholders who would have otherwise received a fractional share of Common Stock pursuant to the Reverse Stock Split, received cash in lieu of the fractional share. All Common Stock amounts and references have been retroactively adjusted for all figures presented to reflect the Reverse Stock Split unless specifically stated otherwise. The Company also adjusted the amounts for shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, outstanding stock options and shares reserved under the Company’s stock-based compensation plans, with the exception of the outstanding Penny Warrants and the Deposit Warrant (each as defined below), which do not contain antidilution provisions and therefore were not adjusted in connection with the Reverse Stock Split, to the extent they were outstanding at the time of the Reverse Stock Split. As a result, a deemed dividend of $43.8 million was recognized, representing the increase in value to Penny Warrant holders. The Company has an accumulated deficit, as a result, the deemed dividend was not recorded as a reduction in additional paid-in capital, resulting in a net impact of zero to additional paid-in capital in the accompanying unaudited condensed consolidated balance sheet. The non-cash deemed dividend has been included as an increase to the net loss allocated to common shareholders, and thus increase the net loss per share for both basic and diluted net loss per share.

Segments

Operating segments are identified as components of an entity where separate discrete financial information is available for evaluation by the chief operating decision maker (the “CODM”) in making decisions on how to allocate resources and assessing performance. The Company has determined that its CODM is its Chief Executive Officer. The Company is engaged primarily in the development of non-opioid products focused on pain management based on its platform technologies and all sales are based in the United States. Accordingly, the Company has determined that it operates its business as a single, reportable segment. The CODM reviews consolidated operating results to make decisions about allocating resources and assessing performance for the entire Company based on consolidated results that are reported on the unaudited condensed consolidated statements of operations. The Company has also evaluated the significant segment expenses incurred by the single segment that are regularly provided to the CODM and concluded they are consistent with those reported on the unaudited condensed consolidated statements of operations and include cost of revenue, research and development, selling, general and administrative. The Company manages assets on a consolidated basis as reported on the unaudited condensed consolidated balance sheets. Accordingly, the unaudited condensed consolidated financial statements and accompanying notes contained herein include the measure of profit or loss, net revenue, categories of expenses, assets and other financial information that is evaluated by the CODM.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. These estimates include, but are not limited to, revenue recognition, fair value of financial instruments and certain assumptions used in estimating stock-based compensation, the fair value of assets acquired and liabilities assumed in acquisitions, and the noncontrolling interests recognized in acquisitions. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Customer and Supplier Concentration Risk

The Company had four and five customers during the three and nine months ended September 30, 2025, respectively, each of which individually generated 10% or more of the Company’s total revenue. These customers accounted for 99% of the Company’s revenue for each of the three and nine months ended September 30, 2025, and individually ranging from 10% to 32% and 11% to 34%, respectively. As of each of September 30, 2025 and 2024, these customers represented 99% of the Company’s outstanding accounts receivable, individually ranging between 15% and 31%, and 9% and 44% for respective periods. Additionally, during the three and nine months ended September 30, 2025 and 2024, the Company purchased ZTlido, ELYXYB and GLOPERBA inventories from its sole suppliers, Itochu Chemical Frontier Corporation (“Itochu”), Contract Pharmaceuticals Ltd. Canada (“CPL”) and Ferndale Laboratories, Inc., respectively. This exposes the Company to concentration of customer and supplier risk. The Company monitors the financial condition of its customers, limits its credit exposure by setting credit limits, and has not experienced any credit losses during the nine months ended September 30, 2025 and 2024.

Significant Accounting Policies

There have been no significant changes to the accounting policies during the three and nine months ended September 30, 2025, as compared to the significant accounting policies described in Note 1 of the Notes to Consolidated Financial Statements in the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2024, except as noted below:

Cryptocurrency Assets

In September 2025, the Company adopted a cryptocurrency treasury strategy and began acquiring Bitcoin. The Company measures eligible crypto assets at fair value at each reporting period, with changes in fair value recognized in net income. Crypto assets are classified as Level 1 in the fair value hierarchy when quoted prices in active markets are available. These assets are held in custody accounts and are not considered cash equivalents.

Noncontrolling Interests

The Company consolidates entities in which it has a controlling financial interest, including variable interest entities (VIEs) where it is the primary beneficiary. Noncontrolling interests represent the portion of equity in consolidated subsidiaries not attributable to the Company and are presented separately in the condensed consolidated balance sheets and statements of operations. Profit or loss and changes in equity attributable to noncontrolling interests are allocated based on ownership percentages.

Fair Value Measurements

Financial assets and liabilities are recorded at fair value on a recurring basis in the condensed consolidated balance sheets. The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, restricted cash, prepaid and other current assets, accounts payable and accrued expenses approximate to their fair value due to the short-term nature of these instruments.

The valuation of the derivative warrant liability for the Private Warrants, the February 2024 BDO Firm Warrants, the Deposit Warrant, the April RDO Warrants, the October 2024 Noteholder Warrants, the December 2024 RDO Common Warrants, the New Tranche B Warrants and the September 2025 Warrants (each as defined below) is outlined in Note 4, utilizing the Black-Scholes option pricing model. The Company has chosen the fair value option for the Convertible Debentures, Oramed Note, FSF Deposit and Tranche B Notes (each as defined below), with the valuation methodologies detailed in Note 7. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 - Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 - Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are readily convertible into cash without penalty and with original maturities of three months or less at the date of purchase to be cash equivalents. The carrying amounts reported in the unaudited condensed consolidated balance sheets for cash and cash equivalents are valued at cost, which approximate their fair value. Cash equivalents were immaterial as of September 30, 2025 and December 31, 2024.

Accounts Receivable, Net

Accounts receivable are presented net of allowances for expected credit losses and prompt payment discounts. Accounts receivable consists of trade receivables from product sales to customers, which are generally unsecured. Estimated credit losses related to trade accounts receivable are recorded as selling, general and administrative expenses and as an allowance for expected credit losses within accounts receivable, net. The Company reviews reserves and makes adjustments based on historical experience, current economic conditions and known collectability issues and disputes. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for expected credit losses. As of September 30, 2025 and December 31, 2024, allowances for credit losses on accounts receivable were nil and $1.2 million, respectively. As of September 30, 2025 and December 31, 2024, allowances for prompt payment discounts were $0.3 million and $0.6 million, respectively.

The Oramed Note, FSF Deposit and Tranche B Notes

The Company has elected the fair value option to account for the FSF Deposit and the Tranche B Notes (as defined in Note 2 “Liquidity and Going Concern” below) and the Oramed Note (as defined in Note 4 “Fair Value Measurements” below) that were issued in June 2024, October 2024 and September 2023, respectively, as discussed further in Note 7. The Company recorded these financial instruments at fair value upon issuance with changes in fair value recorded as change in fair value of debt and liability instruments in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. Interest expense related to these financial instruments is included in the changes in fair value. As a result of applying the fair value option, direct costs and fees related to these financial instruments were expensed as incurred. As of September 30, 2025 and December 31, 2024, the weighted-average interest rates for the short-term loans, including these financial instruments, were 9.24% and 6.67%, respectively.

Treasury Stock

The Company uses the cost method to account for repurchases of its stock. In the computation of net (loss) income per share, treasury shares are not included as part of the outstanding shares.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, which will require additional expense disclosures for all public entities. The amendments require that at each interim and annual reporting period, an entity will disclose certain disaggregated expenses included in each relevant expense caption, as well as the total amount of selling expenses and, in annual periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for annual reporting periods beginning with the fiscal year ending December 31, 2027, and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the incremental disclosures that will be required in its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options, which clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual reporting periods beginning after December 15, 2025 and interim reporting periods within those annual reporting periods. Early adoption is permitted for all entities that have adopted the amendments in ASU 2020-06. The Company is currently evaluating the impact of this amendment on its consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The amendments in ASU No. 2023-08 are intended to improve the accounting for certain crypto assets by requiring an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period. The amendments are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. The Company adopted ASU 2023-08 in 2025. The adoption did not have a material impact on the Company’s financial statements as the Company did not hold any crypto assets as of the adoption date. During the third quarter of 2025, the Company began holding crypto assets, which are accounted for in accordance with ASU 2023-08. See Note 5 for related disclosures.

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update provide a practical expedient permitting an entity to assume that conditions at the balance sheet date remain unchanged over the life of the asset when estimating expected credit losses for current classified accounts receivable and contract assets. This update is effective for annual periods beginning after December 15, 2025, including interim periods within those fiscal years. Adoption of this ASU can be applied prospectively for reporting periods after its effective date. Early adoption is permitted. The Company is currently evaluating the provisions of this ASU and do not expect this ASU to have a material impact on its condensed consolidated financial statements.

2. Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management has assessed the Company’s ability to continue as a going concern for at least one year after the issuance date of the accompanying unaudited condensed consolidated financial statements.

On November 17, 2022, the Company entered into a standby equity purchase agreement (the “Original Yorkville Purchase Agreement”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). On February 8, 2023, the Company entered into an amended and restated standby equity purchase agreement with Yorkville (the

“A&R Yorkville Purchase Agreement”), amending, restating and superseding the Original Yorkville Purchase Agreement. On, and effective as of, March 25, 2024, the Company and Yorkville mutually agreed to terminate the A&R Yorkville Purchase Agreement.

On January 8, 2023, the Company entered into a standby equity purchase agreement (the “B. Riley Purchase Agreement” and together with A&R Yorkville Purchase Agreement, the “Standby Equity Purchase Agreements”) with B. Riley Principal Capital II, LLC (“B. Riley”). Pursuant to each of the Standby Equity Purchase Agreements, the Company had the right, but not the obligation, to sell to each of Yorkville and B. Riley up to $500.0 million of shares of Common Stock at its request any time during the 36 months following the date on which the registration statement related to each such purchase agreement was initially declared effective by the SEC. As consideration for Yorkville’s and B. Riley’s respective commitment to purchase shares of Common Stock at the Company’s direction, the Company issued 7,142 commitment shares to each of Yorkville (the “Yorkville Commitment Shares”) and B. Riley (the “B. Riley Commitment Shares”). On, and effective as of, February 16, 2024, the Company and B. Riley mutually agreed to terminate the B. Riley Purchase Agreement.

On March 21, 2023, the Company entered into a securities purchase agreement with Yorkville (the “Yorkville SPA”), pursuant to which the Company issued and sold to Yorkville convertible debentures in an aggregate principal amount of $25.0 million (the “Convertible Debentures”) for net cash proceeds of $24.0 million. The Company fully repaid the Convertible Debentures in March 2024.

On June 27, 2023, Scilex Pharma entered into a Credit and Security Agreement (the “eCapital Credit Agreement”) with eCapital Healthcare Corp. (the “Lender”), pursuant to which the Lender made available loans (the “Revolving Facility”) in an aggregate principal amount of up to $30.0 million (the “Facility Cap”). The proceeds of the Revolving Facility were used for (i) transaction fees incurred in connection with the eCapital Credit Agreement, (ii) working capital needs of Scilex Pharma and (iii) other uses not prohibited under the eCapital Credit Agreement. On October 8, 2024, Scilex Pharma paid off the outstanding amount of all obligations and indebtedness of Scilex Pharma owing to the Lender under the eCapital Credit Agreement. Accordingly, the eCapital Credit Agreement, the related Loan Documents (as defined in the eCapital Credit Agreement) and the Subordination Agreement (each as defined in the eCapital Credit Agreement) were terminated, canceled and are of no further force and effect.

On December 22, 2023, the Company entered into a Sales Agreement (the “ATM Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (the “Sales Agents”), which agreement was voluntarily terminated by the Company effective as of March 5, 2025. Pursuant to the ATM Sales Agreement, the Company was able to offer and sell (the “Offering”) shares of Common Stock up to $170.0 million (the “ATM Shares”), through or to the Sales Agents as part of the Offering. The Company had no obligation to sell any shares of Common Stock under the ATM Sales Agreement and could suspend offers thereunder at any time. As of September 30, 2025, no sales of Common Stock had been made under the ATM Sales Agreement. As of September 30, 2024, the Company sold 2,637 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

On June 11, 2024, the Company entered into that certain Commitment Side Letter (the “Commitment Letter”) with FSF 33433 LLC (“FSF Lender”), pursuant to which FSF Lender committed to provide the Company a loan (the “FSF Loan”) in the aggregate amount of $100.0 million (the “Commitment Amount”). The Commitment Amount shall be payable as follows: (i) $85.0 million no later than the date that is 70 days following the date on which the Company receives the FSF Deposit (as defined below) (the “Outside Date” and the funding of the initial $85.0 million, the “Initial Closing”) and (ii) the remaining $15.0 million within 60 days following the Initial Closing (the funding of the second $15.0 million, the “Second Closing”). Pursuant to the Commitment Letter, FSF Lender was required to provide the Company a non-refundable deposit in immediately available funds in the aggregate principal amount of $10.0 million (the “FSF Deposit” and the date on which such funds are fully received, the “Deposit Date”), which amount was creditable towards the $85.0 million required to be funded by FSF Lender at the Initial Closing. The Company received the FSF Deposit on June 18, 2024 and issued to FSF Lender a warrant to purchase up to an aggregate of 3,250,000 shares of the Common Stock (subject to adjustment for any stock dividend, stock split or similar transaction, provided that there shall not be any adjustment to the exercise price of the warrant in the event the Company combines (by combination, reverse stock split or otherwise) its Common Stock into a smaller number of shares) (the “Deposit Warrant”), with an exercise price of $1.20 per share. The Deposit Warrant is immediately exercisable and will expire five years from the date of issuance.

On September 17, 2024, the Company entered into a Satisfaction Agreement (the “Satisfaction Agreement”) with FSF Lender and Endeavor Distribution LLC, a Delaware limited liability company and affiliate of FSF Lender (“Endeavor”), pursuant to which the remaining obligations in respect of the FSF Deposit shall be fully satisfied by the Company’s delivery of 28,000 cartons of ZTlido to Endeavor (the “Additional Product”), which delivery shall occur no later than December 31, 2024. Upon satisfaction of such remaining obligations, the Commitment Letter shall be terminated and of no further force or effect and neither FSF Lender nor the Company shall have any further liability or obligations thereunder. In consideration of Endeavor assuming the payment obligation of the Company in respect of the FSF Deposit, Endeavor would not be responsible for making any payment to the Company for (i) the product already delivered as of the date of such agreement in an amount of approximately $13.2 million and (ii) the Additional Product. In November 2024, the Company delivered the Additional Product to Endeavor and fully satisfied the remaining obligations in respect of the FSF Deposit.

On October 7, 2024, the Company entered into a securities purchase agreement (the “Tranche B Securities Purchase Agreement”) with certain institutional investors (collectively, the “Tranche B Investors”) and Oramed Pharmaceuticals Inc. (“Oramed”, and together with the Tranche B Investors, the “Tranche B Noteholders”), to issue and sell, in a registered offering by the Company directly to the Tranche B Noteholders, a new tranche B of senior secured convertible notes of the Company in the aggregate principal amount of $50.0 million (the “Tranche B Notes”), which notes will mature on the two-year anniversary of the issuance date and will be convertible into shares of Common Stock at a current conversion price equal to $36.40 per share. In exchange for the issuance of the Tranche B Notes to the Tranche B Investors, the Company has received an aggregate amount of $22,500,000 in cash, excluding fees and expenses payable by the Company. In consideration for the Tranche B Notes issued to Oramed, the Company has received from Oramed an exchange and reduction of the principal balance under the Oramed Note (as defined below) of $22,500,000.

As of September 30, 2025, the Company’s negative working capital was $342.5 million, including cash and cash equivalents of approximately $0.9 million. During the nine months ended September 30, 2025, the Company had operating losses of $234.9 million and cash flows received from operating activities of $21.3 million. The Company had an accumulated deficit of $888.7 million as of September 30, 2025.

The Company has plans to obtain additional resources to fund its currently planned operations and expenditures and to service its debt obligations (whether under the Oramed Note, the Tranche B Notes or otherwise) for at least twelve months from the issuance of these unaudited condensed consolidated financial statements through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. The Company’s plans are also dependent upon the success of future sales of ZTlido, ELYXYB and GLOPERBA, among which GLOPERBA and ELYXYB are still in the early stages of commercialization.

Although the Company believes such plans, if executed, should provide the Company with financing to meet its needs, successful completion of such plans is dependent on factors outside the Company’s control. As a result, management has concluded that the aforementioned conditions, among other things, raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the unaudited condensed consolidated financial statements are issued.

3. Acquisitions and License Agreements

SP-104 Acquisition

In May 2022, the Company acquired the Delayed Burst Release Low Dose Naltrexone asset and intellectual property rights for the treatment of chronic pain, fibromyalgia and chronic post-COVID syndrome (collectively, the “SP-104 Assets”). Pursuant to the acquisition provisions, the Company is obligated to pay Aardvark Therapeutics, Inc. (“Aardvark”) (i) $3.0 million upon initial approval by the FDA of a new drug application for the SP-104 Assets (which amount may be paid in shares of Common Stock or cash, in the Company’s sole discretion) (the “Development Milestone Payment”) and (ii) $20.0 million in cash, upon achievement of certain net sales by the Company of a commercial product that uses the SP-104 Assets (the “Sales Milestone Payment”). The Company will also pay Aardvark certain royalties in the single digits based on percentages of annual net sales by the Company of a commercial product that uses the SP-104 Assets.

The Sales Milestone Payment and sale volume-based future royalties were determined to meet a scope exception for derivative accounting and will not be recognized until the contingencies are realized. The Development Milestone Payment represents a liability, which will be measured at fair value for each reporting period. As of September 30, 2025 and December 31, 2024, the contingent consideration associated with the Development Milestone Payment was $0.2 million, recorded in the other long-term liabilities.

GLOPERBA License Agreement

On June 14, 2022, the Company entered into a License and Commercialization Agreement with RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”) for the in-licensing of certain intellectual property rights from Romeg with respect to the commercialization of GLOPERBA, which was amended by that First Amendment to License and Commercialization Agreement, dated as of January 16, 2025 (such agreement, as amended, the “Romeg License Agreement”). Under the Romeg License Agreement, among other things, Romeg granted the Company (1) a license, with the right to sublicense, under the patents and know-how specified therein, to (a) commercialize the pharmaceutical product comprising liquid formulations of colchicine for the prophylactic treatment of gout in adult humans (the “Initial Licensed Product”) in the United States (including its territories) (the “Romeg U.S. Territory”), (b) develop other products comprising the Initial Licensed Product as an active pharmaceutical ingredient (together with the Initial Licensed Product, the “Licensed Products”) and commercialize any such products in the Romeg U.S. Territory and (c) manufacture Licensed Products anywhere in the world, solely for commercialization in the Romeg U.S. Territory; and (2) an exclusive license, with a right to sublicense, to use the trademark “GLOPERBA” and logos, designs, translations, and modifications thereof (collectively, the “Licensed Trademark”) in connection with the commercialization of the Initial Licensed Product solely in the Romeg U.S. Territory; and (3) pursuant to the amendment thereto, a license, with the right to (a) sublicense under the know-how and, if any, patents existing worldwide other than the Romeg U.S. Territory (the “Romeg Ex-U.S. Territory”), as specified therein, to develop, manufacture and commercialize Licensed Products in the Romeg Ex-U.S. Territory and (b) use the Licensed Trademark in connection with the commercialization of the Licensed Products in the Romeg Ex-U.S. Territory. The Initial Licensed Product, GLOPERBA, was approved and made available in the United States in 2020.

As consideration for the license under the Romeg License Agreement, the Company agreed to pay Romeg (1) an up-front license fee of $2.0 million, (2) upon the Company’s achievement of certain net sales milestones, certain milestone payments in the aggregate amount of up to $13.0 million, (3) certain royalties in the mid-single digit percentage based on annual net sales of the Licensed Products attributable to sales of the Licensed Products occurring in the Romeg U.S. Territory during the Romeg U.S. Royalty Term, with a quarterly minimum royalty of $150,000, and (4) pursuant to the amendment thereto, (a) certain royalties at rates in the low-single digit percentage, based on annual net sales of the Licensed Products attributable to sales of License Products in the Romeg Ex-U.S. Territory during the Romeg Ex-U.S. Territory Royalty Term and (b) a one-time, non-refundable, non-creditable payment of $700,000. Pursuant to the amendment agreement, we also transferred to Romeg 22,267 shares of Common Stock.

In connection with the Romeg License Agreement, the Company recorded an intangible asset for acquired licenses of $5.7 million, which is comprised of the upfront license fee of $2.0 million and deferred consideration of $3.7 million that is the present value of the future minimum royalty payments and immaterial transaction costs. For each of the three months ended September 30, 2025 and 2024, the Company made royalty payments in the amount of $0.2 million. For each of the nine months ended September 30, 2025 and 2024, the Company made royalty payments in the amount of $0.5 million. No contingent consideration was recognized as a liability or included in the fair value of the assets as of September 30, 2025 or December 31, 2024.

ELYXYB Acquisition

In February 2023, the Company entered into an asset purchase agreement (the “ELYXYB APA”) with BioDelivery Sciences International, Inc. (“BDSI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Sellers”) to acquire the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB and its commercialization in the United States and Canada (the “ELYXYB Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under the asset purchase agreement between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), dated August 3, 2021 (the “DRL APA”), including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to ELYXYB that is necessary or used to exploit ELYXYB in the ELYXYB Territory. No cash consideration was or will be payable to the Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include contingent sales and regulatory milestone payments and sales royalties. The Company is also obligated to make quarterly royalty payments to DRL on net sales of ELYXYB in the ELYXYB Territory. In April 2023, the Company launched ELYXYB in the U.S.

As of each of September 30, 2025 and December 31, 2024, the Company had ending balances of accrued royalty payables of $0.1 million. During the three and nine months ended September 30, 2025, the Company made royalty payments in the amount of $0.1 million and $0.2 million, respectively. The Company made royalty payments in the amount of $0.1 million during each of the three and nine months ended September 30, 2024. As of September 30, 2025, a regulatory milestone payment of $1.0 million had been accrued.

ZTlido Rest of World License Agreement

On February 22, 2025 (the “Lido Effective Date”), Scilex Pharma entered into a License Agreement (the “Lido License Agreement”) with RoyaltyVest Ltd. (the “Licensee”) with respect to services, compositions, products, dosages and formulations comprising lidocaine that have been or are later developed by or on behalf of Scilex Pharma, including the product and any future product defined as a “Product” under Scilex Pharma’s existing (i) Product Development Agreement, dated as of May 11, 2011, with Oishi Koseido Co., Ltd. (“Oishi”) and Itochu, as amended, and (ii) the associated Commercial Supply Agreement, dated February 16, 2017, among Scilex Pharma, Oishi and Itochu, as amended, which include (a) ZTlido (lidocaine topical system) 1.8%, including the composition of matter with the NDC 69557-111-30 and (b) SP-103 (collectively, the “Lido Product”). The Lido License Agreement supersedes and replaces that certain Rest of World License Term Sheet the parties entered into on October 8, 2024.

Under the Lido License Agreement, Scilex Pharma granted to the Licensee during the Lido License Term (as defined below) a worldwide (other than the United States and certain territories stated in the Lido License Agreement), exclusive, non-transferable right, license and interest in, to, and under all Product Rights Controlled (each as defined therein) by Scilex Pharma to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit all Lido Products, in all cases solely for commercialization of the Lido Products outside of the United States and certain territories stated in the Lido License Agreement (the “Lido Licensee Territory”). The Licensee granted to Scilex Pharma a non-exclusive, non-transferable, right and license under the Licensee Non-Blocking Patents (as defined therein) (i) in the Licensor Territory (as defined therein), to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit Lido Product for commercialization of Lido Products in the Licensor Territory in the Field (as defined therein), and (ii) worldwide, to develop and manufacture Lido Product for commercialization in the Licensor Territory in the Field. Each of the Licensee and Scilex Pharma will receive 50% of the Net Revenue (as defined therein) generated, and the Licensee shall effect the foregoing by paying to Scilex Pharma its share of the Net Revenue on a quarterly basis.

Pursuant to the Lido License Agreement, the Licensee shall (i) use commercially reasonable efforts to obtain and maintain regulatory approval for the Lido Product in at least one Major Market Country (as defined therein) within 18 months after the Lido Effective Date, and (ii) commit $200,000, or its equivalent in kind, annually towards such efforts until it obtains regulatory approval for the Lido Product in the Lido Licensee Territory. Scilex Pharma shall use commercially reasonable and diligent efforts to obtain and maintain regulatory approvals for SP-103 and all existing Lido Products in each country or jurisdiction in the Licensor Territory.

The term of the Lido License Agreement commences on the Lido Effective Date and continues until expiration of the last to expire Licensed Patents (as defined therein), unless earlier terminated (the “Lido License Term”).

Gloperba Rest of World License Agreement

On February 28, 2025 (the “Gloperba Effective Date”), the Company entered into a License Agreement (the “Gloperba License Agreement”) with Scilex Pharma and the Licensee with respect to (i) services, compositions, products, dosages and formulations comprising Gloperba that have been or are later developed by or on behalf of the Company, including the product and any future product defined as a “Licensed Product” under the Romeg License Agreement, as amended and as may be further amended or restated from time to time, and (ii) any related, improved, successor or replacement forms of any such product Controlled (as defined therein) by the Company ((i) and (ii) together, the “Gloperba Product”).

Under the Gloperba License Agreement, the Company granted to the Licensee during the Gloperba License Term (as defined below) a worldwide, exclusive, non-transferable (except in connection with a permitted assignment of the Gloperba License Agreement) right, license and interest in, to, and under all Product Rights Controlled (each as defined therein) by the Company to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit all Gloperba Products, in all cases solely for commercialization of the Gloperba Products outside of the United States in the Field (as defined therein). The Licensee granted to the Company a non-exclusive, non-transferable (except in connection with a permitted assignment of the Gloperba License Agreement), right and license under the Licensee Non-Blocking Patents (as defined therein) (i) in the United States, to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit the Gloperba Product for commercialization of the Gloperba Products in the United States in the Field, and (ii) worldwide, to develop and manufacture the Gloperba Product for commercialization in the United States in the Field. Each of the Licensee and the Company will receive 50% of the Net Revenue (as defined therein) generated based on Licensee’s sale of the Gloperba Products, and the Licensee shall effect the foregoing by paying to the Company an amount required for the Company to receive its share of the Net Revenue on a quarterly basis.

Pursuant to the Gloperba License Agreement, the Licensee shall obtain and maintain regulatory approval for the Gloperba Product outside of the United States in accordance with its own business judgment and in its sole and absolute discretion.

Promptly after the Gloperba Effective Date, the Company is required to (i) facilitate an introduction between the Licensee and the Company’s contract manufacturer of the Gloperba Product (the “Gloperba CMO”) as of the Gloperba Effective Date, and (ii) use reasonable efforts to cause such Gloperba CMO to accept a direct engagement with the Licensee for the manufacturing or supply of the Gloperba Product in finished dosage form. In addition, the Company agreed to appoint the Licensee as its exclusive distributor of the Gloperba Product in the entire world other than the United States during the Gloperba License Term.

The term of the Gloperba License Agreement commences on the Gloperba Effective Date and continues until expiration of the last to expire Licensed Patents (as defined therein), unless earlier terminated (the “Gloperba License Term”).

Elyxyb Rest of World License Agreement

On February 28, 2025 (the “Elyxyb Effective Date”), the Company entered into a License Agreement (the “Elyxyb License Agreement”) with Scilex Pharma and the Licensee with respect to (i) services, compositions, products, dosages and formulations comprising Elyxyb that have been or are later developed by or on behalf of the Company, including the product and any future product defined as a “Licensed Product” under the Elyxyb APA, as amended and as may be further amended or restated from time to time, and (ii) any related, improved, successor or replacement forms of any such product Controlled (as defined therein) by the Company ((i) and (ii) together, the “Elyxyb Product”).

Under the Elyxyb License Agreement, the Company granted to the Licensee during the Elyxyb License Term (as defined below) a worldwide, exclusive, non-transferable (except in connection with a permitted assignment of the Elyxyb License Agreement) right, license and interest in, to, and under all Product Rights Controlled (each as defined therein) by the Company to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit all Elyxyb Products, in all cases solely for commercialization of the Elyxyb Products outside of the United States in the Field (as defined therein). The Licensee granted to the Company a non-exclusive, non-transferable (except in connection with a permitted assignment of the Elyxyb License Agreement), right and license under the Licensee Non-Blocking Patents (as defined therein) (i) in the United States, to develop, manufacture, obtain and maintain regulatory approvals for, commercialize and otherwise exploit Elyxyb Product for commercialization of Elyxyb Products in the United States in the Field, and (ii) worldwide, to develop and manufacture Elyxyb Product for commercialization in the United States in the Field. Each of the Licensee and the Company will receive 50% of the Canadian Net Revenue (as defined therein) generated based on the Licensee’s sale of the Elyxyb Products, and the Licensee shall effect the foregoing by paying to the Company an amount required for the Company to receive its share of the Canadian Net Revenue on a quarterly basis.

Pursuant to the Elyxyb License Agreement, the Licensee shall obtain and maintain regulatory approval for the Elyxyb Product outside of the United States in accordance with its own business judgment and in its sole and absolute discretion.

Promptly after the Elyxyb Effective Date, the Company is required to (i) facilitate an introduction between the Licensee and CPL as of the Elyxyb Effective Date, and (ii) use reasonable efforts to cause CPL to accept a direct engagement with the Licensee for the manufacturing or supply of the Elyxyb Product in finished dosage form. In addition, the Company agreed to appoint the Licensee as its exclusive distributor of the Elyxyb Product in the entire world other than the United States during the Elyxyb License Term.

The term of the Elyxyb License Agreement commences on the Elyxyb Effective Date and continues until expiration of the last to expire Licensed Patents (as defined therein), unless earlier terminated (the “Elyxyb License Term”).

Semnur Business Combination Agreement and Sponsor Interest Purchase Agreement

On August 30, 2024, Semnur entered into an agreement and plan of merger (as may be amended or restated from time to time in accordance with its terms, including by Amendment No. 1 thereto, dated as of April 16, 2025 (“Amendment No.1”), the “Semnur Business Combination Agreement”) with Denali and Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Denali Merger Sub”). On July 22, 2025, Semnur entered into Amendment No. 2 to the Semnur Business Combination Agreement with Denali and Denali Merger Sub (“Amendment No. 2”). See Note 5 for the additional discussion of Amendment No. 2.

The Semnur Business Combination Agreement provides that, among other things, (i) on the terms and subject to the conditions set forth therein, Denali Merger Sub will merge with and into Semnur, with Semnur surviving as a wholly owned subsidiary of Denali (the “Semnur Business Combination”), and (ii) prior to the closing of the Semnur Business Combination, Denali will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and de-register in the Cayman Islands in accordance with Section 206 of the Cayman Companies Act (the “Domestication”). Upon the closing of the Semnur Business Combination, it is anticipated that Denali will change its name to “Semnur Pharmaceuticals, Inc.” (“New Semnur”). Shares of Denali common stock following the Domestication are hereinafter referred to as “New Semnur Common Shares”. Shares of Denali Series A preferred stock following the Domestication are hereinafter referred to as “New Semnur Preferred Shares”. Warrants to purchase New Semnur Common Shares following the Domestication are hereinafter referred to as “New Semnur Warrants”.

In accordance with the terms and subject to the conditions of the Semnur Business Combination Agreement, following the Domestication and at the effective time of the Semnur Business Combination (the “Effective Time”): (i) each share of Semnur Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive, without interest, a number of New Semnur Common Shares equal to the Exchange Ratio (as defined in the Semnur Business Combination Agreement); (ii) each share of Series A preferred stock of Semnur issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive, without interest, (a) one New Semnur Preferred Share and (b) one-tenth of one New Semnur Common Share, and (iii) subject to Denali’s receipt of the Option Exchange Approval (as defined in the Semnur Business Combination Agreement), each option to purchase a share of Semnur Common Stock that is then outstanding shall be converted into the right to receive an option to purchase a number of New Semnur Common Shares as determined by the Exchange Ratio upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, with the exercise price thereof adjusted by the Exchange Ratio. Pursuant to Amendment No. 1, among other things, the parties agreed to (i) modify certain covenants of the parties to address the potential delisting of the Denali ordinary shares and warrants from the Nasdaq Capital Market, (ii) extend the Outside Date (as defined in Amendment No. 1) to September 30, 2025, and (iii) require Denali to amend its organizational documents to extend the period of time within which Denali can complete a business combination to December 11, 2025, or such other date that is mutually agreed to by Semnur and Denali.

As of September 30, 2025 and December 31, 2024, the Company had deferred offering costs of approximately nil and $6.0 million, respectively, related to the Semnur Business Combination. Because the transaction was completed without cash consideration, these costs were recognized as an expense in the Company’s unaudited condensed consolidated statements of operations upon closing.

In connection with the execution and delivery of the Semnur Business Combination Agreement, the Sponsor and the Company entered into a Sponsor Interest Purchase Agreement (the “SIPA”) dated August 30, 2024 (the “Signing Date”). Pursuant to the SIPA, the Company agreed to purchase 500,000 Class B ordinary shares, par value $0.0001 per share, of Denali (the “Purchased Interests”) that were held by the Sponsor. The aggregate consideration for the purchase and sale of the Purchased Interests is as follows: (i) $2,000,000 (the “Cash Consideration”) and (ii) 8,571 shares of Common Stock. Pursuant to the SIPA, the Company paid the Cash Consideration and has agreed to issue Common Stock to the Sponsor contingent upon and following the occurrence of the Semnur Business Combination. The Purchased Interests converted automatically, on a one-for-one basis, into one New Semnur Common Share upon the closing of the Semnur Business Combination pursuant to the terms of the Semnur Business Combination Agreement. On September 22, 2025, the requirement to deliver the shares was discharged pursuant to that certain Satisfaction and Discharge Agreement by and among the Company, Sponsor and Semnur.

On July 22, 2025, Semnur entered into Amendment No. 2 to the Semnur Business Combination Agreement with Denali and Denali Merger Sub. Amendment No. 2 amends the Semnur Business Combination Agreement to, among other things, modify the definitions of the “Exchange Ratio” and “Merger Consideration” to facilitate the issuance of additional shares of common stock of Semnur prior to the closing of the Semnur Business Combination in connection with any potential private placement financing or for issuance to advisors and other service providers for services rendered and maintain the 1.25-to-1 exchange ratio.

4. Fair Value Measurements

The following table presents the Company’s financial liabilities that are measured at fair value on a recurring basis and the level of inputs used in such measurements (in thousands):

	September 30, 2025
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Equity investment	$16,351	$16,351	$—	$—
Digital assets	196,633	196,633	—	—
Total assets	$212,984	$212,984	$—	$—
Liabilities
Oramed Note	$24,863	$—	$—	$24,863
Tranche B Notes	20,810	—	—	20,810
Purchased revenue liability	15,800	—	—	15,800
Derivative liabilities	81,982	—	—	81,982
Equity line of credit commitment shares liability	2,952	2,952	—	—
Other long-term liabilities	169	—	—	169
Total liabilities	$146,576	$2,952	$—	$143,624

	December 31, 2024
	Balance	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Oramed Note	$12,161	$—	$—	$12,161
Tranche B Notes	23,560	—	—	23,560
Purchased revenue liability	6,800			6,800
Derivative liabilities	18,303	—	—	18,303
Other long-term liabilities	155	—	—	155
Total liabilities	$60,979	$—	$—	$60,979

The Oramed Note

In September 2023, the Company issued a senior secured promissory note to Oramed in the principal amount of $101.9 million (the “Oramed Note”) (see Note 7). The Company elected the fair value option to account for the Oramed Note with any changes in the fair value of the note recorded in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. The Company uses a discounted cash flow model to determine the fair value of the Oramed Note based on Level 3 inputs. This methodology discounts the interest and principal payments using a risk-adjusted discount rate. The fair value as of September 30, 2025 and December 31, 2024 was determined to be $24.9 million and $12.2 million, respectively, by applying a discount rate of 36.00% and 128.82%, respectively. For the three and nine months ended September 30, 2025, the Company recorded a loss of $6.4 million and $12.7 million in change in fair value of the Oramed Note in the unaudited condensed consolidated statements of operations, respectively. For the three and nine months ended September 30, 2024, the Company recorded a gain of $0.6 million and a loss of $7.6 million in change in fair value of the Oramed Note in the unaudited condensed consolidated statements of operations, respectively. For each of the three and nine months ended September 30, 2025, the change in fair value due to instrument-specific credit risk recorded as a component of other comprehensive income was nil. The change in fair value due to instrument-specific credit risk recorded as a component of other comprehensive income was $3.2 million and $5.0 million during the three and nine months ended September 30, 2024, respectively.

Tranche B Notes

In October 2024, the Company entered into the Tranche B Securities Purchase Agreement to issue and sell the Tranche B Notes in the principal amount of $50.0 million (see Note 7). The Company elected the fair value option to account for the Tranche B Notes with any changes in the fair value of such notes recorded in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. The Tranche B Notes are measured at fair value on a recurring basis using Level 3 inputs. The Company uses the Binomial Lattice Model valuation technique to measure the fair value of the Tranche B Notes. The fair value as of September 30, 2025 and December 31, 2024, was determined to be $20.8 million and $23.6 million, respectively. For the three and nine months ended September 30, 2025, the Company recorded a loss of $6.2 million and $12.9 million, respectively, in change in fair value of the Tranche B Notes in the unaudited condensed consolidated statement of operations. The change in fair value due to instrument-specific credit risk recorded as a component of other comprehensive income was $2.9 million for each of the three and nine months ended September 30, 2025.

Purchased Revenue Liability

In October 2024, the Company entered into a Purchase and Sale Agreement (“ZTlido Royalty Purchase Agreement”) with certain institutional investors (collectively, the “ZTlido Royalty Investors”) and Oramed (see Note 7). In February 2025, the Company also entered into a Purchase and Sale Agreement (“Gloperba-Elyxyb Royalty Purchase Agreement”) with certain institutional investors (collectively, the “Gloperba-Elyxyb Royalty Investors”) and Oramed (see Note 7). The Company elected the fair value option for the purchased revenue liability for both agreements with changes in fair value recorded as change in fair value of debt and liability instruments in the unaudited condensed consolidated statements of operations, with the exception of changes in fair value due to instrument-specific credit risk, if any, which are recorded as a component of other comprehensive income. The Company uses a Scenario-Based Method valuation technique to measure the fair value of the purchased revenue liability. The aggregate fair value of both agreements as of September 30, 2025 and December 31, 2024, was determined to be $15.8 million and $6.8 million, respectively. For the three and nine months ended September 30, 2025, the Company recorded a loss of $9.5 million and $10.9 million, respectively, in change in fair value of the purchased revenue liability in the unaudited condensed consolidated statement of operations.

Derivative Liabilities

The Company recorded a loss of $58.4 million and $60.3 million for the three and nine months ended September 30, 2025, respectively, attributed to warrant liabilities consisting of the Private Warrants, the February 2024 BDO Firm Warrants, the April 2024 RDO Common Warrants, Deposit Warrant, the October 2024 Noteholder Warrants, December 2024 RDO Common Warrants, the New Tranche B Warrants and the September 2025 Warrants (each as defined below). The Company recorded a gain of $18.1 million and $2.4 million for the three and nine months ended September 30, 2024, respectively, attributed to warrant liabilities consisting of the Private Warrants, the February 2024 BDO Firm Warrants and the April 2024 RDO Common Warrants. The Company assumed the private placement warrants from Vickers in November 2022 in connection with the Scilex Business Combination (the “Private Warrants”).

As of September 30, 2025, the following warrants to purchase Common Stock that are included in derivative liabilities were outstanding: 1,000,000 Private Warrants, which are currently exercisable for an aggregate of up to 28,572 shares of Common Stock, 3,803,447 February 2024 BDO Firm Warrants, which are currently exercisable for an aggregate of up to 108,686 shares of Common Stock, 15,000,000 April 2024 RDO Common Warrants, which are currently exercisable for an aggregate of up to 428,572 shares of Common Stock, 3,250,000 Deposit Warrant, which are currently exercisable for an aggregate of up to 3,250,000 shares of Common Stock, October 2024 Noteholder Warrants exercisable for an aggregate of up to 107,142 shares of Common Stock, and December 2024 RDO Common Warrants exercisable for an aggregate of up to 1,013,122 shares of Common Stock, 500,000 New Tranche B Warrants and 275,000 September 2025 Warrants. As of September 30, 2025, the fair value of derivative warrant liabilities related to these warrants was $82.0 million.

The following table includes a summary of the derivative liabilities measured at fair value during the nine months ended September 30, 2025 (in thousands):

Fair Value
Ending Balance as of December 31, 2024	$18,303
Change in fair value measurement	60,324
Issuance of September 2025 Warrants	3,091
Tranche B deferral modification	(839)
Change in fair value related to the October 2024 Noteholder Warrants exchanged for New Tranche B Warrants	1,103
Ending Balance as of September 30, 2025	$81,982

Warrant Liability Measurement

The derivative warrant liability was valued using the Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the warrant is the expected volatility of the Common Stock. The expected volatility assumption is based on the Company’s historical volatility, historical volatilities of comparable companies whose share prices are publicly available as well as the implied volatility of the Public Warrants (as defined below), described in Note 9 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K.

A summary of the inputs used in valuing the derivative warrant liabilities as of September 30, 2025 is as follows:

	Private Warrants	February 2024 BDO Firm Warrants	April 2024 RDO Common Warrants	Deposit Warrant	October 2024 Noteholder Warrants	December 2024 RDO Common Warrants (5yr)	December 2024 RDO Common Warrants (2.5yr)	New Tranche B Warrants	September 2025 Warrants
Exercise price	$402.50	$59.50	$38.50	$1.20	$36.40	$22.72	$22.72	$40.00	$20.00
Term, in years	2.11	3.43	3.57	3.72	4.02	4.20	1.70	4.02	4.20
Volatility	91.0%	77.0%	77.0%	70.0%	73.0%	72.0%	84.0%	73.0%	72.0%
Risk-free rate	3.57%	3.61%	3.61%	3.62%	3.64%	3.65%	3.59%	3.64%	3.65%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

A summary of the inputs used in valuing the derivative warrant liabilities as of December 31, 2024 is as follows:

	Private Warrants	February 2024 BDO Firm Warrants	April 2024 RDO Common Warrants	Deposit Warrant	October 2024 Noteholder Warrants	December 2024 RDO Common Warrants (5yr)	December 2024 RDO Common Warrants (2.5yr)
Exercise price	$402.50	$59.50	$38.50	$1.20	$36.40	$22.72	$22.72
Term, in years	2.86	4.18	4.32	4.47	4.77	4.95	2.45
Volatility	109.0%	81.0%	80.0%	73.0%	77.0%	76.0%	95.0%
Risk-free rate	4.22%	4.29%	4.30%	4.30%	4.32%	4.33%	4.21%
Dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Contingent Consideration Related to SP-104 Acquisition

The Development Milestone Payment related to the SP-104 Assets represents an obligation to potentially settle a fixed value in a variable number of shares of Common Stock and requires remeasurement at fair value through settlement.

Upon the achievement of FDA approval for a new drug application for SP-104, the Company will transfer $3.0 million in cash or shares of Common Stock to Aardvark, at the discretion of the Company. The fair value of the contingent consideration liability associated with the Development Milestone Payment was estimated using a probability-weighted discounted cash flow method. Significant unobservable inputs assumptions included the likelihood of receiving FDA approval for SP-104, expected timing for receipt of FDA approval for SP-104, and a discount rate of 9.3%. As of each of September 30, 2025 and December 31, 2024, the fair value of contingent consideration related to the Development Milestone Payment was $0.2 million.

Equity Line of Credit

On July 22, 2025, the Company entered into that certain common stock purchase agreement (the “Tumim Purchase Agreement”), by and between the Company and Tumim Stone Capital, LLC (“Tumim”), the Company has the right, but not the obligation, to sell to the Tumim up to the lesser of: (a) $100,000,000 of newly issued shares of Common Stock (“Commitment Amount”) and (b) the Exchange Cap (as defined below), from time to time, at the Company’s sole discretion (each such sale, a “VWAP Purchase”) by delivering an irrevocable written notice to Tumim (each such notice, a “VWAP Purchase Notice”). The Company shall be permitted to deliver a VWAP Purchase Notice to Tumim during the period commencing on the Commencement Date (as defined in the Tumim Purchase Agreement) and the date that is the first day of the month following the 24-month anniversary of the date on which the initial Tumim Registration Statement (as defined below) has been declared effective by the SEC, subject to the terms and conditions set forth therein, and unless the Tumim Purchase Agreement is earlier terminated in accordance with its terms.

Tumim’s purchases of shares of Common Stock under the Tumim Purchase Agreement, if any, will be subject to certain limitations, including that Tumim may not purchase shares that would result in it (together with its affiliates) owning more than 4.99% (or, at the election of Tumim, 9.99%) of the then-issued and outstanding shares of Common Stock. In addition, unless stockholder approval of a waiver of the Exchange Cap (as defined below) is obtained, the Company shall not issue or sell any shares of Common Stock pursuant to the Tumim Purchase Agreement, if, after giving effect thereto, the aggregate number of shares of Common Stock that would be issued pursuant to the Tumim Purchase Agreement and the transactions contemplated thereby would exceed 1,390,443 (representing 19.99% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the Tumim Purchase Agreement) (such maximum number of shares, the “Exchange Cap”). However, the Exchange Cap shall not be applicable for any purposes of the Tumim Purchase Agreement and the transactions contemplated thereby, to the extent that (and only for so long as) the average price of all applicable sales of Common Stock under the Tumim Purchase Agreement equals or exceeds $8.09, which is the Minimum Price (as defined in the Tumim Purchase Agreement). The Company is under no obligation to seek stockholder approval of a waiver of the Exchange Cap.

As consideration for Tumim’s commitment to purchase shares of Common Stock, the Company shall issue 150,000 shares of Common Stock to Tumim as a commitment fee (the “Commitment Shares”) upon effectiveness of the Tumim Registration Statement (as defined below). As of September 30, 2025, the Company had not yet issued the Commitment Shares. Accordingly, the Company recorded a liability within accrued expenses of approximately $3.0 million, representing the fair value of the shares as of September 30, 2025. This amount was also recognized as an expense during the period in connection with the underlying transaction.

In connection with the transactions contemplated by, and concurrently with the execution of, the Tumim Purchase Agreement, the Company and Tumim also entered into a Registration Rights Agreement, dated as of July 22, 2025 (the “Tumim Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC one or more registration statements (each, a “Tumim Registration Statement”), to register under the Securities Act the offer and resale by Tumim of all of the shares that may be issued by the Company to Tumim from time to time under the Tumim Purchase Agreement, including the Commitment Shares. Tumim’s obligation to purchase shares of Common Stock pursuant to the Tumim Purchase Agreement is subject to such a Tumim Registration Statement being filed with the SEC and declared effective.

On October 30, 2025 the Company and Tumim entered into a termination agreement (the “Termination Agreement”), pursuant to which each of the Tumim Purchase Agreement and the Tumim Registration Rights Agreement (together, the “Original Agreements”) shall terminate upon payment in full of an aggregate of $2.7 million by the Company to Tumim in lieu of the issuance of the Commitment Shares with $500,000 to be paid on or before each of October 31, 2025 and November 14, 2025 and the remaining $1.7 million to be paid on or before December 15, 2025. The Company made the first two payments on October 31, 2025 and November 13, 2025, respectively.

5. Balance Sheet Components

Equity Investments

Datavault Securities Purchase Agreement

On September 25, 2025, the Company entered into a Securities Purchase Agreement (the “Datavault SPA”) with Datavault AI Inc., a Delaware corporation (“Datavault”), pursuant to which Datavault agreed to issue and sell, and the Company agreed to purchase, 15.0 million shares (the “Datavault Shares”) of common stock of Datavault (“Datavault Common Stock”) and a pre-funded warrant (the “Datavault Pre-Funded Warrant”) to purchase 263,914,094 shares of Datavault Common Stock for an aggregate purchase price of $150 million.

On September 26, 2025 (the “Initial Datavault Closing Date”), the Company acquired 15,000,000 shares of Datavault Common Stock at a purchase price of $0.5378 per share, for an aggregate consideration of approximately $8.1 million, which was settled in Bitcoin. The investment in Datavault is accounted for as an equity security investment measured at fair value, with changes in the fair value recognized in unrealized gains and losses on equity investment in the period in which they occur. Fair value was determined based on quoted prices in active markets for identical securities, and the investment qualifies as an equity security with a readily determinable fair value, classified as a Level 1 financial instrument.

Datavault is required to file a preliminary proxy statement with the SEC within 25 days of the Initial Datavault Closing Date and use reasonable best efforts to obtain stockholder approval (i) to give full effect to the terms of the Datavault Pre-Funded Warrant, and (ii) with respect to an amendment to its certificate of incorporation to increase the number of shares of Datavault Common Stock authorized for issuance to up to 1.5 billion (or such greater amount as is necessary to issue the Datavault Pre-Funded Warrant Shares to the Company).

A stockholder meeting to secure such approval must be held within 75 days of the Initial Closing Date, with additional meetings scheduled, if necessary, every four months thereafter until approval is obtained. Pursuant to the Datavault SPA, following Datavault’s receipt of the stockholder approval, Datavault will issue the Company the Datavault Pre-Funded Warrant to purchase 263,914,094 shares of Datavault Common Stock (such shares, the “Datavault Pre-Funded Warrant Shares”) in exchange for an aggregate of approximately $141.9 million, to be settled in Bitcoin. The exercise price of the Datavault Pre-Funded Warrant will be $0.0001 per share. The Datavault Pre-Funded Warrant will be immediately exercisable upon issuance and will expire when exercised in full.

Digital Assets

On September 23, 2025, the Company entered into a securities agreement with Biconomy PTE Ltd (“Biconomy”), pursuant to which the Company sold to Biconomy an aggregate of 12,500,000 Semnur Common Shares held by the Company for proceeds of $200.0 million in Bitcoin.

In September 2025, the Company received Bitcoin in exchange for the sale of a portion of the shares of the Company’s majority owned subsidiary Semnur then held by the Company to Biconomy.

The table below summarizes the amounts shown on our consolidated balance sheet as of September 30, 2025 (in thousands except units of digital assets):

	September 30, 2025
	Units	Cost Basis	Fair Value
Bitcoin	1,720	$191,931	$196,633
Total Digital assets	1,720	$191,931	$196,633

The following table summarizes the Company’s digital assets (in thousands, except number of bitcoins) for the periods indicated:

September 30, 2025
Bitcoin
Additions	$200,000
Disposition	(8,069)
Unrecognized gains on digital assets	4,702
Total	$196,633

Property and equipment, net

Property and equipment, net consists of the following (in thousands):

	September 30,	December 31,
	2025	2024
Construction in progress	$689	$689
Furniture	17	17
Computers and equipment	16	16
Leasehold improvements	50	50
Property and equipment, gross	772	772
Less: Accumulated depreciation	(69)	(64)
Property and equipment, net	$703	$708

The Company recognized depreciation expense of $2.0 thousand and $4.0 thousand for the three months ended September 30, 2025 and 2024, respectively, and $5.0 thousand and $12.0 thousand for the nine months ended September 30, 2025 and 2024, respectively.

Accrued Expenses

Accrued expenses consists of the following (in thousands):

	September 30,	December 31,
	2025	2024
Accrued professional service fees	$2,511	$667
Accrued sales and marketing costs	779	876
Accrued research and development costs	1,786	315
Accrued tax payable	24	876
Accrued advisor fees related to Semnur Business Combination	14,000	—
Accrued liability related to equity line of credit commitment shares	2,952	—
Accrued others	35	107
Accrued expenses	$22,087	$2,841

Accrued Rebates

Our accruals for Medicare, Medicaid and related state program and contractual rebates, chargebacks, sales allowances and sales returns and cash discounts are as follows:

	September 30,	December 31,
	2025	2024
Other current liabilities:
Accrued rebates	$207,646	$152,920
Other accruals	5,735	9,597
Total accrued rebates and other sales-related accruals	$213,381	$162,517

6. Goodwill and Intangible Assets

As of September 30, 2025 and December 31, 2024, the Company had recorded goodwill of $13.5 million. No goodwill impairment was recognized for the nine months ended September 30, 2025 and 2024.

Amortization of the intangible assets that have finite useful lives is generally recorded on a straight-line basis over their useful lives, with remaining useful lives ranging from 6.1 to 12.7 years. A summary of the Company’s identifiable intangible assets as of September 30, 2025 and December 31, 2024 is as follows (in thousands):

	September 30, 2025
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$19,402	$13,228
Acquired technology	22,940	10,266	12,674
Acquired licenses	5,711	1,191	4,520
Assembled workforce	500	500	—
Total intangible assets	$61,781	$31,359	$30,422

	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Intangibles, net
Patent rights	$32,630	$17,770	$14,860
Acquired technology	21,940	9,143	12,797
Acquired licenses	5,711	915	4,796
Assembled workforce	500	500	—
Total intangible assets	$60,781	$28,328	$32,453

As of September 30, 2025, the weighted average remaining life for identifiable intangible assets was 7.9 years. Aggregate amortization expense was $1.0 million and $3.0 million for each of the three and nine months ended September 30, 2025 and 2024. Patent rights, acquired technology and acquired licenses are amortized over a 15-year period.

Estimated future amortization expense related to intangible assets as of September 30, 2025 is as follows (in thousands):

Amount
2025 (Remainder of 2025)	$1,020
2026	4,083
2027	4,083
2028	4,083
2029	4,083
Thereafter	13,070
Total	$30,422

7. Debt

The Oramed Note

On September 21, 2023, the Company entered into a securities purchase agreement with Oramed (the “Scilex-Oramed SPA”), pursuant to which the Company issued the Oramed Note. The Oramed Note, which has a principal amount of $101.9 million, was to mature on March 21, 2025. It is payable in six principal installments, with the first installment of $5.0 million payable on December 21, 2023, the second installment in the principal amount of $15.0 million payable on March 21, 2024, the next three installments each in the principal amount of $20.0 million payable on each of June 21, 2024, September 21, 2024 and December 21, 2024 and the last installment in the entire remaining principal balance of the Oramed Note payable on March 21, 2025. Interest under the Oramed Note accrues at a fluctuating per annum interest rate equal to the sum of (1) the greater of (x) 4% and (y) Term SOFR (as defined in the Oramed Note) and (2) 8.5%, payable in-kind on a monthly basis. Pursuant to the Oramed Note, since the outstanding principal of the Oramed Note was not repaid in full on or prior to March 21, 2024, an exit fee of approximately $3.1 million has been earned with respect to the Oramed Note, which shall be due and payable on the date on which the outstanding principal amount of the Oramed Note is paid in full. Upon the occurrence and during the continuance of an event of default under the Oramed Note, holders of more than 50% of the aggregate unpaid principal amount of the Oramed Notes may elect to accrue interest at a default rate equal to the lesser of (i) Term SOFR plus 15% or (ii) the maximum rate permitted under applicable law. Voluntary prepayments made before the one-year anniversary of the closing date of the Scilex-Oramed SPA must include a make-whole amount equal to 50% of the additional interest that would accrue on the principal amount so prepaid from the date of such prepayment through and including the maturity date. If the Oramed Note is accelerated upon an event of default, repayment is required at a mandatory default rate of 125% of the principal amount (together with 100% of accrued and unpaid interest thereon and all other amounts due in respect of the Oramed Note). The Oramed Note contains mandatory prepayment provisions requiring use of 70% of net cash proceeds from any Cash Sweep Financing (as defined in the Oramed Note) or advances under the ELOCs (as defined in the Oramed Note) to prepay the outstanding principal after the earlier of April 1, 2024 or full repayment of Acceptable Indebtedness (as defined in the Oramed Note). Following each of the April 2024 RDO (as defined below and as described under Note 9), the receipt of the FSF Deposit (as described below) and the ATM Sales Agreement, the Company made a mandatory prepayment of $9,578,835, $7,000,000 and $1,760,796, respectively, to Oramed, which equals 70% of the net cash proceeds the Company received from each of the April 2024 RDO, the FSF Deposit and the sale of shares of Common Stock pursuant to the ATM Sales Agreement. Given such payment was not a voluntary prepayment, such prepayment did not trigger the make-whole amount under the Oramed Note.

The Oramed Note contains affirmative and negative covenants binding on the Company and its subsidiaries, which restrict, among other things, the Company and its subsidiaries from incurring indebtedness or liens, amending charter and organizational documents, repaying or repurchasing stock, repaying, repurchasing, or acquiring indebtedness, paying or declaring cash dividends, assigning, selling, transferring or otherwise disposing of assets, making or holding investments, entering into transactions with affiliates, and entering into settlement agreements, in each case as more fully set forth in, and subject to certain qualifications and exceptions set forth in the Oramed Note.

In connection with the Oramed Note, the Company and each of its subsidiaries (collectively, the “Guarantors”) entered into a security agreement (the “Security Agreement”) with Oramed (together with its successors and permitted assigns, the “Holder”) and the Agent, which acts as the collateral agent for the holders of the Oramed Note. Under this agreement, the Company and the Guarantors granted to the Agent (on behalf of and for the benefit of the holders of the Oramed Note and any Additional Notes as defined thereunder) a security interest in all or substantially all of the properties of the Company and each of the Guarantors. This was done to ensure the timely payment, performance, and full discharge of all obligations under the Oramed Note. The Security Agreement contains certain customary representations, warranties and covenants regarding the collateral thereunder, all of which are detailed in the Security Agreement.

On September 20, 2024, the Company and Oramed entered into a Letter Agreement (the “Oramed Letter Agreement”), pursuant to which the Company agreed to pay to Oramed $2,000,000 (the “Specified September Payment”) on September 23, 2024, which payment was applied as follows: (i) $1,700,000 was applied to the amortization payment due under the Oramed Note on the March 21, 2025 (the “Maturity Date”) and (y) $300,000 to purchase an aggregate of 4,000,000 SPAC Warrants (as defined below, which are currently exercisable for an aggregate of up to 114,286 shares of Common Stock) owned by Oramed.

The parties further agreed, upon receipt of the Specified September Payment by Oramed, (i) that notwithstanding the minimum Liquidity (as defined in the Oramed Note) requirements set forth in Section 7(b)(x) of the Oramed Note, the Company and its Subsidiaries (as defined in the Oramed Note) shall be required to maintain the following minimum liquidity during the specified time periods instead: from and after September 19, 2024 until the Maturity Date, $0, and (ii) to extend the due date of the $20,000,000 amortization payment from September 23, 2024 to September 30, 2024. Oramed further agreed to extend such due date to October 8, 2024, on which date a consent and amendment letter was signed with Oramed under which: (i) the Company made a payment of $12,500,000 to Oramed in lieu of the payment due on September 23, 2024, using the proceeds from the issuance of the Tranche B Notes, and (ii) the remaining payments under the Oramed Note were amended as follows: installment payment of $15,000,000 payable on December 21, 2024, which payment was made on December 13, 2024, and the remaining principal balance, accrued interest and fees payable on the Maturity Date. On January 21, 2025, the Company and Oramed agreed to extend the Maturity Date under and as set forth in the Oramed Note from March 21, 2025 to December 31, 2025. In consideration of such extension, SCLX JV agreed to deliver to Oramed an aggregate of 92,857 shares of Common Stock held by SCLX JV, with a fair value of $1.4 million on the date of delivery, which was recorded as financing costs within the selling, general and administrative expenses in the Company’s unaudited condensed consolidated statements of operations.

At issuance, the Company concluded that certain features of the Oramed Note would be considered derivatives that would require bifurcation. In lieu of bifurcating such features, the Company has elected the fair value option for this financial instrument and records the changes in the fair value within the unaudited condensed consolidated statements of operations at the end of each reporting period. As of September 30, 2025 and December 31, 2024, the fair value of the Oramed Note was $24.9 million and $12.2 million, respectively, which is classified as debt, current in the consolidated balance sheets.

On July 22, 2025, the Company entered into an option agreement (the “Option Agreement”) with Oramed. Pursuant to the Option Agreement, Oramed granted an option (the “Option”) to the Company to repurchase certain Penny Warrants, held by Oramed, in two tranches (the “Warrant Repurchase”) for an aggregate purchase price of $27.0 million (the “Warrant Repurchase Amount”), subject to the terms and conditions set forth therein. In consideration of the Option, the Company agreed to pay $1.5 million (the “Option Payment Amount”) to Oramed in two equal installments, occurring on or before August 8, 2025 and December 16, 2025, respectively. Provided that the Company has made the applicable option payment on or before such dates, the Company shall be entitled to purchase the Penny Warrants as follows: (i) on or before September 30, 2025, it may repurchase 3,130,000 Penny Warrants for $13.0 million, and (ii) on or before December 31, 2025, it may repurchase 3,370,000 Penny Warrants for $14.0 million. Additionally, if the Company effects the Warrant Repurchase and has paid the Option Payment Amount and the Warrant Repurchase Amount in full, then the maturity date of the Oramed Note shall be extended to March 31, 2026 and any make-whole payment due thereunder upon prepayment shall be waived. The modification of the terms of the Oramed Note was accounted for as debt extinguishment and the Option was determined to be an embedded feature of the Oramed Note and was reflected into the remeasurement of Oramed Note liability as of September 30, 2025.

Oramed has the right to terminate the Option Agreement if the Company (i) fails to make certain payments thereunder or (ii) has not exercised the Option by the applicable dates set forth therein.

Pursuant to the terms of the Option Agreement, the Company has agreed that, if the Option Agreement is terminated pursuant to the terms set forth therein, the Company will use commercially reasonable efforts to obtain the approval of its stockholders to permit the issuance of shares of Common Stock in excess of the Stockholder Approval Cap (as defined therein) upon exercise of any Penny Warrants retained by Oramed following such termination, subject to the terms and conditions set forth therein.

In September 2025, the Company partially exercised its option purchasing 3,130,000 Penny Warrants and continues to hold the Option to repurchase the remaining 3,370,000 Penny Warrants. As Oramed is a shareholder, the Company accounted for the excess fair value over the repurchase price as a deemed contribution from Oramed, which was recorded within Additional Paid-in Capital.

The following table provides a summary of the changes in the balance and the estimated fair value of the Oramed Note (in thousands):

September 30,
2025
Ending Balance as of December 31, 2024	$12,161
Change in fair value of Oramed Note – recorded in the consolidated statements of operations	12,702
Ending Balance as of September 30, 2025	$24,863

Tranche B Notes

On October 7, 2024, the Company entered into the Tranche B Securities Purchase Agreement with the Tranche B Investors and Oramed to refinance a portion of the Oramed Note and pay off certain other indebtedness of the Company. Pursuant to the Tranche B Securities Purchase Agreement, the Company agreed to issue and sell, in a registered offering by the Company directly to the Tranche B Noteholders: (i) the Tranche B Notes, which notes will mature on the two-year anniversary of the issuance date and will be convertible into shares of Common Stock at a current conversion price equal to $36.40 per share and (ii) warrants (the “October 2024 Noteholder Warrants”) to purchase up to 214,284 shares of Common Stock directly to the Tranche B Noteholders.

In exchange for the issuance of the Tranche B Notes to the Tranche B Investors, the Company has received an aggregate amount of $22,500,000 in cash, excluding fees and expenses payable by the Company. In consideration for the Tranche B Notes issued to Oramed, the Company has received from Oramed an exchange and reduction of the principal balance under the Oramed Note of $22,500,000.

The October 2024 Noteholder Warrants are immediately exercisable for cash at a current exercise price equal to $36.40 per share and will expire five years from the issuance date. The October 2024 Noteholder Warrants issued to the Tranche B Investors are initially exercisable for 107,142 shares of Common Stock in the aggregate. The October 2024 Noteholder Warrants issued to Oramed are initially exercisable for 107,142 shares of Common Stock.

In connection with the offering of the Tranche B Notes, the Company issued to StockBlock Securities LLC (“StockBlock”) and its affiliate, Rodman & Renshaw LLC (together, the “October 2024 Placement Agents”) or their respective designees, (i) 62,794 shares of Common Stock (the “October 2024 Placement Agent Shares”) and (ii) warrants to purchase up to 104,848 shares of Common Stock (the “October 2024 Placement Agent Warrants”). The October 2024 Placement Agent Warrants will have the same terms as the October 2024 Noteholder Warrants, except that the October 2024 Placement Agents have agreed not to exercise the October 2024 Placement Agent Warrants for a period of 180 days following the date of issuance.

In conjunction with the Tranche B Securities Purchase Agreement, the Company entered into the ZTlido Royalty Purchase Agreement for $5.0 million of the aggregate purchase price for the ZTlido Purchased Receivables (as defined below) in full consideration for the sale, transfer, conveyance and granting of the ZTlido Purchased Receivables, subject to the terms and conditions set forth in the ZTlido Royalty Purchase Agreement. The $50.0 million of total proceeds received were allocated based on their relative fair value to the Tranche B Notes, the October 2024 Noteholder Warrants, and the ZTlido Royalty Purchase Agreement, with the excess of fair value over the proceeds received in amount of $2.6 million recognized as a loss upon issuance within the change in fair value of debt and liability instruments in the consolidated statements of operations during the year ended December 31, 2024.

Pursuant to the Tranche B Notes, commencing on January 2, 2025, the Company was required to redeem in cash (the “First Amortization Payment”) such portion of the principal amount of the Tranche B Notes equal to each Tranche B Noteholder’s Holder Pro Rata Amount (as defined in the Tranche B Notes) of $6,250,000 per fiscal quarter at a redemption price equal to 100% of such Amortization Amount (as defined in the Tranche B Notes).

On January 2, 2025, the Company entered into a deferral and consent letter with each of (i) Nomis Bay Ltd and BPY Limited (the “Nomis Bay Consent”), (ii) Oramed (the “Oramed Consent”) and (iii) 3i, LP (the “3i Consent” and, collectively with the Nomis Bay Consent and the Oramed Consent, the “Tranche B Consents”), respectively, pursuant to which the Tranche B Noteholders agreed to defer the Company’s obligation to make the First Amortization Payment until January 31, 2025 and then further to October 8, 2026. In consideration of such deferral, (i) SCLX JV delivered to the Tranche B Noteholders an aggregate of 142,855 shares of Common Stock held by SCLX JV, with a fair value of $2.2 million on the date of delivery, which was recorded as financing costs within the selling, general and administrative expenses in the Company’s unaudited condensed consolidated statements of operations, (ii) the Company paid an aggregate of $1.1 million in respect of a portion of the First Amortization Payment and related make-whole interest, and (iii) the Company entered into the Gloperba-Elyxyb Royalty Purchase Agreement (as described below).

On July 22, 2025, the Company entered into Warrant Exchange Agreements (each, a “Warrant Exchange Agreement” and collectively, the “Warrant Exchange Agreements”) with certain holders of the Company’s then-existing Tranche B warrants (such certain holders (excluding Oramed), the “Exchanging Warrant Holders”) to purchase shares of Common Stock (such Tranche B warrants held by the Exchanging Warrant Holders, the “Existing Tranche B Warrants”). Pursuant to the Warrant Exchange Agreements, the Company and the Exchanging Warrant Holders, in reliance on Section 3(a)(9) of the Securities Act, effected a voluntary securities exchange whereby the Exchanging Warrant Holders exchanged the Existing Tranche B Warrants, which are currently exercisable for an aggregate of 107,142 shares of Common Stock at an exercise price of $36.40 per share, originally issued pursuant to the Tranche B Securities Purchase Agreement, for warrants to purchase an aggregate of 500,000 shares of Common Stock (the “New Tranche B Warrants”) at an exercise price of $40.00 per share (the “Exercise Price”). The New Tranche B Warrants shall be immediately exercisable, but may only be exercised on a cash basis on or after the earlier of (i) the date that is 90 days following the Closing Date (as defined in the Warrant Exchange Agreements), and (ii) the initial date after the date of the Warrant Exchange Agreements that a registration statement is effective and available for the issuance of the shares of Common Stock underlying the New Tranche B Warrants to the holders of the New Tranche B Warrants (or the resale of shares of Common Stock underlying the New Tranche B Warrants); provided, however, the New Tranche B Warrants may only be exercised on a cashless basis if there is no registration statement to cover the issuance of the shares of Common Stock underlying the New Tranche B Warrants or the resale of such shares. The New Tranche B Warrants shall have an expiration date of October 8, 2029. The Company recognized a loss in the amount of $1.1 million in relation to this exchange transaction. As of September 30, 2025, there were 500,000 New Tranche B Warrants outstanding.

The terms of the New Tranche B Warrants are generally identical to the terms of the Existing Tranche B Warrants, other than with respect to the number of shares issuable upon exercise thereof and the Exercise Price and certain other matters. The Exercise Price of the New Tranche B Warrants is subject to adjustment for any stock split, stock dividend, stock combination, recapitalization or similar event. The Exercise Price is also subject to full-ratchet adjustment (down to the Exercise Price Floor (as defined below)) in connection with a subsequent offering at a per share price less than the exercise price then in effect. The New Tranche B Warrants also permit a voluntary adjustment to the Exercise Price, subject to certain conditions set forth therein, including compliance with the Nasdaq Listing Rules and having obtained the prior written consent of the required holders as described therein. The Exercise Price cannot be lower than $36.40 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events, the “Exercise Price Floor”), unless shareholder approval is obtained to allow the New Tranche B Warrants to be exercised at a price lower than the Exercise Price Floor in accordance with the Nasdaq Listing Rules. The Company is under no obligation to seek or obtain such shareholder approval.

The following table provides a summary of the changes in the balance and the estimated fair value of the Tranche B Notes (in thousands):

September 30,
2025
Ending Balance as of December 31, 2024	$23,560
Repayment of Tranche B Notes principal and interest	(18,656)
Change in fair value of Tranche B Notes	12,936
Change in fair value of Tranche B Notes - due to instrument-specific credit risk recorded as a component of other comprehensive income	2,970
Ending Balance as of September 30, 2025	$20,810

Aggregate principal repayments for the Company’s outstanding debt will be $4.3 million and $19.2 million in 2025 and 2026, respectively.

Promissory Notes

Pursuant to the Semnur Business Combination, Legacy Semnur assumed all liabilities of Denali, including its existing promissory notes and its liability for its deferred underwriting costs associated with the Semnur Business Combination. Simultaneously upon the closing of the Semnur Business Combination, the agreements for these existing liabilities were terminated and new promissory notes and discharge payment agreements were signed with the holders.

Immediately prior to the closing of the Semnur Business Combination, Denali, Sponsor and the Company entered a Satisfaction and Discharge of Indebtedness Agreement, pursuant to which the Sponsor received $1.1 million in cash and a promissory note from Denali for $0.8 million (the “Sponsor Note”). The Sponsor Note shall be payable in six monthly installments of $134.0 thousand beginning on October 1, 2025 and ending on March 1, 2026.

Immediately prior to the closing of the Semnur Business Combination, Denali and FutureTech Capital LLC (“FutureTech”) entered a Satisfaction and Discharge of Indebtedness Agreement, pursuant to which FutureTech received $340.0 thousand in cash and a promissory note from Denali for $1.0 million (the “FutureTech Note”). The FutureTech Note shall be payable in six monthly installments of $170.0 thousand beginning on October 1, 2025 and ending on March 1, 2026.

At closing of the Semnur Business Combination, Denali, the Denali underwriters and the Company entered Satisfaction and Discharge of Indebtedness Agreements, pursuant to which the Denali underwriters received $350.0 thousand in cash and promissory notes from Denali for a total of $2.7 million (the “Denali Underwriter Notes”). The Denali Underwriter Notes shall be payable in nine monthly installments of $300.0 thousand beginning on October 1, 2025 and ending on June 1, 2026.

As of September 30, 2025, the Company had total current promissory notes of $4.5 million.

Notwithstanding the payment schedules in the Sponsor Note, the FutureTech Note and the Denali Underwriter Notes, the balance due on any notes (less any payments previously made to the holder thereunder) shall be accelerated and become immediately due and payable in the event Semnur receives gross proceeds from any equity or debt financing (including any private placement offering or registered offering), in an amount equal to or greater than the then-outstanding principal of such note plus any accrued but unpaid interest due thereon.

In addition, in the case of an event of default, the Sponsor Note, the FutureTech Note and the Denali Underwriter Notes shall bear interest at a rate of 10% per annum until such event of default is cured. The Sponsor Note, the FutureTech Note and the Denali Underwriter Notes shall become immediately due and payable (in accordance with the terms thereof), upon the Company’s failure to make payments thereunder when due (subject to a 14-day cure period) or certain other actions related to voluntary or involuntary bankruptcy proceedings (as more fully described therein).

ZTlido Royalty Purchase Agreement

On October 8, 2024, in connection with the closing of the transactions contemplated by the Tranche B Securities Purchase Agreement, the Company and Scilex Pharma entered into the ZTlido Royalty Purchase Agreement with the ZTlido Royalty Purchasers. Pursuant to the ZTlido Royalty Purchase Agreement, Scilex Pharma sold to the ZTlido Royalty Purchasers the right to receive 8% of all aggregate net sales worldwide (the “ZTlido Purchased Receivables”) with respect to ZTlido, SP-103 and any related, improved, successor, replacement or varying dosage forms of the foregoing, which shall be paid within 60 calendar days after the end of each calendar quarter.

In full consideration for the sale, transfer, conveyance and granting of the ZTlido Purchased Receivables, and subject to the terms and conditions set forth in the ZTlido Royalty Purchase Agreement, the aggregate purchase price for the ZTlido Purchased Receivables was $5.0 million (net of expenses of the ZTlido Royalty Purchasers). The ZTlido Royalty Investors paid to Scilex Pharma an aggregate amount equal to $2.5 million minus the expenses of the ZTlido Royalty Investors and Oramed paid to Scilex Pharma an amount equal to $2.5 million minus Oramed’s expenses (the amount so paid by the ZTlido Royalty Purchasers, collectively, the “ZTlido RPA Closing Payment”). Oramed’s portion of the purchase price was paid by exchanging a portion of the outstanding principal balance under the Oramed

Note equivalent to its portion of the ZTlido RPA Closing Payment, which amount extinguished and reduced $2.5 million of the outstanding balance under the Oramed Note.

The ZTlido Royalty Purchase Agreement terminates six months following receipt by the ZTlido RPA Purchasers of all payments of the ZTlido Purchased Receivables to which each ZTlido RPA Purchaser is entitled during the period commencing on the closing date of the ZTlido Royalty Purchase Agreement and expiring on the tenth anniversary of such closing date.

The Company elected the fair value option for the ZTlido Royalty Purchase Agreement and records the changes in the fair value within the unaudited condensed consolidated statements of operations at the end of each reporting period. As of September 30, 2025 and December 31, 2024, the fair value of the ZTlido Royalty Purchase Agreement was $14.3 million and $6.8 million, respectively, recorded as a purchased revenue liability on the consolidated balance sheets. The Company incurred $0.2 million of issuance costs in connection with the ZTlido Royalty Purchase Agreement, which were included in the consolidated statement of operations for the year ended December 31, 2024.

The following table summarizes the purchased revenue liability activity related to ZTlido Royalty Purchase Agreement (in thousands):

September 30,
2025
Ending Balance as of December 31, 2024	$6,800
Repayment of purchased revenue liability	(2,333)
Change in fair value of purchased revenue liability	9,833
Ending Balance as of September 30, 2025	$14,300

Gloperba-Elyxyb Royalty Purchase Agreement

On February 28, 2025 (the “Gloperba-Elyxyb Closing Date”), the Company entered into the Gloperba-Elyxyb Royalty Purchase Agreement with certain institutional investors (collectively, the “Gloperba-Elyxyb Royalty Investors”) and Oramed (together with the Gloperba-Elyxyb Royalty Investors, the “Gloperba-Elyxyb RPA Purchasers”). Pursuant to the Gloperba-Elyxyb Royalty Purchase Agreement, Scilex Pharma transferred to the Gloperba-Elyxyb RPA Purchasers the right to receive 4% of all aggregate net sales worldwide (the “Gloperba-Elyxyb Purchased Receivables”) with respect to Gloperba, Elyxyb, and any related, improved, successor, replacement and/or varying dosage forms of the foregoing (the “Gloperba-Elyxyb Covered Products”).

In consideration of the Further Deferral and representing the “grant of the Royalty and Exclusive Rights” (as defined in the Term Sheet), during the period commencing on the Gloperba-Elyxyb Closing Date and expiring on the tenth anniversary of the Gloperba-Elyxyb Closing Date (the “Gloperba-Elyxyb Payment Term”), Scilex Pharma shall pay to each Gloperba-Elyxyb RPA Purchaser, by wire transfer of immediately available funds in U.S. dollars to such Gloperba-Elyxyb RPA Purchaser’s account, such Gloperba-Elyxyb RPA Purchaser’s Specified Percentage (as defined in the Gloperba-Elyxyb Royalty Purchase Agreement) of the Covered Product Revenue Payments (each as defined in the Gloperba-Elyxyb Royalty Purchase Agreement) for each calendar quarter no later than 60 calendar days after the end of each calendar quarter.

The Gloperba-Elyxyb Royalty Purchase Agreement shall terminate six months following receipt by the Gloperba-Elyxyb RPA Purchasers of all payments of the Gloperba-Elyxyb Purchased Receivables to which each Gloperba-Elyxyb RPA Purchaser is entitled during the Gloperba-Elyxyb Payment Term.

The Company elected the fair value option for the Gloperba-Elyxyb Royalty Purchase Agreement and records the changes in the fair value within the unaudited condensed consolidated statements of operations at the end of each reporting period. As of each of February 28, 2025 and September 30, 2025, the fair value of the Gloperba-Elyxyb Royalty Purchase Agreement was $0.5 million and $1.5 million, recorded as a purchased revenue liability on the unaudited condensed consolidated balance sheet.

September 30,
2025
Beginning Balance as of February 28, 2025	$500
Repayment of purchased revenue liability	$(41)
Change in fair value of purchased revenue liability	1,041
Ending Balance as of September 30, 2025	$1,500

8. Sorrento Stock Purchase Agreement

Sorrento Stock Purchase Agreement

On September 21, 2023, the Company entered into that certain Stock Purchase Agreement (the “Sorrento SPA”) with Sorrento Therapeutics, Inc. (“Sorrento”), the Company’s then-controlling stockholder, pursuant to which the Company purchased from Sorrento (i) 1,716,245 shares of Common Stock, (ii) 29,057,097 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (iii) 1,386,617 Public Warrants (as defined below), which are currently exercisable for an aggregate of up to 39,617 shares of Common Stock and 3,104,000 Private Warrants (collectively, the “Purchased Securities”), which are currently exercisable for an aggregate of up to 88,685 shares of Common Stock. As a result, Sorrento no longer holds a majority of the voting power of the Company’s outstanding capital stock entitled to vote. On the same day, the Company and Oramed entered into the Scilex-Oramed SPA. The Company concluded that the Sorrento SPA and the Scilex-Oramed SPA were entered in contemplation of each other and the issuance of the Oramed Note was accounted as part of the consideration payable for the Purchased Securities acquired from Sorrento.

Pursuant to the terms of the Scilex-Oramed SPA, the Company issued the Oramed Note (see Note 7), which replaced Sorrento’s outstanding obligations to Oramed, warrants to purchase up to an aggregate of 4,500,000 shares of Common Stock (the “Closing Penny Warrant”) with an exercise price of $0.01 per share and restrictions on exercisability, and warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock (the “Subsequent Penny Warrants” and together with the Closing Penny Warrant, the “Penny Warrants”), each with an exercise price of $0.01 per share and each with restrictions on exercisability. Additionally, the Company agreed to transfer to Oramed 4,000,000 SPAC Warrants (as defined below, which are currently exercisable for an aggregate of up to 114,286 shares of Common Stock), which were acquired by the Company under the Sorrento SPA. There was no change in the terms for the warrants transferred to Oramed as a result of the transactions described above. The remaining consideration for the Purchased Securities was comprised of a credit bid for all amounts of principal and accrued but unpaid interest outstanding under the agreement that the Company entered into in July 2023, to provide Sorrento with a non-amortizing super-priority junior secured term loan facility (“Junior DIP Facility”) in an aggregate principal amount of $20.0 million, a $10.0 million cash payment, and the assumption and assignment of certain obligations of Sorrento for legal fees and expenses amounting to approximately $12.3 million.

The Company allocated the total consideration between the repurchased instruments by allocating to the repurchased Private Warrants their full value, with the remaining consideration allocated to the Common Stock, Preferred Stock, and Public Warrants (as defined below) based on their relative fair values as of September 21, 2023.

Before the closing of the Sorrento SPA transactions and in connection with the transactions contemplated by the Sorrento SPA, the Company formed two entities: (a) Scilex DRE Holdings LLC (“Holdco”), a single purpose entity that is the Company’s direct wholly owned subsidiary and (b) SCLX JV, a single purpose bankruptcy-remote entity that is the Company’s indirect wholly owned subsidiary, which was formed to hold the Purchased Securities. Holdco was formed to hold all of the equity interests in SCLX JV. Holdco and SCLX JV are parties to the Security Agreement and Subsidiary Guarantee (see Note 2).

Series A Preferred Stock

Pursuant to the terms of the Sorrento SPA, the Company repurchased all of the outstanding Series A Preferred Stock. The Series A Preferred Stock is classified in permanent equity and does not have any bifurcated features. Therefore, the repurchase of the Series A Preferred Stock by the Company is treated as a redemption of shares and viewed as a deemed dividend. The fair value of Series A Preferred Stock as of the repurchase date of September 21, 2023 was $52.6 million. The Company derecognized the carrying value of the Series A Preferred Stock, with any excess amount allocated as the reduction in additional paid-in capital. The Series A Preferred Stock is currently held as collateral for the Oramed Note.

Treasury Stock

The Common Stock that has been repurchased by the Company under the Sorrento SPA is not intended for constructive retirement and is being held as collateral for the Oramed Note. In accordance with treasury stock accounting guidance, the consideration allocated to Common Stock is presented under a separate caption of Treasury Stock as a reduction of equity.

Penny Warrants

The exercise price of the Penny Warrants is $0.01 per share, subject to adjustments provided therein. The exercise price and number of shares of Common Stock issuable upon the exercise of the Penny Warrants will be subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or similar transaction, as described in the Penny Warrants; provided that there shall not be any adjustment to the exercise price of the Penny Warrants in the event the Company combines (by combination, reverse stock split or otherwise) its Common Stock into a smaller number of shares. Oramed may exercise the Penny Warrants by means of a “cashless exercise.” The Closing Penny Warrant and the Subsequent Penny Warrants utilize the same form of warrant.

The Penny Warrants may not be exercised if Oramed, together with its affiliates, would beneficially own in excess of 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Oramed Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, Oramed may increase or decrease the Oramed Beneficial Ownership Limitation.

The Company accounted for the Penny Warrants as an equity classified instrument as they are indexed to the Company’s own stock and meet the conditions to be classified in equity under FASB ASC 815, Derivatives and Hedging, including sufficient available shares of Common Stock for the Company to settle the exercise of the warrants in shares of Common Stock. The Penny Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The fair value of Penny Warrants as of September 21, 2023, the date of issuance, was $10.4 million.

As of each of September 30, 2025 and December 31, 2024, there were 6,500,000 Penny Warrants outstanding that were fully vested and such warrants became exercisable on March 14, 2025.

On July 22, 2025, the Company entered into the Option Agreement with Oramed, pursuant to which it has the option to repurchase the Penny Warrants. See Note 7 for the additional discussion of the Option Agreement and the Warrant Repurchase.

Excise Tax

In December 2022, the Department of the Treasury and the Internal Revenue Service (the “IRS”) issued guidelines on the implementation of the new code section added by the Inflation Reduction Act of 2022, which imposes a 1% excise tax on the total fair market value of stock repurchases during the tax year, subject to adjustments. Pursuant to the terms of the Sorrento SPA, the Company repurchased the Purchased Securities from Sorrento. The total fair market value of the Purchased Securities was offset by the fair market value of the shares issued during the year ended December 31, 2023. The Company has accrued $1.3 million of the excise tax liability during the year ended December 31, 2023, which was recorded as accrued expenses under current liabilities on the unaudited condensed consolidated balance sheets. During the nine months ended September 30, 2025, the Company made a total of $0.9 million payments for the excise tax. As of September 30, 2025, the excise tax liability was fully paid off.

9. Stockholders’ Deficit

SPAC Warrants

Upon the completion of the Scilex Business Combination, the Company assumed the Private Warrants and the public warrants to purchase Common Stock, each with an exercise price of $402.50 per whole share (the “Public Warrants”, and together with the Private Warrants, the “SPAC Warrants”).

Holders of the SPAC Warrants are entitled to acquire shares of Common Stock. The SPAC Warrants will expire five years after the completion of the Scilex Business Combination or earlier upon redemption or liquidation.

If the reported last sale price of the Common Stock equals or exceeds $630.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders, the Company may redeem all the Public Warrants at a price of $0.01 per warrant upon not less than 30 days’ prior written notice.

If the Company calls the Public Warrants for redemption, the Company will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. The Company will not be required to net cash settle the SPAC Warrants.

The Public Warrants are equity-classified warrants and recognized in additional paid-in capital in the accompanying consolidated balance sheets. The Private Warrants are liability-classified warrants and are recognized as liabilities (refer to Notes 1 and 4).

During the year ended December 31, 2023, the SPAC Warrants held by Sorrento were repurchased, and certain of such warrants transferred to Oramed, as a result of the Sorrento SPA (refer to Note 8). On September 20, 2024, the Company repurchased 4,000,000 of the SPAC Warrants (which are currently exercisable for an aggregate of up to 114,286 shares of Common Stock) held by Oramed (refer to Note 7). Following the repurchase, these warrants were cancelled.

As of September 30, 2025 and December 31, 2024, there were Public Warrants exercisable for an aggregate of up to 156,115 and 156,220 shares of Common Stock outstanding, respectively.

As of each of September 30, 2025 and December 31, 2024, there were 1,000,000 Private Warrants outstanding, which are currently exercisable for an aggregate of up to 28,572 shares of Common Stock.

Preferred Stock

The Company is authorized to issue 45,000,000 shares of preferred stock (the “Preferred Stock”) of which there are two series in total.

Series A Preferred Stock

As of September 30, 2025 and December 31, 2024, there were 29,057,097 shares of Series A Preferred Stock outstanding. On September 21, 2023, the Series A Preferred Stock was repurchased and derecognized for accounting purposes. The Series A Preferred Stock is currently held as collateral for the Oramed Note.

Series 1 Preferred Stock

On October 27, 2024, the Board declared a stock dividend (the “Dividend”) consisting of an aggregate of 5,000,000 shares (the “Dividend Stock”) of Series 1 Mandatory Exchangeable Preferred Stock, par value $0.0001 per share, of the Company (the “Series 1 Preferred Stock”) to record holders of certain of the Company’s securities as of the close of business on November 7, 2024 (which date was subsequently changed to such later date to be determined in the sole discretion of the Board) (such later record date as so determined by the Board, the “Record Date”). Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series 1 Mandatory Exchangeable Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on October 28, 2024,

the Series 1 Preferred Stock ranks senior to the Common Stock but junior to all other series of Preferred Stock with respect to distributions of assets upon voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company. The holders of Series 1 Preferred Stock may become entitled to a pro rata portion of the number of shares that represents the lesser of (a) 10% of the shares of the Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted), held by the Company as of immediately prior to the Effective Time (as defined below) (taking into account any adjustment for any stock dividend, stock split, reverse stock split or similar transaction) and (b) that number of shares of Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) equal to $200,000,000 divided by the closing price of such Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) on any national securities exchange on which such shares are listed on the date that is 10 trading days prior to the Determination Date (as defined below), which shares shall be paid from the shares of Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) held by the Company as of immediately prior to the Effective Time (taking into account any adjustment for any stock dividend, stock split, reverse stock split or similar transaction). Furthermore, the holders of Series 1 Preferred Stock shall not be entitled to receive any dividends and shall not have any voting rights by virtue of their ownership of any shares of Series 1 Preferred Stock.

For purposes of the Certificate of Designation, (a) “Effective Time” means the effective time of the Semnur Business Combination as determined under the terms of the Semnur Business Combination Agreement, (b) “Determination Date” means, if the Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) is listed for, and trading on, any national securities exchange, the date that is 15 trading days following the Registration Date, (c) “Registration Date” means the earlier of (i) the Effective Time, at which time the shares of Semnur Common Stock (or such other securities into which or for which such stock has been exchanged or converted) are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) the time at which the Registration Statement is declared effective by the SEC and (d) “Registration Statement” means a registration statement, whether under the Exchange Act, or the Securities Act of 1933, as amended (the “Securities Act”), that is filed by Semnur or any successor thereto or affiliate thereof with respect to the registration of the Semnur Common Stock or any securities into which or for which such stock may be exchanged or converted. The Board has the right to change the Record Date and the right to revoke the Dividend at any time prior to the payment date therefor. There can be no assurance that the Board will not revoke the Dividend or that, even if such Dividend is paid, the conditions for the mandatory exchange set forth in the Certificate of Designations will ever occur (including that the Registration Date shall have occurred on or before 11:59 p.m. Eastern time on October 28, 2025).

The Series 1 Preferred Stock does not have any bifurcated features and is classified in equity at par value because the Company had an accumulated deficit position as of Dividend Stock declaration date. As of September 30, 2025 and as of the date of this filing, none of the Dividend Stock or any shares of the Series 1 Preferred Stock were issued or distributed.

Treasury Stock

As of September 30, 2025 and December 31, 2024, there were 1,458,263 and 1,716,245 shares of Treasury Stock, respectively.

At-the-Market Sales Agreement

On December 22, 2023, the Company entered into the ATM Sales Agreement with the Sales Agents, which agreement was voluntarily terminated by the Company effective as of March 5, 2025. Pursuant to the ATM Sales Agreement, the Company was able to offer and sell the ATM Shares through or to the Sales Agents. The Company had no obligation to sell any shares of Common Stock under the ATM Sales Agreement and may suspend offers at any time.

The ATM Shares offered and sold in the Offering were issued pursuant to the Company’s shelf registration statement on Form S-3 (which was initially filed with the SEC on December 22, 2023, as amended, and declared effective on January 11, 2024 (File No. 333-276245)) (the “Shelf S-3 Registration Statement”). The ATM Shares were offered only by means of a prospectus forming a part of the Shelf S-3 Registration Statement.

The Sales Agents were entitled to a commission equal to 3.0% of the gross proceeds from each sale of shares of Common Stock. The Company agreed to reimburse the Sales Agents for certain expenses and has agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

For the nine months ended September 30, 2025, no sales of Common Stock had been made under the ATM Sales Agreement. For the nine months ended September 30, 2024, the Company sold 2,637 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

February 2024 Bought Deal Offering Underwriting Agreement

On February 29, 2024, the Company entered into an underwriting agreement (the “February 2024 BDO Underwriting Agreement”) with Rodman & Renshaw LLC and StockBlock, acting as representatives of the underwriters, to sell, in an underwritten offering (the “February 2024 BDO”), 168,068 shares of Common Stock (the “February 2024 BDO Firm Shares”) and accompanying common warrants to purchase up to an aggregate of 168,068 shares of Common Stock (the “February 2024 BDO Firm Warrants”). The securities in the February 2024 BDO were offered and sold by the Company pursuant to the Shelf S-3 Registration Statement, a base prospectus dated January 11, 2024, and a final prospectus supplement dated February 29, 2024.

The February 2024 BDO closed on March 5, 2024, and the combined price per February 2024 BDO Firm Share and accompanying February 2024 BDO Firm Warrant paid by the underwriters was $54.74, which amount reflects the combined public offering price of $59.50, less underwriting discounts and commissions. Subject to certain ownership limitations, the Common Warrants are immediately exercisable, set to expire five years later, with an exercise price of $59.50 per share, subject to adjustments. Additionally, the Company issued the representative warrants (the “February 2024 BDO Representative Warrants”) to the underwriters, allowing them to purchase up to 13,446 shares of Common Stock, with these warrants being immediately exercisable at $74.38 per share, representing 125% of the combined public offering price per February 2024 BDO Firm Share and accompanying February 2024 BDO Firm Warrant.

The Company accounted for the February 2024 BDO Firm Warrants as a liability classified instrument (see Note 4) and the February 2024 BDO Representative Warrants as an equity classified instrument. The February 2024 BDO Representative Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheet. The issuance costs allocated to the equity component are recorded as the reduction of the offering proceeds and the amounts allocated to the liability component are expensed as incurred within the selling, general and administrative expenses in the Company’s consolidated statements of operations. The fair value of February 2024 BDO Representative Warrants as of the date of issuance was $0.3 million.

On December 11, 2024, the Company entered into a warrant amendment (the “Warrant Amendment”) with one of its investors to exercise the outstanding number of the February 2024 BDO Firm Warrants that the Company issued to such investor in the February 2024 BDO. Pursuant to the Warrant Amendment, the investor agreed to exercise outstanding February 2024 BDO Firm Warrants to purchase an aggregate of 50,421 shares of Common Stock in cash at an amended exercise price of $20.65 per share. During each of the nine months ended September 30, 2025 and 2024, there were no February 2024 BDO Firm Warrants exercised. As of each of September 30, 2025 and December 31, 2024, there were 3,803,447 February 2024 BDO Firm Warrants, which are currently exercisable for an aggregate of up to 108,686 shares of Common Stock outstanding and 470,588 February 2024 BDO Representative Warrants, which are currently exercisable for an aggregate of up to 13,446 shares of our Common Stock outstanding.

April 2024 Registered Direct Offering

On April 23, 2024, the Company entered into a securities purchase agreement (the “April 2024 RDO Purchase Agreement”) with the investor named therein, pursuant to which the Company agreed to sell and issue, in a registered direct offering (the “April 2024 RDO”): (i) an aggregate of 428,572 shares of Common Stock (the “April 2024 RDO Shares”), and (ii) common warrants to purchase up to 428,572 shares of Common Stock (the “April 2024 RDO Common Warrants”). The offering price per April 2024 RDO Share and accompanying April 2024 RDO Common Warrant to purchase one share of Common Stock was $35.00, for aggregate gross proceeds to the Company of $15,000,000, before deducting the placement agent fees and other offering expenses. Subject to certain ownership limitations, the April 2024 RDO Common Warrants are exercisable on the six-month anniversary from the date of issuance, will expire on the five-year anniversary of the date of issuance and have an exercise price of $38.50 per share. The exercise price of the April 2024 RDO Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock.

StockBlock and its affiliate, Rodman & Renshaw LLC, acted as exclusive placement agents (the “April 2024 RDO Placement Agents”) in connection with the April 2024 RDO. As compensation for such placement agent services, the Company paid the April 2024 RDO Placement Agents an aggregate cash fee equal to 8.0% of the gross proceeds actually received by the Company from the April 2024 RDO. The Company also reimbursed the April 2024 RDO Placement Agents $100,000 for actual, reasonable and documented fees and expenses, inclusive of fees and expenses of legal counsel and out-of-pocket expenses and $15,950 for clearing expenses. The Company has also agreed to issue to the April 2024 RDO Placement Agents or their respective designees common warrants, substantially in the form of the April 2024 RDO Common Warrants, to purchase up to 34,286 shares of Common Stock (the “April 2024 RDO Placement Agent Warrants”), representing up to 8.0% of the total number of the April 2024 RDO Shares issued in the April 2024 RDO. The April 2024 RDO Placement Agent Warrants have an exercise price of $43.75 per share (which represents 125% of the combined offering price per share of Common Stock and the April 2024 RDO Common Warrant sold in the April 2024 RDO), will become exercisable on the six-month anniversary of the date of issuance and expire five years from the commencement of sales in the April 2024 RDO.

The Company accounted for the April 2024 RDO Common Warrants as a liability classified instrument (see Note 4) and the April 2024 RDO Placement Agent Warrants as an equity classified instrument. The April 2024 RDO Placement Agent Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The issuance costs allocated to the equity component are recorded as the reduction of the offering proceeds and the amounts allocated to the liability component are expensed as incurred within the selling, general and administrative expenses in the Company's consolidated statements of operations. The fair value of the April 2024 RDO Placement Agent Warrants as the date of issuance was $0.6 million.

As of each of September 30, 2025 and December 31, 2024, there were 15,000,000 April 2024 RDO Common Warrants outstanding, which are currently exercisable for an aggregate of up to 428,572 shares of Common Stock and 1,200,000 April 2024 RDO Placement Agent Warrants outstanding, which are currently exercisable for an aggregate of up to 34,286 shares of Common Stock.

December 2024 Registered Direct Offering

On December 11, 2024, the Company entered into a securities purchase agreement (the “December 2024 RDO Purchase Agreement”) with the investors named therein, pursuant to which the Company agreed to sell and issue, in a registered direct offering (the “December 2024 RDO”): (i) an aggregate of 753,009 shares of Common Stock, (ii) pre-funded warrants to purchase up to 68,604 shares of Common Stock (the “December 2024 RDO Pre-Funded Warrants”) and (iii) common warrants to purchase up to 1,642,871 shares of Common Stock (the “December 2024 RDO Common Warrants” and collectively with the December 2024 RDO Pre-Funded Warrants and the warrants issued to StockBlock pursuant to certain contractual obligations between the Company and StockBlock (the “StockBlock Warrants”), the “December 2024 RDO Warrants”). The combined offering price (a) per share of Common Stock and accompanying December 2024 RDO Common Warrants was $20.65 and (b) per December 2024 RDO Pre-Funded Warrant and accompanying December 2024 RDO Common Warrants was $20.6499. The aggregate gross proceeds to the Company from the December 2024 RDO were approximately $17.0 million, before deducting offering fees and expenses. The Company intends to use the net proceeds from the December 2024 RDO for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock.

The Company accounted for the December 2024 RDO Common Warrants and December 2024 RDO Pre-Funded Warrants as liability classified instruments (see Note 4) and the StockBlock Warrants as an equity classified instrument. The StockBlock Warrants are recognized in additional paid-in capital in the Company’s consolidated balance sheets. The issuance costs allocated to the equity component are recorded as the reduction of the offering proceeds and the amounts allocated to the liability component are expensed as incurred within the selling, general and administrative expenses in the Company’s consolidated statements of operations. The fair value of StockBlock Warrants as of the date of issuance was $1.3 million. On December 26, 2024, the December 2024 RDO Pre-Funded Warrants were exercised by the holder for total net proceeds of approximately $0.2 million.

As of September 30, 2025 and December 31, 2024, there were December 2024 RDO Common Warrants outstanding, which are exercisable for an aggregate of up to 1,013,122 and 1,642,871 shares of Common Stock, respectively, and StockBlock Warrants outstanding which are exercisable for an aggregate of up to 131,472 shares of Common Stock.

10. Stock Incentive and Employee Benefit Plan

2017 Scilex Pharmaceuticals Inc. Equity Incentive Plan

In June 2017, the Board adopted the Scilex Pharmaceuticals Inc. Equity Incentive Plan (the “Scilex Pharma 2017 Plan”). In connection with the corporate reorganization in March 2019, the Scilex Pharma 2017 Plan was terminated. Accordingly, after such time, no additional awards were granted under the Scilex Pharma 2017 Plan. However, the 2017 Stock Option Plan will continue to govern outstanding awards granted thereunder.

Scilex Holding Company 2019 Stock Option Plan

In May 2019, the Board adopted the Scilex Holding Company 2019 Stock Option Plan (the “2019 Stock Option Plan”), which subsequently was amended in December 2020. The 2019 Stock Option Plan was terminated at the closing of the Scilex Business Combination, and no further awards have been granted under the 2019 Stock Option Plan thereafter. However, the 2019 Stock Option Plan will continue to govern outstanding awards granted thereunder.

Scilex Holding Company 2022 Equity Incentive Plan

In October 2022, the Board adopted the Scilex Holding Company 2022 Equity Incentive Plan (the “Equity Incentive Plan”). As of September 30, 2025, a total of 725,397 shares of Common Stock were available and have been reserved for future issuance under the Equity Incentive Plan.

Scilex Holding Company 2023 Inducement Plan

On January 17, 2023, the compensation committee of the Board adopted the Scilex Holding Company 2023 Inducement Plan (the “Inducement Plan”). The Inducement Plan provides for the grant of equity-based awards in the form of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other awards solely to prospective employees of the Company or an affiliate of the Company provided that certain criteria are met. The initial maximum number of shares available for grant under the Inducement Plan is 40,000 shares of Common Stock (subject to adjustment for recapitalizations, stock splits, reorganizations and similar transactions). No awards were granted under the Inducement Plan during the nine months ended September 30, 2025 and 2024.

As of September 30, 2025, options to purchase 1,000,626 shares of Common Stock were outstanding under all equity incentive plans.

The following table summarizes stock option activity during the nine months ended September 30, 2025 (in thousands, except for per share amounts and contractual life):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life, in years	Aggregate Intrinsic Value
Outstanding as of December 31, 2024	1,028	$138.23	6.4	$—
Granted	3	$15.99
Forfeited/Cancelled	(30)	$95.21
Outstanding as of September 30, 2025	1,001	$139.20	5.6	$65
Vested and expected to vest as of September 30, 2025	1,001	$139.20	5.6	$65
Exercisable as of September 30, 2025	812	$124.95	5.1	$51

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the fair value of the Common Stock for the options that had exercise prices that were lower than the per share fair value of the Common Stock as of the measurement date of the intrinsic value. The weighted-average grant date fair value per share of stock options were granted during the nine months ended September 30, 2025 was $12.94 per share. No options were exercised during the nine months ended September 30, 2025. The maximum term of options granted under each of the equity incentive plans is ten years.

Total stock-based compensation recorded within operating expenses was $3.3 million and $3.7 million for the three months ended September 30, 2025 and 2024, respectively and $9.8 million and $10.9 million for the nine months ended September 30, 2025 and 2024, respectively.

The total unrecognized compensation costs related to unvested employee and non-employee stock option grants as of September 30, 2025 were $17.2 million, which the Company expects to recognize over a weighted-average period of approximately 1.6 years.

Scilex Holding Company 2022 Employee Stock Purchase Plan

In October 2022, the Board adopted the Scilex Holding Company 2022 Employee Stock Purchase Plan (the “ESPP”). The purchase price of the Common Stock is equal to 85% of the lesser of the market value of such shares at the beginning of an offering period or the date of purchase. As of September 30, 2025, the total number of shares of Common Stock that may be issued under the ESPP shall not exceed 170,573, which was increased from 127,902 shares as a result of automatic annual increase on January 1, 2025.

Total stock-based compensation recorded as operating expense for the ESPP was $7.8 thousand and $84.6 thousand for the three and nine months ended September 30, 2025, respectively and $74.2 thousand and $0.2 million for the three and nine months ended September 30, 2024, respectively.

As of September 30, 2025, there were 4,072 shares of Common Stock issued under the ESPP.

Valuation Assumptions

The Company calculates the fair value of stock options granted to employees and nonemployees and shares issued under ESPP using the Black-Scholes option pricing method. The Black-Scholes option pricing method requires the use of subjective assumptions.

The following assumptions were used in the Black-Scholes option pricing model to estimate stock-based compensation on the date of grant for stock options:

Nine Months Ended September 30, 2025
Stock options:
Expected dividend yield	0.00%
Expected volatility	98.45%
Risk-free interest rate	4.01%
Term of options (in years)	6.25
Employee stock purchase plan:
Expected dividend yield	0.00%
Expected volatility	112.87%
Risk-free interest rate	4.31%
Expected life (in years)	0.49

Semnur 2024 Stock Option Plan

Concurrent with the signing of the Semnur Business Combination Agreement, the Board, the Company (as the sole stockholder of Semnur) and the board of directors of Semnur approved the 2024 Stock Option Plan (the “Semnur 2024 Plan”). Under the Semnur 2024 Plan, 40,000,000 shares of Semnur Common Stock were reserved for future issuance and Nonstatutory Stock Options (“NSOs”) to purchase the same amount of Semnur Common Stock were granted to certain executive officers of Semnur. The NSOs were granted on August 30, 2024 and expire on August 30, 2034. No expense was recorded in connection with the NSOs as of September 30, 2025, as until the date on which all payments and all obligations under the Oramed Note have been paid in full in cash, such options will not be or become exercisable, eligible for exchange, redemption or repurchase, eligible to participate in any dividends or distributions or have any voting rights in respect of the Company or any of its current or future subsidiaries of the Company.

Employee Benefit Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company made matching contributions to the 401(k) plan totaling $0.1 million for each of the three months ended September 30, 2025 and 2024, and $0.4 million and $0.5 million for each of the nine months ended September 30, 2025 and 2024.

Retainer Shares

On February 13, 2023, the Company entered into a Stock Issuance Agreement (the “2023 SIA”) with a law firm for the provision of legal services to the Company. Under the 2023 SIA, the Company issued 114,286 shares of Common Stock to the law firm. On July 1, 2024, the Company entered into another Stock Issuance Agreement (the “2024 SIA”) with the same law firm for the provision of legal services to the Company. Under the 2024 SIA, the Company issued 285,714 shares of Common Stock to the same law firm.

On July 22, 2025, Legacy Semnur entered into a stock issuance agreement with the law firm named therein pursuant to which the law firm was issued 10,000,000 shares of Legacy Semnur common stock as a retainer for legal services and payment for prior services. Upon the closing of the Semnur Business Combination, the shares were exchanged for 12,500,000 shares (i.e., the then-existing 10,000,000 shares of Legacy common stock multiplied by the Exchange ratio) of Common Stock.

All such shares are held by the law firm as collateral for current and future outstanding legal fees due from the Company (the “Retainer Shares”). At the option of the law firm, the Retainer Shares may be sold and the net proceeds may be applied against the outstanding legal fees. The Retainer Shares not applied against the outstanding legal fees due will be returned to the Company. As of September 30, 2025, it was not probable that any of the Retainer Shares would be applied against any outstanding legal fees.

11. Variable Interest Entities

Scilex Bio, Inc. Acquisition

On April 17, 2025, the Company established a majority and controlling interest in Scilex Bio, a newly formed legal entity created to develop and commercialize KDS2010, a next-generation reversible MAO-B Inhibitor, a novel inhibitor of aberrant GABA production in reactive astrocytes for the treatment of obesity and neurodegenerative diseases including Alzheimer’s disease in the United States. At formation, the Company contributed 5,000,000 shares of common stock, par value $0.00001 per share, of Semnur (the “Semnur Common Stock”) to Scilex Bio in exchange for a 60% equity interest. IPMC Company (“IPMC”) made certain representations to Scilex Bio regarding its rights in certain license and commercialization rights to KDS2010 and agreed to contribute such rights to Scilex Bio in exchange for a 40% equity interest.

The Company evaluated Scilex Bio under the variable interest entity (“VIE”) model in accordance with ASC 810 and concluded that Scilex Bio is a VIE because it lacked sufficient equity at risk to finance its activities without additional subordinated support. Due to the Company’s power to direct key activities through its majority board representation and its significant economic exposure through its 60% equity interest, it was determined that the Company was the primary beneficiary of Scilex Bio. As a result, the Company consolidated Scilex Bio beginning on the formation date.

The Company further concluded that Scilex Bio did not meet the definition of a business under ASC 805, Business Combinations. Therefore, the transaction was accounted for as an asset acquisition under ASC 805-50. As the shares of Semnur Common Stock were contributed by the Company (the parent) to an entity under common control, they were recorded at their historical carrying value of $0 in the consolidated condensed financial statements. The KDS2010 license rights contributed by IPMC were recorded at 40% of their estimated fair value of $9.4 million for $4.9 million and immediately expensed as in-process research and development (“IPR&D”) in accordance with ASC

730, Research and Development, as the contributed IP had no alternative future use. A current liability of $1.1 million was also recognized for the initial upfront payment due under the licensing arrangement (further discussed below).

Additionally, the Company recorded $1.8 million in additional paid-in capital as a capital contribution. For the three and nine months ended September 30, 2025, net loss from Scilex Bio attributable to the noncontrolling interest was $0.2 million and $1.9 million, respectively.

As of September 30, 2025, Scilex Bio had not commenced revenue-generating operations and remains focused on early-stage development efforts for KDS2010. The Company will reassess its primary beneficiary status and the VIE conclusion for Scilex Bio upon the occurrence of any reconsideration events.

In connection with the formation of Scilex Bio, on April 17, 2025, the entity entered into a license agreement with IPMC and NeuroBioGen Company (“NBG”), under which it obtained exclusive rights to develop and commercialize KDS2010 globally, except for Korea. Under the terms of the agreement, Scilex Bio may be required to make aggregate payments of up to KRW 6.5 trillion (approximately $4.8 billion) to NBG, consisting of an upfront fee of KRW 1.5 billion (approximately $1.1 million), and KRW 68.5 billion (approximately $50.7 million) contingent upon the achievement of specified development, regulatory and commercial milestones. Scilex Bio is also required to pay royalties equal to 5% of net sales of licensed products, payable quarterly until the expiration of the last-to-expire licensed patent. Aggregate payments to NBG are capped at KRW 6.5 trillion (approximately $4.8 billion). As of September 30, 2025, only the first tranche of the upfront fee (KRW 1.5 billion or approximately $1.1 million) had become payable, subject to the satisfaction of certain obligations on the part of NBG, and was recorded as a current liability.

Semnur

On September 22, 2025, the Company’s majority owned subsidiary Semnur completed the Semnur Business Combination Agreement (see Note 5). Semnur is the Company’s majority owned clinical late-stage pharmaceutical company focused on the development and commercialization of SEMDEXA.

The Semnur Business Combination was accounted for as a reverse recapitalization. Because the Company controlled Semnur before the Business Combination and also controls Semnur following the Semnur Business Combination, Denali was treated as the “acquired” company for financial reporting purposes. Accordingly, the Semnur Business Combination was treated as the equivalent of Semnur issuing stock for the net assets of Denali, accompanied by a recapitalization whereby the net assets of Denali will be stated at historical cost and no goodwill or other intangible assets are recorded.

Due to the changes in ownership structure related to the above transactions, the Company reevaluated Semnur under the VIE model in accordance with ASC 810. The Company concluded that Semnur is a VIE because it lacked sufficient equity at risk to finance its activities without additional subordinated support. Due to the Company’s power to direct key activities through its majority board representation and its significant economic exposure, it was determined that the Company was the primary beneficiary of Semnur. As a result, the Company continues to consolidate Semnur and records the interest that the Company does not own as noncontrolling interest in the condensed consolidated financial statements.

The Company’s condensed consolidated balance sheet at September 30, 2025 includes balances for Semnur of $0.1 million for cash and cash equivalents, $0.7 million property and equipment, net, $4.3 million accounts payable, $1.3 million accrued expenses, and $4.5 million note payable.

12. Commitments and Contingencies

Product Development Agreement

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi (together, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103 (the “Products”), for Scilex Pharma. The Developers initially developed and have intellectual property rights relating to the Products. Pursuant to the Product Development Agreement, Scilex Pharma acquired an exclusive right to develop and commercialize the

Products worldwide except for Japan. The Developers are responsible for sourcing and supplying lidocaine for development and commercialization purposes.

Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits. Scilex Pharma made royalty payments in the amount of $2.8 million for each of the three months ended September 30, 2025 and 2024, respectively, and $4.6 million and $7.2 million for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025 and December 31, 2024, Scilex Pharma had ending balances of accrued royalty payables of $3.6 million and $2.2 million, respectively. Total royalty expense recorded within cost of revenue was $1.9 million and $2.2 million for the three months ended September 30, 2025 and 2024, respectively, and $4.2 million and $6.9 million for the nine months ended September 30, 2025 and 2024, respectively.

Net profits are defined as net sales, less cost of goods and marketing expenses. Net sales are defined as total gross sales of any Product, less all applicable deductions, to the extent accrued, paid or allowed in the ordinary course of business with respect to the sale of such Product, and to the extent that they are in accordance with GAAP. If Scilex Pharma were to sublicense the licensed technologies, the Developers will receive the same proportion of any sublicensing fees received therefrom. The Product Development Agreement will continue in full force and effect until October 2, 2028, the date that is ten years from the date of the first commercial sale of ZTlido. The Product Development Agreement will renew automatically for subsequent successive one-year renewal periods unless Scilex Pharma or the Developers terminate it upon six-months’ written notice.

On February 16, 2017, Scilex Pharma entered into a Commercial Supply Agreement (as amended, the “Supply Agreement”) with the Developers to provide commercial supply of ZTlido and SP-103 to Scilex Pharma. The Supply Agreement contains standard terms regarding term, termination, payment, product quality and supply. In addition, the agreement provides additional terms regarding the calculation and amount of marketing expenses that may be deducted from net sales for purposes of determining the amount of net profit under the Product Development Agreement.

Sales Operations Services

In November 2014, Scilex Pharma entered into a project agreement with a vendor, pursuant to which the vendor has agreed to perform certain services in accordance with written work orders, which was subsequently superseded by a new project agreement entered into in May 2025 (the “Project Agreement”). In connection with the detailing services, the Project Agreement provides that the vendor will provide Scilex Pharma with full-time sales representatives who shall detail the Product by making calls pursuant to a call plan on targets. In connection with the sales operation services, the vendor will provide certain services required for the initial implementation and ongoing operation of the sales force.

In May 2025, Scilex Pharma and the vendor entered into a work order in which the parties agreed to convert substantially all of the sales representatives allocated under the Project Agreement to become employees of the vendor. The work order shall be in effect and remain in effect until the thirty-six months anniversary of the Deployment Date, as set forth in accordance with the terms of the Project Agreement, which is June 3, 2025, or until terminated in accordance with the terms of the Project Agreement or unless extended as provided therein (the “Term”). The Term may be extended for additional periods of one (1) year (each, an “Additional Term”) upon the mutual written agreement of the parties not less than sixty (60) days before the end of the Term or any Additional Term. Scilex Pharma paid a one-time implementation fee of $72 thousands associated with the operational setup and the recruiting of the sales representatives and will pay fixed monthly fee of $1.2 million for year one and $1.3 million for each of year two and year three.

Pursuant to the terms set forth in the Project Agreement, either party may terminate this work order without cause upon ninety (90) days prior written notice to the other party; provided, however, that such termination by Scilex Pharma may not occur prior to the twelve (12) month anniversary of the Deployment Date.

Investment Agreement

In August 2025, Scilex Bio entered into an Investment Commitment Agreement (the “Investment Agreement”) with PA OPS Investor LLC (“Investor LLC”). Pursuant to the terms of the agreement, the Company committed to providing $2.5 million in future funding, contingent upon Investor LLC successfully identifying and acquiring a target company for investment by December 31, 2025. As of September 30, 2025, no such acquisition had occurred, and no funding has been provided. Accordingly, this commitment is not reflected in the consolidated financial statements, but represents potential future cash outflows.

Litigation

From time to time, the Company may be subject to claims and legal proceedings arising in the ordinary course of business. The Company evaluates each matter and assesses its potential financial exposure. If the potential loss from a legal proceeding is considered probable and the amount can be reasonably estimated, the Company records an accrual for the estimated loss. Because the outcome of legal proceedings is inherently uncertain, significant judgment is required in assessing the likelihood of a loss and whether the amount is reasonably estimable. The Company’s assessments and any recorded accruals are based on information available at the time of evaluation. As additional information becomes available, the Company re-evaluates its estimates and may adjust recorded liabilities accordingly.

Former Employee Action

On March 12, 2021, Scilex Pharma and Sorrento (the “Plaintiffs”) filed an action (the “Former Employee Action”) in the Delaware Court of Chancery against the former President of Scilex Pharma, Anthony Mack, and Virpax Pharmaceuticals, Inc. (“Virpax”, and together with Mr. Mack, the “Defendants”), a company founded and then headed by Mr. Mack, alleging, among other things, breach by Mr. Mack of a restrictive covenant agreement with Sorrento related to his sale of his Scilex Pharma stock to Sorrento, tortious interference with that agreement by Virpax, breach of Mr. Mack’s fiduciary duties to Scilex Pharma, aiding and abetting of that breach by Virpax, and misappropriation of Scilex Pharma’s trade secrets by Mr. Mack and Virpax. Such lawsuit sought, among other relief, damages and various forms of injunctive relief. The case was tried from September 12, 2022 to September 14, 2022. On September 1, 2023, the court found in favor of the Plaintiffs on all but three counts deemed to have been waived. In its 95-page opinion, the court instructed the parties to submit supplemental briefing on the appropriate remedy to implement its rulings. On October 18, 2023, the Plaintiffs submitted a supplemental brief on remedies. On November 29, 2023, Defendants submitted a supplemental brief on remedies. On December 21, 2023, the Plaintiffs submitted a supplemental reply brief on remedies. On February 26, 2024, we and Virpax entered into a term sheet regarding a mutual release and settlement agreement, pursuant to which the parties have agreed to resolve the ongoing disputes. On February 29, 2024, we and Virpax entered into a definitive settlement agreement, which provides for, among other things, that Virpax would be obligated to make the following payments to us to settle the Former Employee Action: (i) $3.5 million (the “Initial Payment”) by two business days after the Effective Date (as defined therein), which payment has been made; (ii) $2.5 million by July 1, 2024, which payment was made on July 8, 2024 and (iii) to the extent any of the following drug candidates are ever sold, royalty payments of (a) 6% of annual Net Sales (as defined therein) of Epoladerm; (b) 6% of annual Net Sales of Probudur and (c) 6% of annual Net Sales of Envelta during the Royalty Term (as defined therein). We and Virpax provided mutual releases of all claims that existed as of the Effective Date, whether known or unknown, arising from any allegations set forth in the Former Employee Action. Plaintiffs’ release relates to claims against Virpax only, which does not affect our claims against Mr. Mack. Plaintiffs have not released Mr. Mack, and litigation against him remains ongoing. The Court requested further briefing on the remedies solely as to the remaining defendant, Mr. Mack. The parties filed further briefing and then presented oral argument on November 15, 2024. The Court’s issued its decision on damages as to Mr. Mack on July 31, 2025, crediting Mr. Mack for settlement amounts previously paid to Plaintiffs by Virpax, on the count for which Mr. Mack was found liable, and assessing costs against Mr. Mack for one-third of Plaintiffs’ attorneys fees. The parties are awaiting the entry of final judgment.

ZTlido Patent Litigation

On June 22, 2022, the Company filed a complaint against Aveva Drug Delivery Systems, Inc. (“Aveva”), Apotex Corp., and Apotex, Inc. (together, “Apotex”) in the U.S. District Court for the Southern District of Florida (the “ZTlido Patent Litigation”) alleging infringement of certain Orange Book listed patents covering ZTlido (the “ZTlido Patents”). The ZTlido Patent Litigation was initiated following the submission by Apotex, in accordance with the procedures set out in the Hatch-Waxman Act, of an abbreviated new drug application (“ANDA”). Apotex’s ANDA seeks approval to market a generic version of ZTlido prior to the expiration of the ZTlido Patents and alleges that the ZTlido Patents are invalid, unenforceable, and/or not infringed. The Company is seeking, among other relief, an order that the effective date of any FDA approval of Apotex’s ANDA be no earlier than the expiration of the asserted patents listed in the Orange Book, the latest of which expires on May 10, 2031, and such further and other relief as the court may deem appropriate. Apotex and Aveva were subject to an automatic 30-month stay preventing them from selling a generic version of ZTlido during that time, which was extinguished by the U.S. District Court decision described below. Aveva received FDA approval for any generic version of ZTlido on March 25, 2025. The two Apotex entities were dismissed from the litigation without prejudice, as they no longer had an interest in the generic product that Aveva seeks to market. Before trial, Aveva dropped its challenge to the validity and enforceability of the Company’s patents. Trial in the ZTlido Patent Litigation was held from July 8, 2024 to July 11, 2024. Final post-trial briefing was submitted by the parties on July 25, 2024, and the case was submitted to the U.S. District Court for the Southern District of Florida. On August 26, 2024, that court issued a decision finding that Aveva’s product does not infringe the Company’s ZTlido Patents. The Company is appealing that decision to the U.S. Court of Appeals for the Federal Circuit, and it filed a Notice of Appeal with the U.S. District Court for the Southern District of Florida on September 25, 2024. Briefing has been completed in that appeal. The parties are awaiting the Federal Circuit’s scheduling of oral argument.

Former Employees Litigation

On November 3, 2023, four former employees of the Company filed a complaint in California Superior Court in San Diego County, consisting of claims for back compensation that they allege were promised but not paid to them. The Company investigated those claims, conducted and responded to discovery, and vigorously contested this lawsuit. The parties concluded a settlement of all claims on June 2, 2025, the terms of which are confidential.

Operating Leases

The Company leases administrative and research and development facilities under various non-cancelable lease agreements. Facility leases generally provide for periodic rent increases and may include options to extend. As of September 30, 2025, the Company’s leases have remaining lease terms of approximately 2.0 years. The terms of the Company’s leases, ranging from 3 to 5 years, include extension options that are not reasonably certain to be exercised. Many of the Company’s leases are subject to variable lease payments. Variable lease payments are recognized in the period in which the obligations for those payments are incurred, are not included in the measurement of the right-of-use (“ROU”) assets or lease liabilities, and are immaterial.

As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. As of September 30, 2025, the Company has no finance leases.

Lease expense was $0.3 million for each of the three months ended September 30, 2025 and 2024, and $0.8 million for each of the nine months ended September 30, 2025 and 2024 and was primarily comprised of operating lease costs. The lease expense included variable lease costs and sublease income, which were immaterial for the periods presented.

Supplemental quantitative information related to leases includes the following:

	Nine Months Ended September 30,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases (in thousands)	$(227)	$(278)
Weighted average remaining lease term in years — operating leases	2.0	3.2
Weighted average discount rate — operating leases	11.0%	11.0%

Approximate future minimum lease payments under operating leases were as follows (in thousands):

Amount
2025 (Remainder of 2025)	$234
2026	944
2027	724
Total lease payments	1,902
Less imputed interest	(188)
Total lease liabilities	1,714
Less current portion of lease liability	796
Lease liability, net of current portion	$918

13. Net Loss Per Share

The following table sets forth the reconciliation of basic and diluted loss per share for the three and nine months ended September 30, 2025 and 2024 (in thousands except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss attributable to Scilex Holding Company	$(257,234)	$(4,388)	$(325,622)	$(66,347)
Deemed dividend for anti-dilution adjustments to Penny Warrants upon Reverse Stock Split	—	—	(43,753)	—
Net loss for basic and diluted loss per share attributable to common stockholders	$(257,234)	$(4,388)	$(369,375)	$(66,347)
Weighted average number of shares outstanding	5,138	3,351	5,100	3,127
Weighted average common stock warrants exercisable for nominal consideration	6,466	4,206	6,489	2,067
Weighted average number of shares, basic and diluted	11,604	7,557	11,588	5,194
Loss per share
Basic and diluted	$(22.17)	$(0.58)	$(31.88)	$(12.77)

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share is computed using the weighted average number of Common Stock and, if dilutive, potential Common Stock outstanding during the period. Potential Common Stock consists of the incremental Common Stock issuable upon the exercise of stock options and warrants (using the treasury stock method or the reverse treasury stock method, as applicable).

In the computation of net loss per share, treasury shares are not included as part of the outstanding shares.

In accordance with FASB ASC 260, Earnings Per Share, Penny Warrants are warrants that would be exercised for no or little consideration and therefore should be included in the calculation of weighted average shares outstanding for purposes of calculating basic and diluted net income (loss) per share. The Closing Penny Warrants become exercisable upon the passage of time and are included in basic and diluted net income (loss) per share from the closing date of September 21, 2023. The Subsequent Penny Warrants to purchase up to an aggregate of 8,500,000 shares of Common Stock are not vested as of the closing date of September 21, 2023 and the vesting is based on the passage of time, the Company’s repayment of the Oramed Note or the occurrence of the Management Sale Trigger Date (as defined therein). Therefore, these Subsequent Penny Warrants are included in the computation for diluted net income per share once all other exercise contingencies are removed except for the passage of time.

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	September 30,	September 30,
	2025	2024
Stock options	1,000,626	981,519
Retainer Shares	399,999	399,999
Shares issuable under Tranche B Notes	604,239	—
Public Warrants	156,115	156,220
Private Warrants	28,572	28,572
Shares issuable under ESPP	9,561
Shares issuable under the SIPA	8,571	8,571
February 2024 BDO Firm Warrants	108,686	159,068
February 2024 BDO Representative Warrants	13,446	13,446
April 2024 RDO Common Warrants	428,572	428,572
April 2024 RDO Placement Agent Warrants	34,286	34,286
Deposit Warrants	3,250,000	3,250,000
October 2024 Noteholder Warrants	107,142	—
October 2024 Placement Agent Warrants	104,848	—
December 2024 RDO Common Warrants	1,013,122	—
Fee Warrant	—	7,142
StockBlock Warrants	131,472	—
New Tranche B Warrants	500,000	—
September 2025 Warrants	275,000	—
Total	8,174,257	5,467,395

14. Subsequent Events

Equity Line of Credit

On October 30, 2025 the Company and Tumim entered into the Termination Agreement, pursuant to which each of the Original Agreements shall terminate upon payment in full of an aggregate of $2.7 million by the Company to Tumim in lieu of the issuance of the Commitment Shares with $500,000 to be paid on or before each of October 31, 2025 and November 14, 2025 and the remaining $1.7 million to be paid on or before December 15, 2025. The Company made the first two payments on October 31, 2025 and November 13, 2025, respectively.

Datavault License Agreement

On November 3, 2025, the Company entered into a license agreement with Datavault (the “Datavault License Agreement”).

Under the Datavault License Agreement, among other things, Datavault granted the Company a worldwide, exclusive, non-transferable license, with the right to sublicense, under the patents and know-how specified therein to among other things, research, develop, make, have made, use, sell, have sold, offer for sale, import, export, register, market, promote, advertise, commercialize and distribute the Proprietary Materials (as defined in the Datavault License Agreement, including a suite of patents related to Datavault’s data platforms and any products created therefrom within the Target Market (as defined below).

With respect to the foregoing, “Target Market” shall mean industries including biotechnology, biopharmaceutical, genetic, diagnostic, and data-related industries, and any markets relating to the generation, use, storage, analysis, tokenization, and exchange of DNA, genetic, diagnostic, and therapeutic data or materials.

The Datavault License Agreement expires upon the expiry of the patents underlying the Proprietary Materials, at which point the license shall become perpetual, irrevocable, non-exclusive and royalty-free. The Datavault License Agreement is subject to earlier termination if, among other things: (i) either party ceases to exist or becomes insolvent, (ii) either party commits a material breach of the Datavault License Agreement, (iii) the Company fails to make any required payment to Datavault that is not cured within 15 days, or (iv) the Company does not achieve and maintain annual royalty payments to Datavault of a minimum of $1,000,000 after 24 months following the date of the Datavault License Agreement.

As consideration for the license under the Datavault License Agreement, the Company agreed to pay Datavault (a) a non-refundable license fee of $10,000,000, payable in four equal installments of $2,500,000 on or before the last day of each fiscal quarter, beginning on December 31, 2025, (b) subject to achievement of certain net sales for the Licensed Product (as defined therein), up to an aggregate of $2,550,000,000, and (c) a five-percent (5%) royalty on net sales of the Product (as defined therein) during the applicable royalty term under the Datavault License Agreement.

The Datavault License Agreement contains customary reciprocal indemnification obligations for Datavault and the Company and customary representations and warranties.

Sale of Datavault Shares

Subsequent to September 30, 2025, the Company sold 10,224,112 shares of Datavault for aggregate gross proceeds totaling $20.7 million. The Company used $5.7 million to repurchase Bitcoin from Datavault and $15.0 million was used for working capital.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with the unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on Form 10-Q and our consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025 (the “Annual Report on Form 10-K”). In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this Quarterly Report on Form 10-Q, including those set forth in the sections of this Quarterly Report on Form 10-Q titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” As a result of these risks, you should not replace undue reliance on these forward-looking statements. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in this Quarterly Report on Form 10-Q reflects the effect of the Reverse Stock Split.

Overview

We are an innovative revenue-generating company focused on acquiring, developing and commercializing non-opioid management products for the treatment of acute and chronic pain. We believe that our innovative non-opioid product portfolio has the potential to provide effective pain management therapies that can have a transformative impact on patients’ lives. We target indications with high unmet needs and large market opportunities with non-opioid therapies for the treatment of patients with acute and chronic pain and are dedicated to advancing and improving patient outcomes. We launched our first commercial product in October 2018, in-licensed two commercial products in 2022 and 2023, and are developing our late-stage pipeline. Our commercial product, ZTlido (lidocaine topical system) 1.8% (“ZTlido”), is a prescription lidocaine topical product approved by the U.S. Food and Drug Administration (“FDA”) for the relief of neuropathic pain associated with post-herpetic neuralgia (“PHN”), which is a form of post-shingles nerve pain. ZTlido possesses novel delivery and adhesion technology designed to address many of the limitations of current prescription lidocaine patches by providing significantly improved adhesion and continuous pain relief throughout the 12-hour administration period. We market ZTlido through a dedicated sales force of approximately 65 people, targeting 10,000 primary care physicians, pain specialists, neurologists and palliative care physicians who we believe treat the majority of PHN patients. We in-licensed the exclusive right to commercialize GLOPERBA (colchicine USP) oral solution (“GLOPERBA”), an FDA-approved prophylactic treatment for painful gout flares in adults, in the United States (“U.S.” or the “United States”). We launched GLOPERBA in June 2024 and believe we are well-positioned to market and distribute the product. In January 2025, we in-licensed the rights to commercialize GLOPERBA outside the U.S. In February 2023, we acquired the rights to patents, trademarks, regulatory approvals and other rights related to ELYXYB (celecoxib oral solution) (“ELYXYB”) and its commercialization in the U.S. and Canada. In April 2023, we launched ELYXYB in the U.S. for the treatment of acute migraine, with or without aura, in adults. In January 2025, we received approval from Health Canada’s Pharmaceutical Drugs Directorate, Bureau of Cardiology, Allergy and Neurological Sciences for ELYXYB for the acute treatment of migraine with or without aura in Canada.

Our development pipeline consists of three product candidates, (i) SP-102 (“SEMDEXA”) (10 mg, dexamethasone sodium phosphate viscous gel), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain or sciatica with the second Phase 3 study initiated in September 2025, (ii) SP-103 (lidocaine topical system) 5.4% (“SP-103”), a Phase 2, next-generation, triple-strength formulation of ZTlido, for the treatment of chronic neck pain associated with muscle spasms and for which we have completed a Phase 2 trial in acute low back pain (“LBP”), and (iii) SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”), a novel low-dose delayed-release naltrexone hydrochloride formulation for treatment of fibromyalgia, for which Phase 1 trials were completed.

SEMDEXA has been granted fast track designation by the FDA and, if approved, could become the first FDA-approved alternative to off-label epidural steroid injections, which are administered over 12 million times annually in the United States. We have completed a pivotal Phase 3 study with final results received in March 2022, which results reflected achievement of primary and secondary endpoints, and initiated the second Phase 3 study in September 2025. SP-103 has also been granted fast track designation by the FDA for LBP. We received our SP-103 Phase 2 top-line results in August 2023 and the trial achieved its objectives characterizing safety, tolerability and preliminary efficacy of SP-103 in acute LBP associated with muscle spasms. SP-103 was safe and well tolerated. Increase of lidocaine load in topical system by three times, compared with approved ZTlido, 5.4% vs. 1.8%, did not result in signs of systemic toxicity or increased application site reactions with daily applications over one month treatment. We will continue to analyze the SP-103 Phase 2 trial data along with an investigator study of ZTlido in patients with neck pain completed in the second half of 2023, which also has shown promising top-line efficacy and safety results. SP-103, if approved, could become the first FDA-approved lidocaine topical product for the treatment of chronic neck pain associated with muscle spasms. SP-103 is a triple-strength lidocaine topical system designed to deliver a dose of lidocaine three times higher than any lidocaine topical product that we are aware of, either approved or in development. We are examining SP-103 as a treatment for chronic neck pain associated with muscle spasms, a condition with high unmet need which we expect could affect over 20 million patients in the United States as of 2023. On October 20, 2024, we announced the successful end of a Phase 2 meeting with the FDA and leading to an agreed path forward to a new drug application (“NDA”) for our product candidate, SP-103.

We currently contract with third parties for the manufacture, assembly, testing, packaging, storage and distribution of our products. We obtain our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. Prior to April 2022, we relied on a single third-party logistics distribution provider, Cardinal Health 105, for ZTlido distribution in the United States. Cardinal Health 105 purchased and shipped ZTlido to customer wholesale distribution centers. Cardinal Health 105 also performed order management services on our behalf. On April 2, 2022, we announced the expansion of our direct distribution network to national and regional wholesalers and pharmacies. Cardinal Health 105 will continue to provide traditional third-party logistics functions for us.

Since our inception, we have invested substantial efforts and financial resources into acquiring product and technology rights while building our intellectual property portfolio and infrastructure. In June 2022, we in-licensed the exclusive right to commercialize GLOPERBA oral solution, an FDA-approved prophylactic treatment for painful gout flares in adults, in the U.S. In February 2023, we acquired rights to FDA-approved ELYXYB in the U.S. and Canada for the acute treatment of migraine. We intend to continue to explore and evaluate additional opportunities such as these to grow our business. We have incurred significant operating losses as a result of such investment efforts, including the development of SEMDEXA, conducting of Phase 3 trials for SEMDEXA, and the development of SP-103 and SP-104. Our ability to generate sufficient revenue to achieve profitability will depend on the successful commercialization of our products, ZTlido, GLOPERBA and ELYXYB, and the development of our product candidates. We had a net loss of $257.8 million and $4.4 million for the three months ended September 30, 2025 and 2024, and a net loss of $327.9 million and $66.3 million for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, we had an accumulated deficit of $888.7 million. As of September 30, 2025, we had cash and cash equivalents of approximately $0.9 million. Our management has concluded that there is substantial doubt about our ability to continue as a going concern for one year after the date that the unaudited condensed consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information.

We expect to continue to make investments in our sales and marketing organization and expand digital marketing efforts to broaden awareness of ZTlido, GLOPERBA and ELYXYB and in research and development, clinical trials and regulatory affairs to develop our product candidates, SEMDEXA, SP-103 and SP-104. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We may be unable to raise additional funds or enter into such agreements or arrangements when needed on favorable terms, or at all. If adequate funds on acceptable terms are not available when needed, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA and ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

Recent Developments

Semnur Business Combination

On September 22, 2025, the Company, together with Denali, Denali Merger Sub and Legacy Semnur, consummated the Semnur Business Combination. In connection with the Semnur Business Combination, Denali changed its name from Denali Capital Acquisition Corp. to Semnur Pharmaceuticals, Inc. Pursuant to the Semnur Business Combination, the Company acquired all of the issued and outstanding equity interests of Legacy Semnur and Denali.

Semnur’s common stock and warrants were listed on the OTC Markets Group, Inc. on September 23, 2025 under the new ticker symbols “SMNR” and “SMNRW”, respectively.

Digital Assets

On September 23, 2025, as part of our cryptocurrency acquisition and treasury strategy, we entered into a securities agreement with Biconomy PTE Ltd (“Biconomy”), pursuant to which we sold to Biconomy an aggregate of 12,500,000 Semnur Common Shares held by us for proceeds of $200.0 million in Bitcoin.

Overview of the Cryptocurrency Industry and Market

Cryptocurrency refers to digital assets that are issued by and transmitted through an open-source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. These networks host public transaction ledgers, known as blockchains, on which cryptocurrency holdings and all validated transactions that have ever taken place on the cryptocurrency’s network are recorded. Balances of cryptocurrency are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of the cryptocurrency. The blockchain can be updated without any single entity owning or operating the network.

There are numerous digital assets and many entities, including consortia and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the bitcoin network. For example, in late 2022, the ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets include “stablecoins,” which are designed to maintain a peg to a reference price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States and the European Union have been discussing the potential creation of new CBDCs.

Cryptocurrency Industry Participants

The primary cryptocurrency industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners. Miners range from cryptocurrency enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine cryptocurrency blocks.

Investors and Traders. Cryptocurrency investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell cryptocurrency or cryptocurrency-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represents the first time the SEC has approved the listing and trading of ETPs that acquire, hold and sell cryptocurrency directly. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to cryptocurrency through traditional brokerage accounts.

Digital Asset Exchanges. Digital asset exchanges provide trading venues for purchases and sales of cryptocurrency in exchange for fiat or other digital assets. Cryptocurrency can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on cryptocurrency trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for cryptocurrency also exist. The value of a cryptocurrency within the market is determined, in part, by the supply of and demand for the cryptocurrency in the global cryptocurrency market, market expectations for the adoption of the cryptocurrency as a store of value, the number of merchants that accept the cryptocurrency as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers. Service providers offer a multitude of services to other participants in the cryptocurrency industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by cryptocurrency collateral, and financial advisory services. If adoption of a cryptocurrency network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for such cryptocurrency network.

Government Regulation of Cryptocurrency

The laws and regulations applicable to cryptocurrency and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (the “CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of cryptocurrency, the markets for cryptocurrency in general, and our activities in particular, our business and our cryptocurrency acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our cryptocurrency strategy. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin to be a security under the federal securities laws, and the approval of the spot bitcoin ETPs support this view. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets.

In addition, because transactions in cryptocurrency provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of cryptocurrency and cryptocurrency platforms, and there is the possibility that law enforcement agencies could close cryptocurrency platforms or other cryptocurrency-related infrastructure with little or no notice and prevent users from accessing or retrieving cryptocurrency held via such platforms or infrastructure. For example, in her January 2021 nomination hearing before the Senate Finance Committee, Treasury Secretary Janet Yellen noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. The Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals.

As noted above, activities involving cryptocurrency and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On March 9, 2022, former President Biden signed an executive order relating to cryptocurrencies. While the executive order did not mandate the adoption of any specific regulations, it instructed various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. CBDC. On September 16, 2022, the White House released a framework for digital asset development, based on reports from various government agencies, including the U.S. Department of Treasury, the Department of Justice, and the Department of Commerce. Among other things, the framework encourages regulators to pursue enforcement actions, issue guidance and rules to address current and emergent risks, support the development and use of innovative technologies by payment providers to increase access to instant payments, consider creating a federal framework to regulate nonbank payment providers, and evaluate whether to call upon Congress to amend the Bank Secrecy Act and laws against unlicensed money transmission to apply explicitly to digital asset service providers.

There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets. In particular, on July 17, 2025, the Digital Asset Market Clarity Act (the “CLARITY Act”) was passed by the U.S. House of Representatives with bipartisan support and will now be delivered to the Senate for consideration. The CLARITY Act provides a regulatory framework for digital assets by clarifying the roles of the SEC and CFTC in oversight of various digital assets and transactions in digital assets. The CLARITY Act defines several categories of digital assets: digital commodities and permitted payment stablecoins, which would be subject to the jurisdiction of the CFTC, and excluded digital commodities, such as securities, which would be subject to the jurisdiction of the SEC.

Our Treasury Strategy

The Company plans to adopt a treasury strategy as soon as reasonably practicable and, in any event, during the fourth quarter of 2025, under which the principal holding in its treasury reserve on the balance sheet will be allocated to cryptocurrency, and specifically a long-term strategy of holding Ethereum, bitcoin, BNB, Doge and/or other blockchain-linked cryptocurrencies. Additionally, we intend to monitor ongoing developments in the regulatory environment around cryptocurrencies, including pending federal legislation, and may modify or expand our treasury strategy to the extent we determine compliant with federal rules and regulations and not giving rise to a requirement that the Company register as an investment company under the Investment Company Act of 1940 (the “1940 Act”). Although we believe that Ethereum, bitcoin, BNB, Doge, and/or other blockchain-linked cryptocurrencies in which we have invested or may invest are based on proven blockchain technology and supported by established infrastructure pertaining to custody and transacting in such cryptocurrencies, our cryptocurrency treasury strategy will be subject to the risks described in the section of this Form 10-Q titled “Risk Factors” under the heading “Risks Related to Cryptocurrency”.

Our Decision to Adopt a Cryptocurrency Treasury Strategy

Our Board of Directors and senior management have been examining potential uses of cash, including acquisitions of cryptocurrency. After studying various alternatives, we decided that investing in cryptocurrency is currently a better use of our cash. Cryptocurrency, which are digital assets that are issued by and transmitted through an open source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes, will be our principal treasury holding on an ongoing basis, subject to market conditions and our anticipated cash needs. Specifically, we expect that a significant amount of the holdings in our treasury reserve will consist of Ethereum, bitcoin, BNB, Doge, and/or other cryptocurrencies that are intrinsically linked to a blockchain system, and the value of which is derived from or is reasonably expected to be derived from the use of the blockchain system. As we embark on our new acquisition strategy, our Board intends to proactively evaluate our use of cash, ensuring we maintain adequate working capital.

Other than acquiring cryptocurrency with our liquid assets that exceed working capital requirements, our cryptocurrency treasury strategy may also involve issuing debt or equity securities or engaging in other capital raising transactions with the objective of using a significant portion of the proceeds to purchase cryptocurrency from time to time, subject to market conditions. We view cryptocurrency potentially as a core holding and expect to accumulate cryptocurrency following this offering. We have not set any specific target for the amount of cryptocurrency we seek to hold, although under the treasury strategy we intend to adopt we will maintain a significant amount of our holdings as Ethereum, bitcoin, BNB, Doge, and/or other blockchain-linked cryptocurrencies. We will continue to monitor market conditions in determining whether to engage in financings to purchase additional cryptocurrency. This overall strategy also contemplates that we may (i) periodically sell cryptocurrency for general corporate purposes, including to generate cash for treasury management (which may include debt repayment or the repurchase of our securities, if appropriate at such time), for acquisitions, or for strategies that generate tax benefits in accordance with applicable law, (ii) enter into additional capital raising transactions that are collateralized by our cryptocurrency holdings, and (iii) pursue strategies to create income streams or otherwise generate funds using our cryptocurrency holdings. Although we intend to refine and formally adopt a treasury strategy as soon as practicable, at this time, we do not have a specific policy governing the percentage of our treasury holdings that will be any particular cryptocurrency, as the Company is in the process of establishing an cryptocurrency advisory board that it expects to provide valuable insight and contribute to the development of such strategy.

Cryptocurrency Advisory Board

We intend to establish a cryptocurrency advisory board to assist in developing and managing our cryptocurrency treasury strategy. This advisory board is expected to be comprised of members of our Board of Directors who have relevant experience as well as independent experts in the cryptocurrency space.

Asset Manager

We intend to engage a third-party asset manager to execute the day-to-day management of our cryptocurrency holdings, in accordance with our treasury strategy and subject to the oversight of our cryptocurrency advisory board.

Custody

Our cryptocurrency will be held offline in cold storage with one or more third-party providers. Digital assets like cryptocurrency depend on private keys to retrieve and transfer funds.

We plan to hold our cryptocurrency in custody accounts at either a U.S.-based, institutional-grade custodian that has demonstrated a record of regulatory compliance and information security or offshore third party managed custody accounts, which the Company will control. As we further execute on our strategy, we may expand our holdings to multiple similar custodians. However, as of the date of this prospectus, we have not yet entered into a custodial arrangement with any such custodian. In the event that we are not able to enter into such a custodial arrangement prior to or shortly following the consummation of the offering, the development and implementation of our treasury strategy would be delayed, which could cause a material adverse effect on our business, prospects, and market price of our listed securities. If we are not able to enter into a custodial agreement prior to or shortly following the consummation of the offering, we will maintain the net proceeds from this offering that we intend to use to purchase cryptocurrency as cash deposits or cash management instruments, such as U.S. government securities or money market mutual funds until such time that we enter into a custodial arrangement for our cryptocurrency holdings.

Accounting

Cryptocurrency accounting guidance has been evolving. According to the American Institute of Certified Public Accountants’ “Accounting for and auditing of Digital Assets practice aid,” bitcoin and certain other cryptocurrency would satisfy the definition of an indefinite-lived intangible asset and would be accounted for under ASC 350, Intangibles - Goodwill and Other issued by Financial Accounting Standards Board, or FASB. Under these guidelines, bitcoin and other cryptocurrency holdings would be accounted for initially at cost and subject to impairment losses if their fair value fell below carrying value. In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Accounting for and Disclosure of Crypto Assets (ASU 2023-08), which revised cryptocurrency accounting treatment. Under this new guidance, the valuation of cryptocurrency is to be measured based on fair value.

Hedging Strategy

We have not adopted a hedging strategy with respect to cryptocurrency. However, we may from time to time engage in hedging strategies as part of our treasury management operations if deemed appropriate.

Components of Our Results of Operations

Net Revenue

Net revenue consists of product sales of ZTlido, ELYXYB and GLOPERBA in the United States. For product sales of ZTlido, ELYXYB and GLOPERBA, we record gross-to-net sales adjustments for government and commercial rebates, chargebacks, wholesaler and distributor fees, sales returns, special marketing programs, and prompt payment discounts. We expect that any net revenue we generate will fluctuate from year to year as a result of the unpredictability of the demand for our product.

Operating Costs and Expenses

Cost of Revenue

Cost of revenue consists of the cost of purchasing ZTlido, ELYXYB and GLOPERBA from our manufacturing partners, inventory write-downs related to expiration dates for on-hand inventory, cost of shipments, and royalty payments to our manufacturers. We expect the cost of revenue to fluctuate with related sales revenue.

Research and Development

Research and development expenses are expensed when incurred and consist primarily of costs incurred for our research activities, including the development of our product candidates, and include:

•
costs related to clinical trials;
•
salaries, benefits and other related costs, including stock-based compensation expense for personnel engaged in research and development functions; and
•
costs related to outside consultants.

We expect our research and development expenses to increase, as we will incur incremental expenses associated with our product candidates that are currently under development and in clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials. Accordingly, we expect to incur significant research and development expenses in connection with our clinical trials for SEMDEXA, SP-103 and SP-104.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of costs related to our contract sales force, salaries and other related costs, including stock-based compensation, for personnel in our executive, marketing, finance, corporate and business development and administrative functions. Selling, general and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility-related expenses, which include direct depreciation costs.

We expect that our selling, general and administrative expenses will vary year-over-year in the future as we adapt our commercial strategies to changes in the business environment. We also expect to incur increased expenses as a result of Semnur operating as a standalone public company, including expenses related to compliance with the rules and regulations of the SEC, listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities and other administrative and professional services. We also expect to adjust the size of our administrative, finance and legal functions to adapt to the changes above and the anticipated growth of our business.

Intangible Amortization

Intangible amortization expense consists of the amortization expense of intangible assets recognized on a straight-line basis over the estimated useful lives of the assets. Our intangible assets, excluding goodwill, are composed of patent rights, acquired technology, acquired licenses and assembled workforce.

Legal Settlements

Legal settlements consist of gains on litigation settlements that were entered into during the first quarter of 2024. See Note 11 titled “Commitments and Contingencies” to our consolidated financial statements in the Annual Report on Form 10-K.

Other Expense, Net

Loss on Derivative Liability

Loss on derivative liability includes the remeasurement of the warrant derivative liability. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Gain on Equity Investments

Gain on equity investments consists of unrealized gain on our investment in Datavault, that had appreciated in value. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Gain on Digital Assets

Gain on digital assets consists of unrealized gain on our digital assets held during the period. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments includes the remeasurement of (i) the convertible debentures (the “Convertible Debentures”) issued to YA II, Ltd. (“Yorkville”) pursuant to that certain securities purchase agreement dated as of March 21, 2023 and amended on October 11, 2023, between Yorkville and us, (ii) the senior secured promissory note to Oramed Pharmaceuticals Inc. (“Oramed”) issued in September 2023 in the principal amount of $101.9 million (the “Oramed Note”), (iii) senior secured convertible notes issued in October 2024 in the principal amount of $50.0 million (the “Tranche B Notes”), (iv) the purchased revenue liability associated with the Purchase and Sale Agreement (the “ZTlido Royalty Purchase Agreement”) that we entered into in October 2024 with certain institutional investors (collectively, the “ZTlido Royalty Investors”) and Oramed and (v) the purchased revenue liability associated with the Purchase and Sale Agreement (the “Gloperba-Elyxyb Royalty Purchase Agreement”) that the we entered into in February 2025 with certain institutional investors (collectively, the “Gloperba-Elyxyb Royalty Investors”) and Oramed. See Note 4 titled “Fair Value Measurements” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q.

Interest Expense, Net

Interest expense, net for the three months ended September 30, 2025 consists of interest on the balances due for government and commercial rebate programs and interest related to the deferred consideration for GLOPERBA license acquired from RxOmeg Therapeutics, LLC (a/k/a Romeg Therapeutics, Inc.) (“Romeg”) in 2022. Government rebate programs include state Medicaid drug rebate programs and commercial rebate programs relate to contractual agreements with commercial healthcare providers, under which we pay rebates for access to and position on that provider’s patient drug formulary. Interest expense, net for the three months ended September 30, 2024 consists of interest related to the loans in an aggregate principal amount of up to $30.0 million (the “Revolving Facility”) made available by eCapital Healthcare Corp. pursuant to a Credit and Security Agreement (the “eCapital Credit Agreement”) that Scilex Pharmaceuticals Inc., our wholly owned subsidiary (“Scilex Pharma”), entered into on June 27, 2023.

(Gain) Loss on Foreign Currency Exchange

(Gain) Loss on foreign currency exchange relates to foreign exchange (gain) loss on payments made to our foreign supplier, Itochu Chemical Frontier Corporation (“Itochu”), a manufacturer and supplier of lidocaine tape products, including ZTlido and SP-103.

Results of Operations for the Three Months Ended September 30, 2025 and 2024

The following tables summarize our results of operations for the three months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,
	2025	2024	Changes
Statements of Operations Data:
Net revenue	$10,560	$14,436	$(3,876)
Net operating costs and expenses:
Cost of revenue	3,329	3,768	(439)
Research and development	3,899	2,349	1,550
Selling, general and administrative	188,824	29,734	159,090
Intangible amortization	1,020	1,002	18
Legal settlements	—	(2,500)	2,500
Total net operating costs and expenses	197,072	34,353	162,719
Loss from operations	(186,512)	(19,917)	(166,595)
Other expense, net:
(Gain) loss on derivative liability	58,357	(18,108)	76,465
Change in fair value of debt and liability instruments	22,031	1,957	20,074
Loss on debt extinguishment, net	1,103	—	1,103
Interest expense, net	2,798	576	2,222
Loss on foreign currency exchange	2	46	(44)
Unrealized gain on investments	(8,282)	—	(8,282)
Unrealized gain on digital assets	(4,702)	—	(4,702)
Total other income	71,307	(15,529)	86,836
Loss before income taxes	(257,819)	(4,388)	(253,431)
Income tax expense	1	—	1
Net loss	$(257,820)	$(4,388)	$(253,432)

Comparison of the Three Months Ended September 30, 2025 and 2024

Net Revenue

The following table summarizes net revenue by product for the three months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,
	2025	2024	Increase (Decrease)
ZTlido
Net Revenue	$9,578	$13,359	$(3,781)
ELYXYB
Net Revenue	968	1,044	(76)
GLOPERBA
Net Revenue	14	33	(19)
Total Net Revenue	$10,560	$14,436	$(3,876)

Net revenue for the three months ended September 30, 2025 and 2024 was $10.6 million and $14.4 million, respectively. The decrease of $3.8 million was primarily related to a $3.8 million decrease in net product sales of ZTlido and a $0.1 million decrease in net product sales of ELYXYB. The decrease in net sales for our commercial products were mainly driven by a decrease in sales demand.

Cost of Revenue

	Three Months Ended September 30,
	2025	2024	Increase (Decrease)
ZTlido
Cost of Revenue	$1,325	$1,402	$(77)
Cost of Revenue - Royalties	1,859	2,225	(366)
Other Cost of Revenue	9	12	(3)
Total ZTlido	3,193	3,639	(446)
ELYXYB
Cost of Revenue	57	45	12
Cost of Revenue - Royalties	77	83	(6)
Total ELYXYB	134	128	6
GLOPERBA
Cost of Revenue	2	1	1
Total GLOPERBA	2	1	1
Total Cost of Revenue	$3,329	$3,768	$(439)

Cost of revenue for the three months ended September 30, 2025 and 2024 was $3.3 million and $3.8 million, respectively. Cost of revenue for ZTlido decreased by $0.4 million, primarily driven by a decrease in gross product sales due to a decrease in sales demand.

Research and Development Expenses

The following table summarizes research and development expenses by project for the three months ended September 30, 2025 and 2024 (in thousands):

	Three Months Ended September 30,
	2025	2024	Increase (Decrease)
SP-102
Contracted R&D	$949	$82	$867
Personnel	159	149	10
Other	35	14	21
Total SP-102	1,143	245	898
SP-103
Contracted R&D	1,230	1,160	70
Personnel	341	205	136
Other	55	41	14
Total SP-103	1,626	1,406	220
SP-104
Contracted R&D	5	3	2
Personnel	25	(2)	27
Other	8	(30)	38
Total SP-104	38	(29)	67
GLOPERBA
Contracted R&D	35	94	(59)
Personnel	40	132	(92)
Other	18	32	(14)
Total GLOPERBA	93	258	(165)
ELYXYB
Contracted R&D	71	160	(89)
Personnel	352	263	89
Other	48	46	2
Total ELYXYB	471	469	2
R&D Discovery Project
Contracted R&D	—	—	—
Personnel	16	—	16
Other	512	—	512
Total R&D Discovery Project	528	—	528
Total Research and Development Expenses	$3,899	$2,349	$1,550

Research and development expenses for the three months ended September 30, 2025 and 2024 were $3.9 million and $2.3 million, respectively. The increase was primarily attributed to higher development cost related to SP-102 and additional expenses related to KDS2010 to Scilex Bio.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2025 and 2024 were $188.8 million and $29.7 million, respectively. The increase of approximately $159.1 million was primarily due to a $140.0 million increase related to issuance costs for reverse recapitalization with Denali, a $24.5 million increase in advisory and financing expenses, a $1.8 million increase related to issuance costs for September 2025 Warrants, a $3.0 million increase in expense related to the shares of Common Stock issuable to Tumim Stone Capital, LLC (“Tumim”) in connection with the Company’s equity line of credit with Tumim and a $2.5 million decrease in other expenses, partially offset by a $5.3 million decrease in rebate expenses related to future shipments of the Additional Product (as defined in the Satisfaction Agreement) under the Satisfaction Agreement, a $1.4 million decrease in legal fees, a $1.7 million decrease in travel expenses, a $1.4 million decrease in marketing expenses, a $1.4 million decrease in personnel expense, a $1.2 million decrease in allowances for expected credit losses on accounts receivable, and a $0.3 million decrease in insurance costs in the three months ended September 30, 2025.

Intangible Amortization Expense

Intangible amortization expense for each of the three months ended September 30, 2025 and 2024 was $1.0 million.

Legal Settlements

Legal settlements for the three months ended September 30, 2025 and 2024 were nil and $2.5 million, respectively. The $2.5 million in legal settlements was attributed to payments received from the litigation settlement that was entered into during the first quarter of 2024. The terms of the settlement are confidential. See Note 12 titled “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Loss (gain) on Derivative Liability

Loss on derivative liability for the three months ended September 30, 2025 and 2024 was $58.4 million and $18.1 million, respectively. The loss recognized during the three months ended September 30, 2025 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants, the February 2024 BDO Firm Warrants, the April 2024 RDO Common Warrants, the Deposit Warrant, the October 2024 Noteholder Warrants, the December 2024 RDO Common Warrants, the New Tranche B Warrants and the September 2025 Warrants (each as defined below), primarily driven by the significant impact of the change in stock price and improvement in credit risk. The gain recognized during the three months ended September 30, 2024 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants, the February 2024 BDO Firm Warrants and the April 2024 RDO Common Warrants.

Gain on Equity Investments

Gain on equity investments for the three months ended September 30, 2025 and 2024 was $8.3 million and nil, respectively. The gain recognized during the three months ended September 30, 2025 was attributed to the unrealized gain on Datavault investment that had appreciated in value.

Gain on Digital Assets

Gain on digital assets for the three months ended September 30, 2025 and 2024 was $4.7 million and nil, respectively. The gain recognized during the three months ended September 30, 2025 was attributed to the unrealized gain on digital assets held, which had appreciated in value.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments for the three months ended September 30, 2025 and 2024 was $22.0 million and $2.0 million, respectively. The loss recognized during the three months ended September 30, 2025 was attributed to losses of $6.4 million for the Oramed Note, $8.6 million for the purchased revenue liability pursuant to the ZTlido Royalty Purchase Agreement, $0.9 million for the purchased revenue liability pursuant to the Gloperba-Elyxyb Royalty Purchase Agreement and $6.2 million in change in fair value of the Tranche B Notes. The loss recognized during the three months ended September 30, 2024 was attributed to the Oramed Note and the FSF Deposit. The Oramed Note was issued in September 2023 in the principal amount of $101.9 million, of which the principal amount of $27.4 million remained outstanding as of September 30, 2025. The FSF Deposit was received in June 2024 in the principal amount of $10.0 million, and was satisfied in November 2024 by the delivery of the Additional Product to Endeavor. The Tranche B Notes were issued in October 2024 in the principal amount of $50.0 million, of which the principal amount of $20.8 million remained outstanding as of September 30, 2025.

Interest Expense, Net

Interest expense, net for the three months ended September 30, 2025 and 2024 was $2.8 million and $0.6 million, respectively. Interest expense of $2.8 million for the three months ended September 30, 2025 primarily consists of the interest on the balances due for government and commercial rebate programs. Interest expense of $0.6 million for the three months ended September 30, 2024 consists of the interest related to the Revolving Facility.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024

The following tables summarize our results of operations for the nine months ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024	Changes
Statements of Operations Data:
Net revenue	$25,460	$41,690	$(16,230)
Net operating costs and expenses:
Cost of revenue	7,985	11,998	(4,013)
Research and development	12,542	7,461	5,081
Selling, general and administrative	236,725	83,610	153,115
Intangible amortization	3,030	3,030	—
Legal settlements	95	(9,391)	9,486
Total net operating costs and expenses	260,377	96,708	163,669
Loss from operations	(234,917)	(55,018)	(179,899)
Other expense, net:
(Gain) loss on derivative liability	60,323	(2,367)	62,690
Change in fair value of debt and liability instruments	36,511	11,961	24,550
Loss on debt extinguishment, net	1,103	—	1,103
Interest expense, net	7,961	1,678	6,283
Loss on foreign currency exchange	97	57	40
Unrealized gain on investments	(8,282)	—	(8,282)
Unrealized gain on digital assets	(4,702)	—	(4,702)
Total other expense, net	93,011	11,329	81,682
Loss before income taxes	(327,928)	(66,347)	(261,581)
Income tax expense	20	—	20
Net loss	$(327,948)	$(66,347)	$(261,601)

Comparison of the Nine Months Ended September 30, 2025 and 2024

Net Revenue

The following table summarizes net revenue by product for the nine months ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
ZTlido
Net Revenue	$22,618	$38,171	$(15,553)
ELYXYB
Net Revenue	2,719	2,885	(166)
GLOPERBA
Net Revenue	123	634	(511)
Total Net Revenue	$25,460	$41,690	$(16,230)

Net revenue for the nine months ended September 30, 2025 and 2024 was $25.5 million and $41.7 million, respectively. The decrease of $16.2 million consists of a $15.6 million decrease in net product sales of ZTlido, a $0.2 million decrease in net product sales of ELYXYB and a $0.5 million decrease in net product sales for GLOPERBA. The decrease in net sales of ZTlido was driven by a decrease in gross sales by approximately 23% due to a decrease in the sales volume, partially offset by a standard industry annual price increase effective January 1, 2025.

Cost of Revenue

	Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
ZTlido
Cost of Revenue	$3,400	$4,640	$(1,240)
Cost of Revenue - Royalties	4,172	6,949	(2,777)
Other Cost of Revenue	35	35	-
Total ZTlido	7,607	11,624	(4,017)
ELYXYB
Cost of Revenue	151	124	27
Cost of Revenue - Royalties	218	231	(13)
Total ELYXYB	369	355	14
GLOPERBA
Cost of Revenue	9	19	(10)
Total GLOPERBA	9	19	(10)
Total Cost of Revenue	$7,985	$11,998	$(4,013)

Cost of revenue for the nine months ended September 30, 2025 and 2024 was $8.0 million and $12.0 million, respectively. Cost of revenue for ZTlido decreased by $4.0 million, primarily driven by a decrease in gross product sales by approximately 23%.

Research and Development Expenses

The following table summarizes research and development expenses by project for the nine months ended September 30, 2025 and 2024 (in thousands):

	Nine Months Ended September 30,
	2025	2024	Increase (Decrease)
SP-102
Contracted R&D	$1,126	$1,032	$94
Personnel	628	410	218
Other	78	43	35
Total SP-102	1,832	1,485	347
SP-103
Contracted R&D	1,759	1,829	(70)
Personnel	874	933	(59)
Other	159	139	20
Total SP-103	2,792	2,901	(109)
SP-104
Contracted R&D	(42)	25	(67)
Personnel	90	217	(127)
Other	31	(4)	35
Total SP-104	79	238	(159)
GLOPERBA
Contracted R&D	304	385	(81)
Personnel	420	603	(183)
Other	636	86	550
Total GLOPERBA	1,360	1,074	286
ELYXYB
Contracted R&D	270	636	(366)

Personnel	865	765	100
Other	235	362	(127)
Total ELYXYB	1,370	1,763	(393)
R&D Discovery Project
Contracted R&D	67	—	67
Personnel	163	—	163
Other	4,879	—	4,879
Total R&D Discovery Project	5,109	—	5,109
Total Research and Development Expenses	$12,542	$7,461	$5,081

Research and development expenses for the nine months ended September 30, 2025 and 2024 were $12.5 million and $7.5 million, respectively. The increase was primarily attributed to additional expenses related to KDS2010 to Scilex Bio.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2025 and 2024 were $236.7 million and $83.6 million, respectively. The increase of approximately $153.1 million was primarily due to a $140.0 million increase related to issuance costs for reverse recapitalization with Denali, a $23.7 million increase in advisory and financing expenses, a $3.4 million increase in contracted services, a $1.8 million increase related to issuance costs for September 2025 Warrants, a $3.0 million increase in expense related to the shares of Common Stock issuable to Tumim in connection with the Company’s equity line of credit with Tumim and a $1.1 million increase in other expenses, partially offset by a $5.5 million decrease in rebate expenses primarily related to future shipments of the Additional Product (as defined in the Satisfaction Agreement) under the Satisfaction Agreement, a $4.8 million decrease in marketing expenses, a $4.7 million decrease in personnel expense, a $2.9 million decrease in travel expenses, a $1.2 million decrease in allowances for expected credit losses on accounts receivable, a $0.7 million decrease in insurance costs and a $0.1 million increase in legal fees in the nine months ended September 30, 2025.

Intangible Amortization Expense

Intangible amortization expense for each of the nine months ended September 30, 2025 and 2024 was $3.0 million.

Legal Settlements

Legal settlements for the nine months ended September 30, 2025 and 2024 were $0.1 million and $9.4 million, respectively. The $9.3 million change was attributed to payments received in the amount of $9.4 million from litigation settlements that were entered into during the first quarter of 2024, offset by $0.1 million payments made for a litigation settlement that was entered into during the second quarter of 2025, the terms of which are confidential. See Note 12 titled “Commitments and Contingencies” to our consolidated financial statements in our Annual Report on Form 10-K and Note 11 titled “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Loss (gain) on Derivative Liability

Loss (gain) on derivative liability for the nine months ended September 30, 2025 and 2024 was $60.3 million and $2.4 million, respectively. The loss recognized during the nine months ended September 30, 2025 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants, the February 2024 BDO Firm Warrants, the April 2024 RDO Common Warrants, the Deposit Warrant, the October 2024 Noteholder Warrants, the December 2024 RDO Common Warrants, the New Tranche B Warrants and September 2025 Warrants (each as defined below), primarily driven by the significant impact of the change in stock price and improvement in credit risk. The gain recognized during the nine months ended September 30, 2024 was attributed to the change in the fair value of the derivative warrant liability associated with the Private Warrants, the February 2024 BDO Firm Warrants and the April 2024 RDO Common Warrants.

Gain on Equity Investments

Gain on equity investments for the nine months ended September 30, 2025 and 2024 was $8.3 million and nil, respectively. The gain recognized during the nine months ended September 30, 2025 and 2024 was attributed to the unrealized gain on Datavault investment that had appreciated in value.

Gain on Digital Assets

Gain on digital assets for the nine months ended September 30, 2025 and 2024 was $4.7 million and nil, respectively. The gain recognized during the nine months ended September 30, 2025 and 2024 was attributed to the unrealized gain on digital assets held, that had appreciated in value.

Change in Fair Value of Debt and Liability Instruments

Change in fair value of debt and liability instruments for the nine months ended September 30, 2025 and 2024 was $36.5 million and $12.0 million, respectively. The loss recognized during the nine months ended September 30, 2025 was attributed to losses of $12.7 million for the Oramed Note, $9.9 million for the purchased revenue liability pursuant to the ZTlido Royalty Purchase Agreement, $1.0 million for the purchased revenue liability pursuant to the Gloperba-Elyxyb Royalty Purchase Agreement and $12.9 million in change in fair value of the Tranche B Notes. The loss recognized during the nine months ended September 30, 2024 was attributed to the Convertible Debentures, the Oramed Note and the FSF Deposit. The Convertible Debentures were issued in March and April 2023 in an aggregate principal amount of $25.0 million, which were fully repaid during the first quarter of 2024. The Oramed Note was issued in September 2023 in the principal amount of $101.9 million, of which the principal amount of $27.4 million remained outstanding as of September 30, 2025. The FSF Deposit was received in June 2024 in the principal amount of $10.0 million, and was satisfied in November 2024 by the delivery of the Additional Product to Endeavor. The Tranche B Notes were issued in October 2024 in the principal amount of $50.0 million, of which the principal amount of $22.0 million remained outstanding as of September 30, 2025.

Interest Expense, Net

Interest expense, net for the nine months ended September 30, 2025 and 2024 was $8.0 million and $1.7 million, respectively. Interest expense of $8.0 million for the nine months ended September 30, 2025 primarily consists of the interest on the balances due for government and commercial rebate programs. Interest expense of $1.7 million for the nine months ended September 30, 2024 consists of the interest related to the Revolving Facility.

Liquidity and Capital Resources

As of September 30, 2025, we had cash and cash equivalents of approximately $0.9 million.

We have indebtedness pursuant to the Oramed Note and Tranche B Notes as well as deferred consideration related to the GLOPERBA license acquired from Romeg in 2022. The following table summarizes the aggregate indebtedness of these issuances as of September 30, 2025 and December 31, 2024 (in thousands):

	September 30, 2025	December 31, 2024
Oramed Note (outstanding principal balance: $26.0 million and $25.0 million as of September 30, 2025 and December 31, 2024, respectively)	$24,863	$12,161
Tranche B Notes (outstanding principal balance: $22.0 million and $38.0 million as of September 30, 2025 and December 31, 2024, respectively)	20,810	23,560
Promissory notes	4,479	—
Purchased Revenue Liability	15,800	6,800
Deferred Consideration with Romeg	2,556	2,895
Total indebtedness	$68,508	$45,416

Oramed Note

As of September 30, 2025, the fair value of the Oramed Note outstanding was $24.9 million pursuant to the Scilex-Oramed SPA (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Tranche B Notes

As of September 30, 2025, the fair value of the Tranche B Notes outstanding was $20.8 million pursuant to the Tranche B Securities Purchase Agreement (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Purchased Revenue Liability

As of September 30, 2025, the fair value of the purchased revenue liability was $15.8 million pursuant to the ZTlido Royalty Purchase Agreement and Gloperba-Elyxyb Royalty Purchase Agreement (see Note 7 titled “Debt” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information).

Deferred Consideration

As of September 30, 2025, we have $2.6 million of deferred consideration related to minimum royalty payments that were included in the initial measurement of consideration transferred for the GLOPERBA license. Deferred consideration minimum royalty payments began in July 2023.

ZTlido, ELYXYB and GLOPERBA Royalties

In February 2013, Scilex Pharma became a party to a product development agreement (as amended, the “Product Development Agreement”) with Itochu and Oishi Koseido Co., Ltd. (“Oishi” and together with Itochu, the “Developers”), pursuant to which the Developers will manufacture and supply lidocaine tape products, including ZTlido and SP-103, for Scilex Pharma. Pursuant to the Product Development Agreement, Scilex Pharma is required to make aggregate royalty payments between 25% and 35% to the Developers based on net profits.

During the nine months ended September 30, 2025 and 2024, Scilex Pharma made royalty payments in the amount of $4.6 million and $7.2 million, respectively. As of September 30, 2025 and December 31, 2024, Scilex Pharma had ending balances of accrued royalty payables of $3.6 million and $2.2 million, respectively, which were recorded as accrued expenses under current liabilities on the unaudited condensed consolidated balance sheets.

In February 2023, we entered into an asset purchase agreement to acquire the rights to certain patents, trademarks, regulatory approvals, data, contracts, and other rights related to ELYXYB and its commercialization in the United States and Canada (the “ELYXYB Territory”). We are obligated to make quarterly royalty payments on net sales of ELYXYB in the ELYXYB Territory that range from high single digits to low double digits on net sales based on the volume of sales. In April 2023, we launched ELYXYB in the U.S. During the nine months ended September 30, 2025 and 2024, we made royalty payments in the amount of $0.2 million and $0.1 million, respectively. As of each of September 30, 2025 and December 31, 2024, we had ending balances of accrued royalty payables of $0.1 million, which were recorded as accrued expenses under current liabilities on the unaudited condensed consolidated balance sheets.

In June 2022, we entered into the license and commercialization agreement with Romeg, which agreement was subsequently amended in January 2025 (such agreement, as amended, the “Romeg License Agreement”), to acquire certain rights to GLOPERBA and the exclusive license to use the trademark “GLOPERBA®”. As consideration for the license under the Romeg License Agreement, we are obligated to make royalty payments on net sales of GLOPERBA that range from low single digit to mid-single digit percentages based on annual net sales. During each of the nine months ended September 30, 2025 and 2024, we made royalty payments in the amount of $0.5 million.

Contingent Consideration

We have $280.0 million, $13.0 million and $23.0 million in aggregate contingent consideration obligations in connection with the SEMDEXA, GLOPERBA and SP-104 acquisitions (see Note 3 titled “Acquisitions” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q for additional information), respectively, that are contingent upon achieving certain specified milestones or the occurrence of certain events. Contingent consideration obligations are comprised of regulatory milestones and additional payments that will be due upon the achievement of certain amounts of net sales (see Note 3 titled “Acquisitions” to our unaudited condensed consolidated financial statements appearing elsewhere in this Quarterly Report on Form 10-Q for additional information).

At-the-Market Sales Agreement

On December 22, 2023, we entered into a Sales Agreement (the “ATM Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC (the “Sales Agents”), which agreement was voluntarily terminated by us effective as of March 5, 2025. Pursuant to the ATM Sales Agreement, we were able to offer and sell (the “Offering”) shares of Common Stock up to $170,000,000 (the “ATM Shares”), through or to the Sales Agents as part of the Offering. We had no obligation to sell any shares of Common Stock under the ATM Sales Agreement and may suspend offers at any time. The ATM Shares offered and sold in the Offering were issued pursuant to our Shelf S-3 Registration Statement. The ATM Shares were offered by means of a prospectus forming a part of the Shelf S-3 Registration Statement. The Sales Agents were entitled to a commission equal to 3.0% of the gross proceeds from each sale of shares of Common Stock. We also agreed to reimburse the Sales Agents for certain expenses and have agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). During the nine months ended September 30, 2025, no sales of Common Stock had been made under the ATM sales Agreement. During the nine months ended September 30, 2024, we sold 2,637 shares of Common Stock pursuant to the ATM Sales Agreement for net proceeds of approximately $0.1 million.

February 2024 Bought Deal Offering

On February 29, 2024, we entered into an underwriting agreement (the “February 2024 BDO Underwriting Agreement”) with Rodman & Renshaw LLC and StockBlock Securities LLC (“StockBlock”), as the representatives (the “February 2024 BDO Representatives”) of the underwriters named in Schedule A (the “February 2024 BDO Underwriters”). Pursuant to the February 2024 BDO Underwriting Agreement, we sold, in an underwritten offering (the “February 2024 BDO”), 168,068 shares (the “February 2024 BDO Firm Shares”) of the Common Stock, and accompanying common warrants to purchase up to an aggregate of 168,068 shares of Common Stock (the “February 2024 BDO Firm Warrants”). Each February 2024 BDO Firm Share was sold together with a February 2024 BDO Firm Warrant at a combined public offering price of $59.50. The combined price per Firm Share and accompanying February 2024 BDO Firm Warrant paid by the February 2024 BDO Underwriters was $54.74, which amount reflects the combined public offering price of $59.50, less underwriting discounts and commissions.

Subject to certain ownership limitations, the February 2024 BDO Common Warrants are exercisable immediately, will expire on the five-year anniversary of the date of issuance and have an exercise price of $59.50 per share. The exercise price of the February 2024 BDO Common Warrants is subject to certain adjustments, including (but not limited to) stock dividends, stock splits, combinations and reclassifications of the Common Stock.

In connection with the February 2024 BDO, pursuant to the February 2024 BDO Underwriting Agreement, we issued the February 2024 BDO Representatives warrants (the “February 2024 BDO Representative Warrants”, and together with the February 2024 BDO Common Warrants, the “February 2024 BDO Warrants”) to purchase up to an aggregate of 13,446 shares of Common Stock (which represents 8.0% of the aggregate number of February 2024 BDO Firm Shares sold in the February 2024 BDO). The February 2024 BDO Representative Warrants are immediately exercisable and have the same terms as the February 2024 BDO Common Warrants described above, except that the exercise price of the February 2024 BDO Representative Warrants is $74.38 per share, which represents 125% of the combined public offering price per February 2024 BDO Firm Share and accompanying February 2024 BDO Firm Warrant. We also agreed to pay certain expenses of the February 2024 BDO Representatives in connection with the February 2024 BDO, including their legal fees and out-of-pocket expenses up to $200,000 and up to $15,950 for clearing expenses.

The February 2024 BDO Shares, the February 2024 BDO Warrants and the shares of Common Stock issuable upon exercise of the February 2024 BDO Warrants were offered and sold by us pursuant to an effective shelf registration statement on Form S-3 (which was initially filed with the SEC on December 22, 2023, as amended, and was declared effective on January 11, 2024 (File No. 333-276245) (the “Shelf S-3 Registration Statement”)), a base prospectus dated January 11, 2024 and a prospectus supplement dated February 29, 2024.

April 2024 Registered Direct Offering

On April 23, 2024, we entered into a securities purchase agreement (the “April 2024 RDO Purchase Agreement”) with the investor named therein, pursuant to which we sold and issued, in a registered direct offering (the “April 2024 RDO”): (i) an aggregate of 428,572 shares (the “April 2024 RDO Shares”) of Common Stock, and (ii) common warrants to purchase up to 428,572 shares of Common Stock (the “April 2024 RDO Common Warrants”). The offering price per share and accompanying April 2024 RDO Common Warrant to purchase one share of Common Stock was $35.00, for aggregate gross proceeds to us of $15,000,000, before deducting the placement agent fees and other offering expenses.

Subject to certain ownership limitations, the April 2024 RDO Common Warrants are exercisable on the six-month anniversary from the date of issuance, will expire on the five-year anniversary of the date of issuance and have an exercise price of $38.50 per share. The exercise price of the April 2024 RDO Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock.

StockBlock and its affiliate, Rodman & Renshaw LLC, acted as exclusive placement agents (the “April 2024 RDO Placement Agents”) in connection with the April 2024 RDO. As compensation for such placement agent services, we paid the April 2024 RDO Placement Agents an aggregate cash fee equal to 8.0% of the gross proceeds actually received by us from the April 2024 RDO. We also reimbursed the April 2024 RDO Placement Agents $100,000 for actual, reasonable and documented fees and expenses, inclusive of fees and expenses of legal counsel and out-of-pocket expenses and $15,950 for clearing expenses. We also issued to the April 2024 RDO Placement Agents or their respective designees common warrants, substantially in the form of the April 2024 RDO Common Warrants, to purchase up to 34,286 shares of Common Stock (the “April 2024 RDO Placement Agent Warrants”), representing up to 8.0% of the total number of the April 2024 RDO Shares issued in the April 2024 RDO. The April 2024 RDO Placement Agent Warrants have an exercise price of $43.75 per share (which represents 125% of the combined offering price per share of Common Stock and the April 2024 RDO Common Warrant sold in the April 2024 RDO), will become exercisable on the six-month anniversary of the date of issuance and expire five years from the commencement of sales in the April 2024 RDO.

The April 2024 RDO Shares, the April 2024 RDO Warrants, and the shares of Common Stock issuable upon exercise of such warrants were offered and sold by us pursuant to the Shelf S-3 Registration Statement, a base prospectus dated January 11, 2024 and a prospectus supplement dated April 23, 2024. The April 2024 RDO closed on April 25, 2024.

Tranche B Notes

On October 7, 2024, we entered into a securities purchase agreement (the “Tranche B Securities Purchase Agreement”) with certain institutional investors (collectively, the “Tranche B Investors”) and Oramed (together with the Tranche B Investors, the “Tranche B Noteholders”), to refinance a portion of the Oramed Note and pay off certain other indebtedness. Pursuant to the Tranche B Securities Purchase Agreement, we agreed to issue and sell, in a registered offering directly to the Tranche B Noteholders: (i) the Tranche B Notes, which notes will mature on the two-year anniversary of the issuance date and will be convertible into shares of our Common Stock at a conversion price equal to $38.15 per share (which was automatically reduced to $36.40 per share of Common Stock subsequent to the December 2024 RDO (as defined below) in accordance with the terms of such notes) and (ii) warrants to purchase up to 214,284 shares of our Common Stock (the “October 2024 Noteholder Warrants”) directly to the Tranche B Noteholders.

In exchange for the issuance of the Tranche B Notes to the Tranche B Investors, we received an aggregate amount of $22,500,000 in cash, excluding fees and expenses payable by us. In consideration for the Tranche B Notes issued to Oramed, we received from Oramed an exchange and reduction of the principal balance under the Oramed Note of $22,500,000.

The October 2024 Noteholder Warrants were immediately exercisable for cash at an exercise price equal to $38.15 per share of Common Stock (which was automatically reduced to $36.40 per share of Common Stock subsequent to the December 2024 RDO (as defined below) in accordance with the terms of such warrants) and will expire five years from the issuance date. The October 2024 Noteholder Warrants issued to the Tranche B Investors are exercisable for 107,142 shares of Common Stock in the aggregate. The October 2024 Noteholder Warrants issued to Oramed are exercisable for 107,142 shares of Common Stock.

Pursuant to the terms and conditions contained in the Tranche B Securities Purchase Agreement, we also agreed to reimburse the Tranche B Investors for all reasonable costs and expenses incurred by it or its affiliates in connection with the Tranche B Securities Purchase Agreement, the Tranche B Notes, the October 2024 Noteholder Warrants, the ZTlido Royalty Purchase Agreement and certain other transaction documents, and an aggregate amount of $950,000 non-accountable legal fees of outside counsel and special finance and collateral counsel, which shall be withheld by the Tranche B Investors from its purchase price at the closing of the transaction, less $20,000 previously paid by us. We shall also be responsible for the payment of a $2,000,000 fee to the placement agent in addition to the payment of any placement agent’s reasonable fees, financial advisory fees relating to or arising out of the transactions contemplated by the Tranche B Securities Purchase Agreement. In addition, in conjunction with and pursuant to the letter agreement we entered into with Oramed, dated as of October 2, 2024 (the “Tranche B Letter Agreement”), we are also responsible for the payment of legal fees of outside counsel for Oramed relating to or arising out of the transactions contemplated thereby and the payment date extensions described under the Tranche B Letter Agreement. We shall also be responsible for the payment of any fees of the placement agent and the legal fees incurred thereby relating to or arising out of the transactions contemplated by the Tranche B Securities Purchase Agreement.

In connection with the offering of the Tranche B Notes, we issued to StockBlock and its affiliate, Rodman & Renshaw LLC (the “October 2024 Placement Agents”) or their respective designees, (i) 62,794 shares of Common Stock (the “October 2024 Placement Agent Shares”) and (ii) warrants to purchase up to 104,848 shares of Common Stock (the “October 2024 Placement Agent Warrants”). The October 2024 Placement Agent Shares were subject to a 120-day lock-up, which is now expired. In addition, during such 120-day period, the October 2024 Placement Agents (whether directly or indirectly through their respective affiliates) were prohibited from hedging, pledging or similar transactions and from short-selling our securities, subject to certain exceptions. The October 2024 Placement Agent Warrants have the same terms as the October 2024 Noteholder Warrants, except that the October 2024 Placement Agents agreed not to exercise the October 2024 Placement Agent Warrants for a period of 180 days following the date of issuance, which is now expired.

Pursuant to the Tranche B Notes, commencing on January 2, 2025, we were required to redeem in cash (the “First Amortization Payment”) such portion of the principal amount of the Tranche B Notes equal to each Tranche B Noteholder’s Holder Pro Rata Amount (as defined in the Tranche B Notes) of $6,250,000 per fiscal quarter at a redemption price equal to 100% of such Amortization Amount (as defined in the Tranche B Notes).

On January 2, 2025, we entered into a deferral and consent letter with each of (i) Nomis Bay Ltd and BPY Limited (the “Nomis Bay Consent”), (ii) Oramed (the “Oramed Consent”) and (iii) 3i, LP (the “3i Consent” and, collectively with the Nomis Bay Consent and the Oramed Consent, the “Tranche B Consents”), respectively, pursuant to which the Tranche B Noteholders agreed to defer our obligation to make the First Amortization Payment until January 31, 2025 and then further to October 8, 2026. In consideration of such deferral, (i) SCLX JV delivered to the Tranche B Noteholders an aggregate of 142,855 shares of Common Stock held by SCLX JV, (ii) we paid an aggregate of $1.1 million in respect of a portion of the First Amortization Payment and related make-whole interest, and (iii) we entered into the Gloperba-Elyxyb Royalty Purchase Agreement.

December 2024 Registered Direct Offering

On December 11, 2024, we entered into a securities purchase agreement (the “December 2024 RDO Purchase Agreement”) with the investors named therein, pursuant to which we agreed to sell and issue, in a registered direct offering (the “December 2024 RDO”): (i) an aggregate of 753,009 shares of Common Stock, (ii) pre-funded warrants to purchase up to 68,604 shares of Common Stock (the “December 2024 RDO Pre-Funded Warrants”) and (iii) common warrants to purchase up to 1,642,871 shares of Common Stock (the “December 2024 RDO Common Warrants” and collectively with the December 2024 RDO Pre-Funded Warrants and the warrants issued to StockBlock pursuant to certain contractual obligations between us and StockBlock (the “StockBlock Warrants”), the “December

2024 RDO Warrants”). The combined offering price (a) per share of Common Stock and accompanying December 2024 RDO Common Warrants was $20.65 and (b) per December 2024 RDO Pre-Funded Warrant and accompanying December 2024 RDO Common Warrants was $20.6499. We received approximately $17.0 million in gross proceeds from the December 2024 RDO, before deducting offering fees and expenses. We intend to use the net proceeds from the December 2024 RDO for working capital and general corporate purposes, which may include capital expenditures, commercialization expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock.

Purchase Agreement

In July 2025, we entered into a common stock purchase agreement (the “Tumim Purchase Agreement”) and a related registration rights agreement (the “Tumim Registration Rights Agreement”) with Tumim Stone Capital, LLC (“Tumim”). Pursuant to the Tumim Purchase Agreement, we have the right but not the obligation, to sell, from time to time, to Tumim up to $100.0 million in aggregate gross purchase price of shares of Common Stock in our sole discretion, subject to certain conditions and limitations, during the term of 24 months. Through September 30, 2025, there were no sales of shares of Common Stock under the Tumim Purchase Agreement.

In connection with the Tumim Purchase Agreement, we incurred an obligation to issue 150,000 shares of Common Stock (“Commitment Shares Obligation”) to Tumim. The Commitment Shares Obligation was determined to be an equity-linked contract and met all the conditions for equity classification. We recognized an amount of $3.0 million in expense and in accrued expenses.

During the three months ended September 30, 2025, there were no sales of shares of Common Stock under the Tumim Purchase Agreement.

Warrant Exercise Agreement

On September 30, 2025, we entered to a Warrant Exercise Agreement (the “Warrant Exercise Agreement”) with certain holders of the December 2024 RDO Common Warrants, pursuant to which, among other things, such holders exercised the December 2024 RDO Common Warrants to purchase 179,236 shares and deferred, for a deferral fee of $7.72 per share being exercised, their right to receive an amortization payment scheduled to be paid by us on October 1, 2025 as set forth in the amortization schedule included in the Tranche B Notes in exchange for our agreement to issue new warrants to purchase an aggregate of 275,000 shares of Common Stock (the “September 2025 Warrants”) at an exercise price of $20.00 per share.

Future Liquidity Needs

We have based our anticipated operating capital requirements on assumptions that may prove to be incorrect and we may use all our available capital resources sooner than we expect. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•
the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;
•
the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;
•
the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;
•
the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;
•
the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;
•
the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;
•
the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;
•
our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•
the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;

•
our need to expand our research and development activities;
•
the costs of acquiring, licensing or investing in businesses, product candidates and technologies;
•
the effect of competing products and product candidates and other market developments;
•
the number and types of future products we develop and commercialize;
•
any product liability or other lawsuits related to our products;
•
the expenses needed to attract, hire and retain skilled personnel;
•
the costs associated with being a public company;
•
our need to implement additional internal systems and infrastructure, including financial and reporting systems;
•
the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
•
the costs related to servicing of our debt; and
•
the extent and scope of our general and administrative expenses.

Should our sales of ZTlido, GLOPERBA, ELYXYB and other product candidates not materialize at the anticipated rate contemplated in our business plan, we will need to raise additional capital in order to continue to fund our research and development, including our plans for clinical and preclinical trials and new product development, as well as to fund operations generally. We will seek to raise additional funds through various potential sources, such as equity and debt financings and license agreements.

In addition to the liquidity provided by revenue generating products and the issuance of the Common Stock under the February 2024 BDO Underwriting Agreement, the April 2024 RDO Purchase Agreement, the Tranche B Securities Purchase Agreement and the December 2024 RDO Purchase Agreement, as of September 30, 2025, we would receive up to an aggregate of approximately $74.4 million from the exercise of the private placement warrants we assumed from Vickers in November 2022 in connection with the Scilex Business Combination (the “Private Warrants”) and public warrants to purchase Common Stock (the “Public Warrants”, and together with the Private Warrants, the “SPAC Warrants”) (at an exercise price of $402.50 per whole share of Common Stock), assuming the exercise in full of all of the SPAC Warrants for cash, but will not receive any proceeds from the sale of the shares of our Common Stock issuable upon such exercise. However, our ability to generate proceeds will depend on the market price of our Common Stock. If the price of our Common Stock remains below $402.50 per whole share, we believe warrant holders will be unlikely to cash exercise their SPAC Warrants, resulting in little or no cash proceeds to us. Similarly, to the extent any of the February 2024 Firm Warrants, February 2024 BDO Representative Warrants, April 2024 RDO Common Warrants, October 2024 Placement Agent Warrants, warrant to purchase up to an aggregate of 3,250,000 shares of the Common Stock pursuant to that certain Commitment Side Letter dated June 11, 2024 (the “Deposit Warrant”), October 2024 Noteholder Warrants, October 2024 Placement Agent Warrants, December 2024 RDO Common Warrants and StockBlock Warrants are exercised (and assuming that the market price of our Common Stock exceeds the exercise price of such warrants), we will receive additional proceeds.

We can give no assurances that we will be able to secure additional sources of funds to support our operations on acceptable terms, or at all, or, if such funds are available to us, that such additional financing will be sufficient to meet our needs. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. If we raise additional funds by issuing equity or convertible debt securities or as we have done pursuant to the Oramed Note and the Tranche B Notes, it could result in dilution to our existing stockholders or increased fixed payment obligations. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. If we incur additional indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term but we may have to relinquish valuable rights to ZTlido, GLOPERBA, ELYXYB, or our product candidates or grant licenses on terms that are not favorable to us. Any of the foregoing could significantly harm our business, financial condition and results of operations. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may be required to reduce the scope of the commercialization of ZTlido, GLOPERBA or ELYXYB or delay, scale back or discontinue the development of one or more of our product candidates.

We may also need to take certain other actions to allow us to maintain our projected cash and projected financial position including but not limited to, additional reductions in general and administrative costs, sales and marketing costs, suspension or winding down of clinical development programs for SP-102, SP-103 and SP-104 and other discretionary costs. Although we believe such plans, if executed and coupled with the above described sources of liquidity, should provide us with financing to meet our needs, successful completion of such plans is dependent on factors outside of our control.

We anticipate that we will continue to incur net losses into the foreseeable future as we support our clinical development to expand approved indications, continue our development of, and seek regulatory approvals for, our product candidates, and expand our corporate infrastructure. As a result, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. See Note 2 titled “Liquidity and Going Concern” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information. Our existing cash and cash equivalents may be insufficient to enable us to fund our operating expenses, capital expenditure requirements, the repurchase of the Penny Warrants held by Oramed and to service our debt obligations (whether under the Oramed Note, the Tranche B Notes or otherwise) for at least the next 12 months. If these sources are insufficient to satisfy our liquidity requirements, we may seek to raise additional funds through equity offerings, debt financings, collaborations, government contracts or other strategic transactions.

Cash Flows

The following table summarizes our cash flows for each of the periods presented (in thousands):

	Nine Months Ended September 30,
	2025	2024
Cash Flow Data:
Net cash proceeds from operating activities	$21,287	$16,815
Net cash used for investing activities	(700)	(2,480)
Net cash used for financing activities	(22,981)	(10,948)
Net change in cash, cash equivalents and restricted cash	$(2,394)	$3,387

Cash Flows from Operating Activities

For the nine months ended September 30, 2025, net cash proceeds from operating activities were approximately $21.3 million, attributable to the changes in operating assets and liabilities that provided $98.3 million of cash and other non-cash reconciling items of $250.9 million related to transaction costs expensed related to Semnur Bussiness Combination, stock-based compensation, change in fair value of debt and liability instruments, change in fair value of equity investments, change in fair value of digital assets and equity investments, financing costs, depreciation and amortization and non-cash operating lease cost and change on fair value of derivative liabilities, partially offset by our net loss of $327.9 million.

For the nine months ended September 30, 2024, net cash proceeds from operating activities were approximately $16.8 million, attributable to the changes in operating assets and liabilities that provided $54.9 million of cash and other non-cash reconciling items of $28.3 million related to stock-based compensation, change in fair value of debt and liability instruments, allocated expense for warrant issuance cost, depreciation and amortization and non-cash operating lease cost, gain on derivative liabilities, partially offset by our net loss of $66.3 million.

Cash Flows from Investing Activities

For the nine months ended September 30, 2025, net cash used for investing activities was approximately $0.7 million and was related to the $0.2 million purchase of Gloperba Ex-U.S. rights, in-process research and development assets and $0.5 million related to payments of deferred consideration for the Romeg intangible asset acquisition under the Romeg License Agreement.

For the nine months ended September 30, 2024, net cash used for investing activities was approximately $2.5 million and is primarily related to the $2.0 million related to the purchase of Denali ordinary shares and $0.5 million related to payments of deferred consideration for the Romeg intangible asset acquisition under the Romeg License Agreement.

Cash Flows from Financing Activities

For the nine months ended September 30, 2025, net cash used for financing activities was approximately $23.0 million and was primarily related to a $16.0 million repayment of borrowings under the Tranche B Notes, a $13.0 million cash consideration paid in connection with Penny Warrants repurchase, a $2.4 million payment under the ZTlido Royalty Purchase Agreement and Gloperba-Elyxyb Royalty Purchase Agreement, a $1.0 million payment of transaction costs in connection with the share repurchase, and a $0.9 million payment of excise tax on the share repurchase, partially offset by $10.3 million proceeds received from exercise of December 2024 RDO Warrants and Public Warrants.

For the nine months ended September 30, 2024, net cash used for financing activities was approximately $10.9 million and was primarily related to $93.4 million in gross proceeds from the Revolving Facility, $25.0 million in gross proceeds from issuance of shares under the February 2024 BDO and April 2024 RDO, $10.0 million in proceeds from receiving the FSF Deposit, $0.2 million in proceeds from the Standby Equity Purchase Agreements and $0.9 million in proceeds from the exercise of stock options and warrants and ESPP, offset by the $137.3 million repayment of borrowings under the Revolving Facility, Oramed Note, and Convertible Debentures, the $2.8 million payment of transaction costs related to the February 2024 BDO and April 2024 RDO and $0.3 million cash consideration paid in connection with the repurchase of certain portion of the SPAC Warrants.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon our unaudited condensed consolidated financial statements which are prepared in accordance with the accounting principles generally accepted in the United States (“GAAP”). The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates and judgments and base them on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known.

There have been no material changes in our critical accounting estimates as compared to the critical accounting estimates disclosed in the section titled “Management’s Discussion and Analysis of Financial Condition and Operations” included in the Annual Report on Form 10-K, except for the accounting treatment for the cryptocurrency assets and noncontrolling interests as discussed in Note 1 to the unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.

Recent Accounting Pronouncements

See Note 1 titled “Nature of Operations and Basis of Presentation” of the notes to our audited consolidated financial statements included in the Annual Report on Form 10-K for a discussion of recent accounting pronouncements.

Emerging Growth Company

An “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in GAAP or their interpretation, the adoption of new guidance or the application of existing guidance to changes in Scilex’s business could significantly affect our business, financial condition and results of operations.

In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we may take advantage of certain exemptions from various reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•
an exemption from compliance with the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);
•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;
•
reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and
•
exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

Scilex qualifies and will remain as an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the initial public offering, (b) in which Scilex has a total annual gross revenue of at least $1.235 billion, or (c) in which Scilex is deemed to be a large accelerated filer, which means the market value of the common equity of Scilex that is held by non-affiliates equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Scilex has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Scilex qualifies and will remain a smaller reporting company until the last day of the fiscal year in which (i) Scilex has annual revenue of at least $100 million and a public float that equals or exceeds $700 million as of the last business day of its most recently completed second fiscal quarter or (ii) Scilex has a public float that equals or exceeds $250 million as of the last business day of its most recently completed second fiscal quarter.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

There have been no material changes in our market risk during the nine months ended September 30, 2025 compared to the disclosures in Part II, Item 7A of the Annual Report on Form 10-K.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports filed under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the SEC’s regulations, rules and forms and that such information is accumulated and communicated to our management, including our principal officers, as appropriate, to allow for timely decisions regarding required disclosure.

In designing and evaluating our disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures. As required by Rule 13a-15(b) promulgated by the SEC under the Exchange Act, we carried out an evaluation, under the supervision and with the participation of our management, including our Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on the foregoing, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report on Form 10-Q.

Inherent Limitations on Effectiveness of Controls

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Accordingly, our controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our control system are met. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended September 30, 2025, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

The information set forth under the caption “Litigation” in Note 12 “Commitments and Contingencies” of the Notes accompanying the Unaudited Condensed Consolidated Financial Statements included in Item 1 of this Quarterly Report on Form 10-Q is incorporated herein by reference.

Item 1A. Risk Factors.

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described herein, as well as the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements”, before deciding whether to invest in our Common Stock. Our Annual Report on Form 10-K, in Part I–Item 1A, Risk Factors, describes important risk factors that could cause our business, financial condition, liquidity, results of operations and growth prospects to differ materially from those indicated or suggested by forward-looking statements made in this Quarterly Report on Form 10-Q or presented elsewhere by management from time to time. Except as set forth below, there have been no material changes in the risk factors that appear in Part I–Item 1A of our Annual Report on Form 10-K. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to our Limited Operating History, Financial Condition and Capital Requirements

We have a limited operating history and have incurred significant losses since our inception. We anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history. Prior to March 2019, our operations were conducted through Scilex Pharma, which was formed in September 2012 and is now our wholly owned subsidiary. In March 2019, we effected a corporate reorganization and acquired Semnur, which was formed in June 2013. Since our inception, we have focused on organizing and staffing our company, business planning, raising capital, identifying potential non-opioid pain therapy candidates, undertaking preclinical studies and clinical trials of our product candidates and establishing research and development and manufacturing collaborations. Most of our revenue to date is attributable to sales of ZTlido, and we expect that sales of ZTlido will account for most of our revenue for at least the near term. Our relatively short operating history as a company makes any assessment of our future success and viability subject to significant uncertainty.

Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and we have not yet demonstrated an ability to overcome such risks and difficulties successfully. Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•
successfully complete ongoing clinical trials and obtain regulatory approvals for our current and future product candidates;
•
identify new acquisition or in-licensing opportunities;
•
successfully identify new product candidates and advance those product candidates into pre-clinical studies and clinical trials;
•
raise additional funds when needed and on terms acceptable to us;
•
attract and retain experienced management and advisory teams;
•
add operational, financial and management information systems and personnel, including personnel to support clinical, manufacturing and planned future commercialization efforts and operations;
•
launch commercial sales of our product candidates, whether alone or in collaboration with others;
•
initiate and continue relationships with third-party suppliers and manufacturers and have commercial quantities of product candidates manufactured at acceptable cost and quality levels and in compliance with the FDA, and other regulatory requirements;
•
set acceptable prices for product candidates and obtain coverage and adequate reimbursement from third-party payors;
•
achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and
•
maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed or become profitable.

Since our inception, we have incurred significant net losses, with net losses of $72.8 million and $114.3 million for the years ended December 31, 2024 and 2023, respectively. For the nine months ended September 30, 2025 and 2024, we had net losses of $327.9 million and $66.3 million, respectively. As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of $888.7 million and $563.1 million, respectively. For the foreseeable future, we expect to continue to incur significant expenses related to the commercialization of ZTlido, GLOPERBA and ELYXYB and the research and development of our product candidates, SP-102 (10 mg dexamethasone sodium phosphate viscous gel) (“SEMDEXA”), SP-103 (lidocaine topical system) 5.4% (“SP-103”), and SP-104 (4.5 mg, low-dose naltrexone hydrochloride delayed-release capsules) (“SP-104”). We anticipate that our expenses will increase substantially due to any future trials related to SEMDEXA and SP-103 and initiation of the Phase 2 clinical trial for SP-104. Consequently, we expect to incur substantial losses for the foreseeable future and may never become profitable.

We are subject to risks incidental to the development of new biopharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations.

If we are unable to raise capital through a registered offering, we would be required to conduct our equity financing transactions on a private placement basis, which may be subject to pricing, size and other limitations imposed under the Nasdaq Listing Rules, or seek other sources of capital.

The terms of the Oramed Note and the Tranche B Notes impose certain operating and financial covenants that restrict our operating and financial flexibility and any failure to comply with such covenants could result in an event of default that could adversely affect our business, financial condition and results of operations.

On September 21, 2023 (the “Oramed Closing Date”), we issued and sold to Oramed the Oramed Note pursuant to that certain securities purchase agreement we entered into with Oramed, dated as of September 21, 2023 (the “Scilex-Oramed SPA”). Interest under the Oramed Note accrues at a fluctuating per annum interest rate equal to the sum of (1) greater of (x) four percent (4%) and (y) Term SOFR (as defined in the Oramed Note) and (2) eight and one-half percent (8.5%), payable in-kind on a monthly basis.

Pursuant to the Oramed Note, since the outstanding principal of the Oramed Note was not repaid in full on or prior to March 21, 2024, an exit fee of $3,056,250 has been earned with respect to the Oramed Note, which shall be due and payable on the date the outstanding principal amount of the Oramed Note is paid in full. Upon the occurrence and during the continuance of an event of default under the Oramed Note, holders of more than 50% of the aggregate unpaid principal amount of the Oramed Notes may elect to cause all outstanding amounts under the Oramed Note to accrue interest at a default rate equal to the lesser of (i) Term SOFR plus fifteen percent (15%) or (ii) the maximum rate permitted under applicable law.

Any voluntary prepayments of the Oramed Note occurring prior to the one-year anniversary of the Oramed Closing Date are required to be paid together with a make-whole amount equal to 50% of the amount of additional interest that would accrue on the principal amount so prepaid under the Oramed Note from the date of such prepayment through and including the maturity date. The make-whole amount was waived by Oramed for our voluntary prepayments in March 2024. If the Oramed Note is accelerated upon an event of default, we are required to repay the principal amount of the Oramed Note at a mandatory default rate of 125% of such principal amount (together with 100% of accrued and unpaid interest thereon and all other amounts due in respect of the Oramed Note). The Oramed Note contains mandatory prepayment provisions requiring us and our subsidiaries to, following the earlier of (x) April 1, 2024, and (y) the date on which the Acceptable Indebtedness (as defined in the Oramed Note) is repaid in full, use 70% of the net cash proceeds of any Cash Sweep Financing (as defined in the Oramed Note) or advance under the ELOCs (as defined in the Oramed Note) to prepay the outstanding principal amount of the Oramed Note (the “Mandatory Prepayment Sweep”). Following each of the April 2024 RDO, the receipt of the FSF Deposit and the ATM Sales Agreement, we made mandatory prepayments of $9,578,835, $7,000,000 and $1,760,796, respectively, to Oramed, which equals 70% of the net cash proceeds we received from each of the April 2024 RDO, the FSF Deposit and the sale of shares pursuant to the ATM Sales Agreement. Given such payment was not a voluntary prepayment, such prepayment did not trigger the make-whole amount under the Oramed Note.

On October 8, 2024 (the “Issuance Date”), we issued and sold in a registered offering to certain institutional investors (collectively, the “Tranche B Investors”) and Oramed (together with the Tranche B Investors, the “Tranche B

Noteholders”) senior secured convertible notes in the aggregate principal amount of $50,000,000 (the “Tranche B Notes”), which notes are convertible into shares of Common Stock, pursuant to the Tranche B Securities Purchase Agreement. In consideration for Tranche B Notes issued to Oramed, the outstanding principal balance of the Oramed Note was reduced by $22,500,000, and additional principal payments of an aggregate amount of $15,000,000 were made in November and December 2024. As of September 30, 2025, the outstanding principal amount, as well as the accrued interest and fees, of the Oramed Note was $27,353,065, with the remaining amount due on March 21, 2025, which maturity date was extended to December 31, 2025 pursuant to an amendment letter we entered into with Oramed, dated as of January 21, 2025. Additionally, if we effect the Warrant Repurchase and have paid the Option Payment Amount and the Warrant Repurchase Amount in full, in accordance with the terms of the Option Agreement, then the maturity date of the Oramed Note shall be extended to March 31, 2026 and any make-whole payment due thereunder upon prepayment shall be waived. On September 30, 2025 we completed the repurchase of the first tranche of Penny Warrants (as defined below) pursuant to the Option Agreement.

Unless earlier converted or redeemed, the Tranche B Notes mature on the two-year anniversary of the Issuance Date, subject to extension at the option of the holder in certain circumstances as provided therein. The Tranche B Notes bear interest at a rate of 5.5% per annum, payable in arrears on the first trading day of each calendar quarter, beginning January 2, 2025, payable, at our option, either in cash or in shares of Common Stock, subject to certain conditions.

The Oramed Note and the Tranche B Notes contain affirmative and negative covenants binding on us and our subsidiaries which restrict, among other things, us and our subsidiaries from incurring indebtedness or liens, repaying certain indebtedness, or declaring or paying any cash dividends or distribution, selling or otherwise disposing of any assets, entering into transactions with affiliates, in each case as more fully set forth in, and subject to certain qualifications, exceptions, and “baskets” set forth in the Oramed Note and the Tranche B Notes. The Oramed Note also contains covenants requiring us to maintain a segregated bank account under specific terms and conditions, for purposes of receiving the Mandatory Prepayment Sweep, requiring SCLX Stock Acquisition JV LLC, our indirect wholly owned subsidiary (“SCLX JV”), to comply with the separateness representations and covenants in its organizational documents, and requiring our subsidiary, SCLX DRE Holdings LLC, to maintain its status as a passive holding company. The Tranche B Notes also require us to, at the request of the holder, not more frequently than once per fiscal year, hire an independent, reputable investment bank to investigate whether any breach of the Tranche B Notes has occurred if an event constituting an event of default has occurred and is continuing or any holder reasonably believes that an event constituting an event of default has occurred or is continuing. In addition, the Tranche B Notes prohibit us from entering into specified fundamental transactions unless the successor entity assumes all of our obligations under the Tranche B Notes under a written agreement approved by the required holders of the Tranche B Notes before the transaction is completed. Upon consummation of specified fundamental transactions, the successor entity must confirm that upon conversion or redemption of the Tranche B Notes thereafter, shares of the successor entity will be issuable upon such conversion or redemption. The holders of the Tranche B Notes also have certain redemption rights upon a fundamental transaction constituting a change of control.

The Oramed Note and the Tranche B Notes contain certain customary events of default, including, without limitation, a cross-default to other specified indebtedness or any other indebtedness involving an obligation of a certain amount, a failure in payment of principal, as well as any bankruptcy, insolvency or reorganization event. The Oramed Note also contains additional events of default with respect to certain events relating to our obligations under that certain registration rights agreement, dated as of September 21, 2023, between us and Oramed and relating to (i) the warrants to purchase up to an aggregate of 13,000,000 shares of Common Stock, with an exercise price of $0.01 per share (the “Penny Warrants”), that we issued to Oramed pursuant to the Scilex-Oramed SPA (of which 6,500,000 Penny Warrants were previously exercised, and/or (ii) the shares of Common Stock underlying the Penny Warrants, in each case as more fully set forth in the Oramed Note. On July 22, 2025, we entered into the Option Agreement with Oramed, pursuant to which we have the option to repurchase the remaining 6,500,000 Penny Warrants for an aggregate warrant purchase price of $27 million. As of the date of this Quarterly Report on Form 10-Q, we have partially exercised the option under the Option Agreement, purchasing 3,130,000 Penny Warrants on September 30, 2025, and continue to hold the option to repurchase the remaining 3,370,000 Penny Warrants.

In addition, failure to comply with the covenants under the Oramed Note or Tranche B Notes could result in an event of default. The events of default under the Oramed Note include, among others, a change of control of our company and under the Tranche B Notes include, among others, any material adverse effect on our business, properties, assets, liabilities, operation, condition or prospects. Upon an event of default under the Oramed Note or the Tranche B Notes, subject to notice requirements in the case of certain events of default, all amounts outstanding under the Oramed Note may become immediately due and payable and the holders of the Tranche B Notes are entitled to certain conversion and redemption rights, respectively. We may not have sufficient funds or may be unable to arrange for additional financing to repay such indebtedness or to make any accelerated or redemption payments, and Oramed and/or the Tranche B Noteholders could seek to enforce their security interests in the collateral securing such indebtedness or other remedies available to them under the Oramed Note or Tranche B Notes, respectively, or as provided by applicable law. Oramed could also seek to enforce the guaranty under the Subsidiary Guarantee entered into by us and each of our subsidiaries, dated as of September 21, 2023, to carry out our payment obligations under the Oramed Note. Any failure by us to comply with the obligations under the Oramed Note or the Tranche B Notes could have a negative effect on our business, financial condition and results of operations.

Our outstanding indebtedness and any future indebtedness we may incur, combined with our other financial obligations, could increase our vulnerability to adverse changes in general economic, industry and market conditions, limit our flexibility in planning for, or reacting to, changes in our business and the industry and impose a competitive disadvantage compared to our competitors that have less debt or better debt servicing options. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our operations have consumed substantial amounts of cash since inception. We expect to significantly increase our spending to continue our commercialization efforts for ZTlido, GLOPERBA and ELYXYB, advance development of our current product candidates and launch and commercialize any product candidates for which we receive regulatory approval. Furthermore, we expect to incur additional costs associated with operating as a public company. We will also require additional capital to fund our other operating expenses and capital expenditures.

As of September 30, 2025, our cash and cash equivalents were approximately $0.9 million and we had an accumulated deficit of $888.7 million. The amount and timing of our future funding requirements will depend on many factors, some of which are outside of our control, including but not limited to:

•
the costs and expenses associated with our ongoing commercialization efforts for ZTlido, GLOPERBA and ELYXYB;
•
the degree of success we experience in commercializing ZTlido, GLOPERBA and ELYXYB;
•
the revenue generated by sales of ZTlido, GLOPERBA, ELYXYB and other products that may be approved, if any;
•
the scope, progress, results and costs of conducting studies and clinical trials for our product candidates, SEMDEXA, SP-103 and SP-104;
•
the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;
•
the costs of manufacturing ZTlido, GLOPERBA, ELYXYB and our product candidates;
•
the timing and amount of any milestone, royalty or other payments we are required to make pursuant to any current or future collaboration or license agreements;
•
our ability to maintain existing, and establish new, strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;
•
the extent to which ZTlido, GLOPERBA, ELYXYB or any of our product candidates, if approved for commercialization, is adopted by the physician community;
•
our need to expand our research and development activities;
•
the costs of acquiring, licensing or investing in businesses, product candidates and technologies;
•
the effect of competing products and product candidates and other market developments;
•
the number and types of future products we develop and commercialize;
•
any product liability or other lawsuits related to our products;
•
the expenses needed to attract, hire and retain skilled personnel;
•
the costs associated with being a public company;
•
our need to implement additional internal systems and infrastructure, including financial and reporting systems;
•
the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
•
the costs related to servicing of our debt;

•
the costs of financing additional clinical, regulatory and commercial activities; and
•
the extent and scope of our general and administrative expenses.

Until we are able to generate significant revenue, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, government contracts or other strategic transactions. We cannot be sure that any additional funding, if needed, will be available on terms favorable to us, or at all. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Furthermore, any additional equity or equity-related financing may be dilutive to our stockholders, and debt or equity financing, if available, may subject us to restrictive covenants and significant interest costs. If we raise additional funds through collaborations or strategic alliances with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. If we are unsuccessful in our efforts to raise additional financing on acceptable terms, we may be required to significantly reduce or cease our operations.

Our recurring losses from operations, negative cash flows and substantial cumulative net losses raise substantial doubt about our ability to continue as a going concern.

In Note 2 titled “Liquidity and Going Concern” of our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, we disclose that there is substantial doubt about our ability to continue as a going concern. We have negative working capital and have incurred significant operating losses and negative cash flows from operations and expect to continue incurring losses for the foreseeable future. Further, we had an accumulated deficit of $888.7 million as of September 30, 2025 and approximately $563.1 million as of December 31, 2024. These conditions raise substantial doubt about our ability to continue as a going concern. Our unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our ability to become a profitable operating company is dependent upon our ability to generate revenue and obtain financing adequate to fulfill our development and commercialization activities, and achieving a level of revenue adequate to support our cost structure. We have plans to obtain additional resources to fund our currently planned operations and expenditures through additional debt and equity financing. We will need to seek additional financing to fund our current operations, including the commercialization of ZTlido, GLOPERBA and ELYXYB, as well as the development of our other material product candidates for the next 12 months. Our plans are substantially dependent upon the success of future sales of ZTlido, GLOPERBA and ELYXYB, among which GLOPERBA and ELYXYB are still in the early stages of commercialization, and are dependent upon, among other things, the success of our marketing of ZTlido, GLOPERBA and ELYXYB and our ability to secure additional payor contracts with terms that are consistent with our business plan. If we are unable to obtain sufficient funding, our financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. Future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all.

Risks Related to our Commercial Operations and Product Development

We obtain, or historically have obtained, our commercial supply of certain of our products, the clinical supply of our product candidates and certain of the raw materials used in our product candidates from sole or single source suppliers and manufacturers. In the event of a loss of one of these suppliers or manufacturers, or a failure by any such supplier or manufacturer to comply with FDA regulations, we may not be able to find an alternative source on commercially reasonable terms, or at all.

We rely on a number of sole or single source suppliers and manufacturers, including:

•
the manufacturer and supplier for the commercial supply of ZTlido, ELYXYB and GLOPERBA;
•
the manufacturer and supplier for the clinical supply of SP-103;
•
the manufacturer and supplier for the clinical supply of SP-104;
•
the supplier of sodium hyaluronate, one of the excipients for SEMDEXA; and
•
the manufacturer for the clinical supply of SEMDEXA.

Under the Product Development Agreement and the Commercial Supply Agreement, dated as of February 16, 2017, by and among Scilex Pharma, Oishi and Itochu (the “Commercial Supply Agreement”), we license the rights to ZTlido from, and rely exclusively on, Oishi and Itochu for the manufacturing and supply of ZTlido and SP-103. Oishi and Itochu have the right to terminate the Product Development Agreement and the Commercial Supply Agreement under certain circumstances, including, among other things: (1) if we are in material breach of the agreement and the breach is not curable or if the breach is curable and we fail to cure such material breach within 180 days after notice requesting to cure; (2) if, at any time during the term of the Product Development Agreement and the Commercial Supply Agreement, the market conditions are such that (a) our total net profits for ZTlido and SP-103 are equal to or less than five percent of our net sales of ZTlido and SP-103 for a period of four or more consecutive quarters, or (b) the economic viability of ZTlido and SP-103 is affected significantly as evidenced by documentation and substantial information by any external circumstances deemed detrimental to all parties as agreed to by us, on the one hand, and Oishi and Itochu, on the other hand, and the parties are unable to resolve the concerns under the foregoing clauses (a) and (b) after 30 days of good-faith discussion; and (3) in the event of our bankruptcy or assignment for the benefit of creditors. As of September 30, 2025, our net profits for ZTlido and SP-103 have not exceeded five percent of net sales. Accordingly, Oishi and Itochu have the right to terminate the Product Development Agreement and Commercial Supply Agreement. As of September 30, 2025, neither Oishi nor Itochu has exercised its right of termination. If the Product Development Agreement and the Commercial Supply Agreement are terminated, we would lose access to the intellectual property and proprietary manufacturing process upon which ZTlido and SP-103 depend.

We expect our third-party manufacturers and suppliers of both GLOPERBA and ELYXYB are capable of providing sufficient quantities of these products to meet anticipated commercial demands; however, if third parties with whom we currently work are unable to meet our manufacturing and supply requirements, we will need to secure alternate manufacturers and suppliers or face potential delays or shortages. While we believe that there are other contract manufacturers and suppliers with the technical capabilities to manufacture and supply these products, we cannot be certain that identifying and establishing relationships with such sources would not result in significant delay or material additional costs.

Historically, we have purchased our clinical supply requirements for sodium hyaluronate, one of the excipients for SP-102, solely from Sanofi Genzyme (formerly known as Genzyme Corporation (“Genzyme”)) pursuant to a supply agreement, which terminated as of May 31, 2024. We anticipate that our current supply of sodium hyaluronate will be sufficient to satisfy our current clinical supply requirements for sodium hyaluronate. Although we are currently in the process of identifying and certifying new suppliers to fulfill our future clinical and commercial supply requirements for sodium hyaluronate, we may not be able to find an alternative supplier of sodium hyaluronate on commercially reasonable terms, or at all.

Under that certain Master Services Agreement (as amended, “the Lifecore Master Services Agreement”), which we entered into on January 27, 2017 through our subsidiary, Semnur, with Lifecore Biomedical, LLC (“Lifecore”), we depend on Lifecore to manufacture clinical supplies of SEMDEXA. Lifecore has the right to terminate the Lifecore Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement and fail to cure such breach within 30 days of written notice; (2) if we (a) become insolvent, (b) cease to function as a going concern, (c) become convicted of or plead guilty to a charge of violating any law relating to either party’s business, or (d) engage in any act which materially impairs goodwill associated with SEMDEXA or materially impairs the terminating party’s trademark or trade name; (3) if we fail to pay past due invoices upon 30 days’ written notice, or (4) if we reject or fail to respond to a major change proposed by Lifecore that does not change

Semnur’s written and approved acceptance criteria in its product specifications. In the event that Lifecore decides to terminate the Lifecore Master Services Agreement, finding an alternative manufacturer on commercially reasonable terms, or at all, may be difficult. On June 6, 2023, Semnur entered into the Second Amendment to Lifecore Master Services Agreement with Lifecore, which extended the term of the agreement until December 31, 2028.

Under that certain master services agreement (the “Tulex Master Services Agreement”) and the statement of work with Tulex Pharmaceuticals Inc. (“Tulex”), we depend on Tulex to develop, test and manufacture clinical supplies of SP-104. Tulex has the right to terminate the Tulex Master Services Agreement under certain circumstances, including, but not limited to: (1) if we are in material breach of the agreement or a statement of work and fail to cure such breach within 15 days after receipt of notice of such breach (or such other time period expressly stated in the applicable statement of work) or (2) in the event of our insolvency, bankruptcy, reorganization, liquidation or receivership, or a failure to remove any insolvency, bankruptcy, reorganization, liquidation or receivership proceedings within ten days from the date of institution of such proceedings. In addition, we may terminate the agreement or any statement of work (a) without cause upon 30 days prior written notice to Tulex or (b) immediately upon written notice in the event Tulex is dissolved or undergoes a change in control. In the event that the Tulex Master Services Agreement or a statement of work is terminated, we may not be able to find an alternative manufacturer and supplier on commercially reasonable terms.

Additionally, the manufacturing facilities used by our third-party suppliers and manufacturers must continue to comply with FDA regulations and are subject to periodic announced or unannounced inspections. We have limited control over the ability of our third-party suppliers and manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If our third-party suppliers and manufacturers fail to comply with FDA regulations, the FDA may not authorize the manufacture of our products and product candidates at these facilities, and we may be unable to find alternative manufacturing facilities in a timely manner or at all. The failure by such third parties to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, import detention, civil penalties, delays, suspension or withdrawal of approvals, seizures or recalls of our product, operating restrictions and criminal prosecutions.

In addition, our product candidates may compete with other product candidates and products for access to manufacturing facilities and other supplies. There are a limited number of manufacturers that operate under the current Good Manufacturing Practices (“cGMP”) regulations and that might be capable of manufacturing for us. Also, prior to the approval of our product candidates, we would need to identify a contract manufacturer that could produce our products at a commercial scale and that could successfully complete FDA pre-approval inspection and inspections by other health authorities. Agreements with such manufacturers or suppliers may not be available to us at the time we would need to have that capability and capacity.

If the commercial supply of our commercial products, clinical supply of our product candidates and certain of the raw materials used in our product candidates are disrupted or delayed, there can be no assurance that alternative sources can serve as adequate replacements or that supplies will be available on terms that are favorable to us, if at all. Any disruption in supply could affect the profitability of ZTlido, the commercialization of GLOPERBA and ELYXYB, and the development of SEMDEXA, SP-103 and SP-104.

Risks Related to our Business and Operations

We may need to increase the size of our company and may not effectively manage our growth.

As of September 30, 2025, we had 30 full-time employees, which reflects the transition of our sales force to a third-party agency (see Note 12 titled “Commitments and Contingencies” to our unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for additional information). We may need to continue to expand our managerial, operational, sales and marketing, finance and other resources in order to manage our operations, clinical trials, research and development activities, regulatory filings, manufacturing and supply activities, and any marketing and commercialization activities, including co-promotion activities. Future growth would impose significant added responsibilities on members of management, including:

•
identifying, recruiting, integrating, maintaining and motivating additional employees;

•
managing our internal development efforts effectively, including the clinical, FDA and internal regulatory review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and
•
improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, if any, which may cause a significant strain on our management, and our operational, financial and other resources. Our ability to manage our growth effectively will require us to implement and improve our operational, financial and management systems and to expand, train, manage and motivate our employees. These demands may require the hiring of additional management personnel and the development of additional expertise by management. Any increase in resources devoted to research and product development without a corresponding increase in our operational, financial and management systems could have a material adverse effect on our business, financial condition and results of operations.

There is no assurance that the Semnur Business Combination will actually maximize the value of Legacy Semnur and/or the SP-102 asset for us or our stockholders.

As previously announced, our Board authorized our management to explore ways in which to maximize the value of Semnur Pharmaceuticals, Inc., then a majority-owned subsidiary of our company (“Legacy Semnur”), and SP-102 (SEMDEXA™), the product candidate held by Legacy Semnur, for us and our stockholders, including by way of conducting a spin-off, merger, dividend, reclassification or other similar transaction.

On August 30, 2024, Legacy Semnur entered into an agreement and plan of merger (as may be amended or restated from time to time in accordance with its terms, including by Amendment No. 1 thereto, dated as of April 16, 2025, and Amendment No.2 thereto, dated as of July 22, 2025, the “Semnur Business Combination Agreement”) with Denali Capital Acquisition Corp. (“Denali”) and Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Denali Merger Sub”), in connection with a business combination (the “Semnur Business Combination”). The Semnur Business Combination was completed on September 22, 2025, pursuant to the Semnur Business Combination Agreement, and Denali Merger Sub merged with and into Legacy Semnur, the separate corporate existence of Denali Merger Sub ceased and Legacy Semnur became the surviving corporation and a wholly owned subsidiary of Denali. In connection with the consummation of the Semnur Business Combination, Denali changed its name to “Semnur Pharmaceuticals, Inc.” (“Semnur”).

There is no assurance the Semnur Business Combination will actually maximize the value of Legacy Semnur and/or the SP-102 asset for us or our stockholders. In addition, we remain liable for significant transaction costs, including legal, accounting and financial advisory fees.

International components of our business expose us to business, legal, regulatory, political, operational, financial and economic risks associated with conducting business outside of the United States.

We currently collaborate with international manufacturing partners and may potentially expand our business internationally in the future. The purchase and shipment of components from international sources subjects us to U.S. and foreign governmental trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), as well as export controls laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting.

Moreover, the new administration has substantially altered prior U.S. government international trade policy and has commenced activities to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and treaties with foreign countries. In addition, the new administration has initiated or is considering imposing tariffs on certain foreign goods. Related to this action, certain foreign governments, including China, have instituted or are considering imposing tariffs on certain U.S. goods. It remains unclear what the new administration or foreign governments will or will not do with respect to tariffs or other international trade agreements and policies. Although the new administration has not yet implemented tariffs on pharmaceuticals, there can be no assurance that it will not implement such tariffs in the future. A trade war or other governmental action related to tariffs or international trade agreements or policies has the potential to disrupt our research activities, affect our suppliers, increase the cost of materials purchased to manufacture our products, impact our ability to sell our products outside the United States or to sell our products outside the United States at competitive prices and/or to affect the United States or global economy or certain sectors thereof and, thus, could adversely impact our business.

Conducting business internationally involves a number of risks, including:

•
multiple, sometimes conflicting and changing laws and regulations such as tax laws, export and import restrictions, employment laws, anti-bribery and anti-corruption laws, regulatory requirements and other governmental approvals, permits and licenses;
•
difficulties in enforcing our intellectual property rights and in defending against third-party threats and intellectual property enforcement actions against us, our distributors or any of our third-party suppliers;
•
failure by us or our distributors to obtain appropriate licenses or regulatory approvals for the sale or use of our product candidates, if approved, in various countries;
•
difficulties in managing foreign operations;
•
cost and availability of shipping and other means of product transportation;
•
foreign currency exchange rate fluctuations;
•
changes in duties and tariffs, license obligations and other non-tariff barriers to trade;
•
the imposition of new trade restrictions;
•
difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•
complexities associated with managing multiple payor-reimbursement regimes or self-pay systems;
•
natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions; and
•
failure to comply with the FCPA, including its books and records provisions and its anti-bribery provisions, and similar anti-bribery and anti-corruption laws in other jurisdictions, for example by failing to maintain accurate information and control over sales or distributors’ activities.

Any of these risks, if encountered, could significantly harm our future international expansion and operations and, consequently, negatively impact our business, financial condition and results of operations.

Risks Related to Ownership of our Common Stock

The market price of our Common Stock may fluctuate significantly, and investors in our Common Stock may lose all or a part of their investment.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. For example, from November 11, 2022 (the first trading day following the closing of the Scilex Business Combination) to November 10, 2025, our closing stock price ranged from $3.99 to $518.00. The market price of our Common Stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•
our ability to commercialize ZTlido, GLOPERBA, ELYXYB or our product candidates, if approved;
•
legal disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for ZTlido, GLOPERBA, ELYXYB or our product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or stockholder litigation;
•
announcements of the introduction of new products by our company and our competitors;
•
issuances of debt or equity securities;
•
market conditions and trends in the pharmaceutical and biotechnology sectors;
•
overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;
•
trading volume of our Common Stock;
•
ineffectiveness of our internal controls; and
•
other events or factors, many of which are beyond our control.

See the risk factor titled “If our operations and performance do not meet the expectations of investors or securities analysts, the market price of our securities may decline” in our Annual Report on Form 10-K for more factors affecting the trading price of our securities. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

The equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock. Further, price volatility of our Common Stock might worsen if the trading volume of our Common Stock is low. Although we have had periods of high-volume daily trading in our Common Stock, generally our stock is thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. If an active trading market for our Common Stock does not continue, the price of our Common Stock may be more volatile and it may be more difficult and time consuming to complete a transaction in our Common Stock, which could have an adverse effect on the realized price of our Common Stock. In addition, an adverse development in the market price for our Common Stock could negatively affect our ability to issue new equity to fund our activities.

Our failure to maintain compliance with the continued listing standards of Nasdaq could result in a delisting of our Common Stock.

On November 1, 2024, we received the Notice from Nasdaq notifying us that, because the closing bid price for our shares of Common Stock, had been below $1.00 per share for 30 consecutive business days, we did not comply with the Minimum Bid Price Requirement, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. Under Nasdaq Listing Rules, we had 180 days, or until April 30, 2025, to regain compliance with the Minimum Bid Price Requirement. Following the completion of the Reverse Stock Split, on April 30, 2025, the Company received notification from Nasdaq that it had regained compliance with the minimum closing bid price requirement under Nasdaq Listing Rule 5550(a)(2).

On November 21, 2024, we received a letter (the “Second Nasdaq Notice”) from Nasdaq advising us that we were not in compliance with Nasdaq’s continued listing requirements under the Nasdaq Listing Rule 5250(c)(1) (“Listing Rule 5250(c)(1)”) as a result of our failure to file the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Q3 Form 10-Q”) in a timely manner. Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic reports (the “Timely Reporting Requirement”) with the SEC. Under Nasdaq rules, we had 60 calendar days from receipt of the Nasdaq Notice, or until January 20, 2025, to submit a plan to regain compliance with the Listing Rule. We regained compliance with Listing Rule 5250(c)(1) by filing the Q3 Form 10-Q on January 17, 2025.

If, in the future, we are unable to maintain compliance with Nasdaq Listing Rules, Nasdaq could determine to delist our securities from trading on its exchange and if we are then unable to obtain listing on another national securities exchange, some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

•
causing our shares of Common Stock to be transferred to a more limited market than Nasdaq, which could affect the market price, trading volume, liquidity and resale price of such shares;
•
causing an event of default under our existing debt instruments;
•
reducing the number of investors, including institutional investors, willing to hold or acquire our Common Stock, which could negatively impact our ability to raise equity;
•
decreasing the amount of news and analyst coverage relating to us;
•
reducing the availability of information concerning the trading prices and volume of our Common Stock
•
limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; and
•
impacting our reputation and, as a consequence, our business and operations.

We completed a reverse stock split of our shares of common stock, which may reduce and may limit the market trading liquidity of the shares due to the reduced number of shares outstanding and may further decrease of total capitalization.

On March 20, 2025, we held a special meeting at which our stockholders approved a reverse stock split at various ratios, after which our Board approved the Reverse Stock Split at a ratio of 1-for-35, which was effected on April 15, 2025. The liquidity of our Common Stock may be adversely affected by the Reverse Stock Split as a result of the reduced number of shares outstanding following the Reverse Stock Split. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the reverse stock split ratio, or following such increase does not maintain or exceed such price, then our value, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following a reverse stock split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

The Reverse Stock Split is intended for the Company to regain compliance with the minimum bid price requirement of $1.00 per share of Common Stock for continued listing on the Nasdaq Capital Market. Although we have regained compliance with such requirement, there can be no assurance that we will maintain compliance with such requirement, or that we will not become deficient with respect to other Nasdaq listing requirements following, or as a result of, the Reverse Stock Split.

Our Warrants are exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

As of September 30, 2025, we have 6,958,204 outstanding SPAC Warrants (as defined below), which are currently exercisable for an aggregate of up to 198,807 shares of our Common Stock (on a post-Reverse Stock Split basis) in accordance with the terms of the Warrant Agreement (the “Warrant Agreement”), dated as of January 6, 2021, between Continental Stock Transfer & Trust Company, as warrant agent, and Vickers, governing those securities. The exercise price of these SPAC Warrants is $402.50 per whole share (on a post-Reverse Stock Split basis). “SPAC Warrants” means (i) the redeemable warrants that were included in the Units (each of which consisted of one Vickers ordinary share and one-half of one redeemable warrant) that, following the Scilex Business Combination and the Reverse Stock Split, entitle the holder of each whole warrant to purchase 1/35th of a share of Common Stock at a price of $402.50 per whole share (the “Public Warrants”), and (ii) the 6,840,000 warrants (which are currently exercisable for an aggregate of up to 195,429 shares of Common Stock, on a post-Reverse Stock Split basis) sold in a private placement to Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd consummated on January 11, 2021 (of which 2,736,000 (which are currently exercisable for an aggregate of up to 78,172 shares of Common Stock) were subsequently forfeited and 3,104,000 (which are currently exercisable for an aggregate of up to 88,686 shares of

Common Stock, on a post-Reverse Stock Split basis) were transferred to Sorrento, in each case in connection with the Scilex Business Combination) (the “Private Warrants”).

As of September 30, 2025, and taking into account our repurchase of 3,130,000 Penny Warrants pursuant to the Option Agreement, (i) outstanding Penny Warrants to purchase an aggregate of 3,370,000 shares of our Common Stock are exercisable under the terms thereof (subject to the restrictions on exercise under the Option Agreement), the exercise price of which is $0.01 per share (though such warrants are subject to the Warrant Repurchase by us pursuant to the Option Agreement), (ii) 3,803,447 February 2024 BDO Firm Warrants, which are currently exercisable for an aggregate of up to 108,686 shares of Common Stock, the exercise price of which is $59.50 per share; (iii) 470,588 February 2024 BDO Representative Warrants, which are currently exercisable for an aggregate of up to 13,446 shares of Common Stock, the exercise price of which is $74.38 per share; (iv) 3,250,000 Deposit Warrant, which is currently exercisable for an aggregate of up to 3,250,000 shares of Common Stock, the exercise price of which is $1.20 per share, (v) 15,000,000 April 2024 RDO Common Warrants, which are currently exercisable for an aggregate of up to 428,572 shares of Common Stock, the exercise price of which is $38.50 per share and (vi) 1,200,000 April 2024 RDO Placement Agent Warrants, which are currently exercisable for an aggregate of up to 34,286 shares of Common Stock, the exercise price of which is $43.75 per share.

On October 8, 2024, we issued the October 2024 Noteholder Warrants (as defined below) to purchase an aggregate of 214,284 shares of Common Stock. On the same date, we also issued the October 2024 Placement Agent Warrants (as defined below) to purchase an aggregate of 104,848 shares of Common Stock, which became exercisable 180 days following the date of issuance. The current exercise price of both the October 2024 Noteholder Warrants and the October 2024 Placement Agent Warrants is $36.40 per share. On July 22, 2025, we entered into the Warrant Exchange Agreements with the Tranche B Investors, pursuant to which the October 2024 Noteholder Warrants to purchase up to 107,142 shares of Common Stock were surrendered in exchange for the New Tranche B Warrants. Oramed waived its right to participate in the exchange.

On December 13, 2024, we issued the December 2024 RDO Pre-Funded Warrants (as defined below) to purchase an aggregate of 68,604 shares of Common Stock, which have been fully exercised as of the date of this Quarterly Report on Form 10-Q. On the same date, we also issued the December 2024 RDO Common Warrants (as defined below) to purchase an aggregate of 1,642,871 shares of Common Stock and the StockBlock Warrants (as defined below) to purchase an aggregate of 131,472 shares of Common Stock, which became exercisable 180 days following the date of issuance. The exercise price of both the December 2024 RDO Common Warrants and the StockBlock Warrants is $22.72 per share and $25.81 per share, respectively. On September 30, 2025, we entered to the Warrant Exercise Agreement with certain holders of the December 2024 RDO Common Warrants, pursuant to which, among other things, December 2024 RDO Common Warrants to purchase 179,236 shares were exercised and we issued such exercising holders new warrants (the “September 2025 Warrants”) to purchase an aggregate of 275,000 shares of Common Stock at an exercise price of $20.00 per share.

To the extent the SPAC Warrants, the Penny Warrants, the February 2024 BDO Firm Warrants, the February 2024 BDO Representative Warrants, the Deposit Warrant, the Fee Warrant (as defined in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025), the April 2024 RDO Common Warrants, the April 2024 RDO Placement Agent Warrants, the October 2024 Noteholder Warrants, the October 2024 Placement Agent Warrants, the December 2024 RDO Common Warrants, the StockBlock Warrants, the New Tranche B Warrants and the September 2025 Warrants (collectively, the “Warrants”) are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of our Common Stock. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See below risk factor, “The SPAC Warrants may never be in the money, they may expire worthless and the terms of the SPAC Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment. In addition, almost all of the other warrants to purchase shares of our Common Stock are out-of-the-money and may also expire worthless.”

The SPAC Warrants may never be in the money, they may expire worthless and the terms of the SPAC Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment. In addition, almost all of the other warrants to purchase shares of our Common Stock are out-of-the-money and may also expire worthless.

As of September 30, 2025, the exercise price for our SPAC Warrants is $402.50 per whole share of Common Stock. On November 10, 2025, the closing price of our Common Stock on the Nasdaq Capital Market was $18.35. If the price of our shares of Common Stock remains below $402.50 per whole share, which is the exercise price of our SPAC Warrants, we believe our warrant holders will be unlikely to cash exercise their SPAC Warrants, resulting in little or no cash proceeds to us. There is no guarantee that our SPAC Warrants will be in the money prior to their expiration and, as such, our SPAC Warrants may expire worthless.

The SPAC Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the SPAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding SPAC Warrants to make any change that adversely affects the interests of the registered holders of SPAC Warrants. Accordingly, we may amend the terms of the SPAC Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding SPAC Warrants approve of such amendment. Although our ability to amend the terms of the SPAC Warrants with the consent of majority of the then-outstanding SPAC Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the SPAC Warrants, convert the SPAC Warrants into cash, shorten the exercise period, or decrease the number of shares of our Common Stock purchasable upon exercise of a SPAC Warrant.

In addition, as noted above, on November 10, 2025, the closing price of our Common Stock on the Nasdaq Capital Market was $18.35, making almost all of the Warrants out-of-the-money. If the price of our shares of Common Stock remains below the exercise prices of such other warrants, we believe the holders of such warrants will be unlikely to cash exercise such warrants, resulting in little or no cash proceeds to us. There is no guarantee that such out-of-the-money warrants will be in the money prior to their expiration and, as such, may expire worthless.

Risks Related to Cryptocurrency

Our cryptocurrency treasury strategy has not been implemented or tested.

Our cryptocurrency acquisition and treasury strategy has not been tested. Although we believe cryptocurrency has the potential to serve as a hedge against inflation in the long term, the short-term price of cryptocurrency as an asset class declined in recent periods during which the inflation rate increased. Some investors and other market participants may disagree with our cryptocurrency acquisition strategy or actions we undertake to implement it. If cryptocurrency prices were to decrease or our cryptocurrency acquisition strategy otherwise proves unsuccessful, our financial condition, results of operations, and the market price of our common stock would be materially adversely impacted.

Absent federal regulations, there is a possibility that certain cryptocurrencies may be classified as “securities” or be determined to be offered and sold as a “security.” Any such classification of a cryptocurrency would subject us to additional regulation and could materially impact the operation of our business.

Cryptocurrency refers to digital assets that are issued by and transmitted through an open-source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. We believe that cryptocurrencies intrinsically linked to a blockchain system, and the value of which is derived from or is reasonably expected to be derived from the use of the blockchain system, such as bitcoin, are not securities, but neither the SEC nor any other U.S. federal or state regulator has formally taken such a position. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective “protecting and promoting the ability of individual citizens and private sector entities alike to access and to maintain self-custody of digital assets,” cryptocurrency has not yet been classified with respect to U.S. federal securities laws, although, as of the date of this prospectus, the CLARITY Act is under consideration by the U.S. Senate following its passage by the House of Representatives and would provide greater certainty around the characterization of cryptocurrencies in which we intend to invest. Therefore, while (for the reasons discussed below) we believe that bitcoin, Ethereum and other cryptocurrencies intrinsically linked to a blockchain system are digital commodities and not “securities” within the meaning of the U.S. federal securities laws, and registration of the Company as an investment company under the 1940 Act, is therefore not required under the applicable securities laws, we acknowledge that, in the absence of applicable legislation, a regulatory body or federal court may determine otherwise. Therefore, our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on such a finding that cryptocurrency is a “security,” which would require us to register as an investment company under the 1940 Act.

Additionally, the characterization of trading in cryptocurrencies as the offer and sale of securities could present an additional regulatory risk in respect of application of the Securities Act, and Exchange Act. Pursuant to the Securities Act, offers and sales of securities must be registered with the SEC or exempt from such registration. If cryptocurrency trading were deemed to be the offer and sale of securities, requiring registration with the SEC or an applicable exemption from such requirement, platforms on which cryptocurrencies may be purchased or sold may not be operating in compliance with applicable laws and regulations and be forced to curtail or cease operations, in which case our cryptocurrency treasury strategy would be materially and adversely affected.

As part of our analysis of U.S. federal securities law, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be a security for purposes of U.S. federal securities laws. We have also reviewed the pending CLARITY Act’s characterization of digital assets as digital commodities or stablecoins, and otherwise as securities or other non-digital commodity instruments. Our belief that bitcoin, Ethereum and other blockchain-linked cryptocurrencies in which we intend to invest are not “securities” and are not offered and sold as such is premised, among other reasons, on our belief that such cryptocurrencies do not meet the elements of the Howey test. For instance, ownership of bitcoin, Ethereum and other blockchain-linked cryptocurrencies do not convey the right to receive any interest, rewards, or other returns.

We acknowledge, however, that the SEC, a federal court or another relevant entity could take a different view in the absence of applicable clarifying legislation. The regulatory treatment of cryptocurrency is such that it has drawn significant attention from legislative and regulatory bodies, in particular the SEC which has previously stated it deemed cryptocurrency a security. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our belief, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that cryptocurrency, or any other digital asset we might hold is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if cryptocurrency was determined to be a security or offered and sold as a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of cryptocurrencies we hold and adversely affect our business.

The emergence or growth of digital assets other than cryptocurrencies we may hold could have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortia and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets. For example, some cryptocurrency networks utilize proof-of-work mining. Others use a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. If the mechanisms for validating transactions in alternative digital assets are perceived as superior to the mechanisms used by the digital assets in which we invest, those digital assets could gain market share.

Other alternative digital assets could include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s Central Bank Digital Currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have discussed the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of cryptocurrencies we hold to decrease, which could have a material adverse effect on our business, financial condition and results of operations.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

Historically, we have been focused on acquiring, developing and commercializing non-opioid pain management products for the treatment of acute and chronic pain. However, we anticipate that we will begin focusing on pursuing opportunities to expand our portfolio into coins, digital assets and cryptocurrency. With respect to Section 3(a)(1)(A) of the 1940 Act, following this offering, a significant portion of the proceeds of the offering will be used to acquire cryptocurrency, which may be an amount in excess of 40% of our total assets. Since we believe cryptocurrency is not an investment security, we do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

Cryptocurrency and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes. The SEC has requested information from a number of participants in the digital assets ecosystem, regarding the potential application of the 1940 Act to their businesses. For example, in an action unrelated to the Company, in February 2022, the SEC issued a cease-and-desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of digital assets made by BlockFi to institutional borrowers.

If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available not more than once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations. If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act-including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons-likely would make it impractical for us to continue our business as contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, including the corresponding risk of enforcement actions against us, which could adversely affect our business, financial condition, and results of operations.

As cryptocurrency and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of cryptocurrency. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrency or the ability of individuals or institutions such as us to own or transfer cryptocurrency.

In June 2023, the SEC filed complaints against Binance Holdings Ltd. (“Binance”) and Coinbase, Inc. (“Coinbase”), and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency and seeking to shut down the exchanges. In November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, also alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency, and seeking to shut down the exchange.

In 2025, the SEC dismissed its civil enforcement actions against several major crypto asset trading platforms, including Coinbase, Kraken, and Binance, which had been alleged to have been operating as unregistered securities exchanges, brokers, dealers, and clearing agencies, among other claims. While these dismissals may signal a shift in regulatory approach or enforcement priorities, there remains significant uncertainty regarding the application of federal securities laws to crypto assets, including bitcoin, and the trading of such assets. Future regulatory actions, changes in interpretation, or new legislation could adversely affect our ability to hold, acquire, or utilize bitcoin and other cryptocurrencies, and could materially impact our business, financial condition, and results of operations.

If cryptocurrency is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of cryptocurrency and in turn adversely affect the market price of our common stock. Moreover, the risks of us engaging in a cryptocurrency treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Changes in the accounting treatment of cryptocurrency holdings could have significant accounting impacts, including increasing the volatility of our results.

In December 2023, the FASB issued ASU 2023-08, which upon our adoption will require us to measure in-scope cryptocurrency assets at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our cryptocurrency in net income each reporting period. ASU 2023-08 will also require us to provide certain interim and annual disclosures with respect to our cryptocurrency holdings. The standard is effective for our interim and annual periods beginning January 1, 2025, with a cumulative-effect adjustment to the opening balance of retained earnings as of the beginning of the annual reporting period in which we adopt the guidance. Due in particular to the volatility in the price of cryptocurrencies, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of our cryptocurrency on our balance sheet, and it could also have adverse tax consequences, which in turn could have a material adverse effect on our financial results and the market price of our common stock. Additionally, as a result of ASU 2023-08 requiring a cumulative-effect adjustment to our opening balance of retained earnings as of the beginning of the annual period in which we adopt the guidance and not permitting retrospective restatement of our historical financial statements, our future results will not be comparable to results from periods prior to our adoption of the guidance.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Changes in our ownership of cryptocurrency could have accounting, regulatory and other impacts, as well. While we currently intend to primarily own cryptocurrency directly, we may investigate other potential approaches to owning cryptocurrencies, including indirect ownership (for example, through ownership interests in a fund that owns cryptocurrencies and deemed ownership via ownership of cryptocurrency derivative assets). If we were to own all or a portion of our cryptocurrencies in a different manner, the accounting treatment for our cryptocurrencies, our ability to use our cryptocurrencies as collateral for additional borrowings, and the regulatory requirements to which we are subject, may correspondingly change. For example, the volatile nature of cryptocurrencies may force us to liquidate our holdings to use it as collateral, which could be negatively impacted by any disruptions in the cryptocurrency market, and if liquidated, the value of the collateral would not reflect potential gains in market value of our cryptocurrency.

Our management will rely upon the advice of an asset manager through an asset management agreement to assist in executing a narrowly focused investment strategy, which may not yield the desired return.

We intend to hire a third-party asset manager, to execute the day-to-day management of our cryptocurrency holdings. Our management and cryptocurrency experts will have broad discretion in the management and oversight of our cryptocurrency treasury policy and application of the net proceeds from any future offering by the Company and could execute an investment strategy or spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure to apply these funds effectively could result in financial losses that could cause the price of our common stock to decline.

Cryptocurrency price volatility may materially depress asset valuations, necessitating substantial cash reserves or liquidity buffers to maintain operational resilience. These risks are compounded by the lack of comprehensive regulation governing cryptocurrency trading platforms, which face material exposure to fraud, market manipulation, security breaches, and operational failures that could materially and adversely affect the value of our cryptocurrency holdings.

Our cryptocurrency treasury strategy could materially and adversely affect our business, financial condition and results of operations, primarily due to the inherent price volatility of cryptocurrency and the impact of accounting standards. Cryptocurrencies can be highly susceptible to sharp price swings, which can significantly impact our financial statements, especially under mark-to-market accounting. To mitigate these risks, companies holding significant amounts of cryptocurrencies must maintain substantial capital reserves to absorb potential declines in asset value without compromising their overall financial health. This heightened need for liquidity reflects the increased risk associated with holding cryptocurrencies and underscores the importance of robust risk management strategies when navigating the uncertainties of the digital asset market.

Digital asset trading platforms handling cryptocurrencies and particularly small-cap cryptocurrencies are relatively new and often operate without the oversight typical of regulated securities or commodities markets. Many platforms, particularly those based outside the United States, are subject to limited or inconsistent regulatory standards and often do not provide transparent information about their ownership, management, or compliance practices. This lack of oversight increases the risk of fraudulent activities such as artificial trading volume, wash trading, and market manipulation-issues that have been documented in unregulated cryptocurrency markets and could similarly affect cryptocurrency trading. Reports have indicated that a significant portion of trading volume on unregulated digital asset trading platforms may be artificially inflated or non-economic in nature.

Manipulative behavior on cryptocurrency exchanges can distort market prices and lead to unexpected losses for investors. As a result, reduced market confidence in these platforms could negatively impact the liquidity and value of cryptocurrencies. We may hold substantial amounts of cryptocurrencies and must be vigilant about these risks, as trading activity that is not reflective of genuine market interest can lead to volatility and potential losses.

The operational integrity of digital asset trading platforms is another critical risk factor. Many of these platforms may lack robust security measures, making them vulnerable to hacking, fraud, and other operational problems. As we may hold large quantities of cryptocurrencies, we must consider the risk of security breaches, which could materially and adversely affect our business, financial condition and results of operations.

We may use a significant portion of the net proceeds from any one or more future offering by the Company to purchase additional cryptocurrency, the price of which has been, and will likely continue to be, highly volatile.

We may use a significant portion of the net proceeds from any one or more future offering by the Company to purchase additional bitcoin, Ethereum, BNB, Doge, and/or other blockchain-linked cryptocurrencies in accordance with our treasury strategy. Cryptocurrency is a highly volatile asset. Cryptocurrency does not pay interest, but if management determines to stake the cryptocurrency tokens in treasury, rewards can be earned on cryptocurrency. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of Ethereum, bitcoin, BNB, Doge, and other blockchain-linked cryptocurrencies following our purchases of such cryptocurrency with the net proceeds from any future offering by the Company and whether the Company is successful in pursuing other strategies to create income streams or otherwise generate funds using its cryptocurrency holdings. Future fluctuations in Ethereum’s, bitcoin’s, BNB’s, Doge’s, and other blockchain-linked cryptocurrencies’ trading prices may result in our converting cryptocurrency purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering.

Cryptocurrency and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of various cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrency or the ability of individuals or institutions such as us to own or transfer cryptocurrency. For example, the U.S. executive branch and SEC, among others in the United States and abroad, have been active in recent years, and laws including the European Union’s Markets in Crypto Asset Regulation and the U.K.’s Financial Services and Markets Act 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and cryptocurrency specifically. The consequences of increased or different regulation of digital assets and digital asset activities could adversely affect the market price of cryptocurrency and in turn adversely affect the market price of our common stock. Moreover, the risks of engaging in a bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Cryptocurrency holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the crypto markets have been characterized by significant volatility in price; limited liquidity and trading volumes compared to sovereign currencies markets; relative anonymity; a developing regulatory landscape; potential susceptibility to market abuse and manipulation; compliance and internal control failures at exchanges; and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our cryptocurrency at favorable prices or at all. Further, cryptocurrency which we hold with our custodians does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. If we are unable to sell our cryptocurrency, enter into additional capital raising transactions using cryptocurrency as collateral, or otherwise generate funds using our cryptocurrency holdings, or if we are forced to sell our cryptocurrency at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

Cryptocurrencies do not pay interest or dividends.

Cryptocurrencies do not pay interest or other returns and we will only generate cash from our cryptocurrency holdings if we sell our cryptocurrency or implement strategies to create income streams or otherwise generate cash by using our cryptocurrency holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our cryptocurrency holdings, and any such strategies may subject us to additional risks.

We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, exchange-traded funds and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our cryptocurrency treasury strategy, our use of leverage, the manner in which our cryptocurrency is intended to be custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our cryptocurrency holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding cryptocurrency. See “Use of Proceeds.”

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our cryptocurrency, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our cryptocurrency and our financial condition and results of operations could be materially adversely affected.

Security breaches and cyberattacks are of particular concern with respect to cryptocurrency. Blockchain-based cryptocurrencies and the entities that provide services to participants in the cryptocurrency ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021, it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•
a partial or total loss of our cryptocurrency in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our cryptocurrency;
•
harm to our reputation and brand;
•
improper disclosure of data and violations of applicable data privacy and other laws; or
•
significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader cryptocurrency ecosystem or in the use of the cryptocurrency network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to cryptocurrency, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine, Israel-Hamas and Israel-Iran conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the cryptocurrency industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We will face significant risks relating to disruptions, forks, 51% attacks, hacks, network disruptions, or other adverse events or other compromises to the cryptocurrency blockchains, which could materially and adversely impact our business, financial condition and results of operations.

Blockchain networks are maintained by decentralized networks of participants, and as such are susceptible and vulnerable to a variety of risks, including disruptions, security breaches, and fundamental technical issues. Both networks are vulnerable to attacks by malicious actors who gain control of a significant portion of the network’s mining hash rate, a scenario commonly referred to as a 51% attack. In such an event, the attacker could double-spend transactions, reverse previously confirmed transactions, or otherwise disrupt the normal operations of the network. Successful 51% attacks have historically undermined trust in affected blockchain networks and could materially decrease the value of cryptocurrency assets.

Additionally, forks, or splits in the underlying protocol, may occur when participants fail to reach consensus on proposed upgrades or changes. Forks can lead to the creation of duplicate networks, confusion among market participants, dilution of the original network’s value, and disruption of the network’s operations. Hard forks, in particular, can materially and adversely impact the perceived stability and value of digital assets, leading to reduced demand and price declines.

Further, hacks and other security breaches targeting the core infrastructure of blockchain networks or major participants, such as exchanges and custodians, could severely impact the reputation and market confidence in these networks. Exploits of protocol-level vulnerabilities could also compromise the integrity of the cryptocurrency blockchains, resulting in a substantial loss of value.

The success and growth of cryptocurrency assets depend significantly on their continued security, stability, and scalability. Any technical failures, consensus breakdowns, governance disputes, or regulatory interventions that diminish confidence in the networks or impair their functionality could lead to a material decline in their market prices, which could materially and adversely impact our business, financial condition and results of operations. A sustained or significant decrease in the price or liquidity of cryptocurrencies, whether due to 51% attacks, forks, hacks, network disruptions, or other adverse events, could negatively impact our business, financial condition, and results of operations. Furthermore, even the perception that any of these events could occur may lead to significant market volatility and price declines, adversely affecting our business, financial condition and results of operations.

Our custodially-held cryptocurrencies may become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings.

Initially, we plan to hold all of our cryptocurrency in custody accounts at either a U.S.-based, institutional-grade custodian that has demonstrated a record of regulatory compliance and information security or offshore third party managed custody accounts, which the Company will control. As we further execute on our strategy, we may expand our holdings to multiple similar custodians.

If our custodially-held cryptocurrencies are considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such cryptocurrencies and this may ultimately result in the loss of the value related to some or all of such assets. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, and the filing and subsequent settlement of a civil fraud lawsuit have highlighted the counterparty risks applicable to owning and transacting in digital assets. These bankruptcies, closures, liquidations and other events have likely negatively impacted the adoption rate and use of cryptocurrencies. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of cryptocurrencies, limit the availability to us of financing collateralized by such assets, or create or expose additional counterparty risks. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our cryptocurrencies. Even if we are able to prevent our cryptocurrencies from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our cryptocurrencies held by the affected custodian during the pendency of the insolvency proceedings. Any such outcome could have a material adverse effect on our financial condition and the market price of our listed securities.

Our strategy contemplates that we may seek to generate premium income by selling call options related to cryptocurrencies and, as such, we may be subject to counterparty risk.

Our cryptocurrency treasury strategy contemplates that we may pursue strategies to create income streams or otherwise generate funds using our cryptocurrency holdings (for example, generating premium income by selling call options related to cryptocurrencies). Options are bi-lateral agreements that expose the Company to counterparty risk. A counterparty (the other party to a transaction or an agreement) to a transaction with the Company may be unable or unwilling to make timely payments, or otherwise honor its obligations. Further, there is a risk that no suitable counterparties will be willing to enter into, or continue to enter into, option contracts with the Company and, as a result, the Company may not be able to achieve its investment objectives.

We intend to pursue an income generating strategy whereby we sell call options and do not intend to enter into put option contracts or to purchase call options. To the extent that we expand our option trading strategy, we would be subject to additional potential counterparty risks. If the counterparty or its affiliate to a transaction involving put options or the Company buying call options becomes insolvent, bankrupt or defaults on its payment obligations to the Company, the value of an investment held by the Company may decline. Additionally, if any collateral posted by the counterparty for the benefit of the Company is insufficient or there are delays in the Company’s ability to access such collateral, the Company may not be able to achieve its investment objectives.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

Except as previously reported in our Current Reports on Form 8-K, we did not undertake any unregistered sales of our equity securities during the quarter ended September 30, 2025.

We did not repurchase any shares or other units of any class of our equity securities registered under Section 12 of the Exchange Act during the quarter ended September 30, 2025.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

During the fiscal quarter ended September 30, 2025, none of our directors or officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities that was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement,” as defined in Item 408(a) of Regulation S-K.

Item 6. Exhibits.

Exhibit Number	Description

2.1#

Agreement and Plan of Merger, dated as of March 18, 2019, by and among Scilex Holding Company, Sigma Merger Sub, Inc., Semnur Pharmaceuticals, Inc., Fortis Advisors LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), Section 3.11 and Article X, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.2

Amendment No. 1 to Agreement and Plan of Merger, dated as of August 7, 2019, by and among Semnur Pharmaceuticals, Inc., Scilex Holding Company, Sigma Merger Sub, Inc., Fortis Advisors, LLC, solely as the representative of the Equityholders and, solely with respect to Section 1.8(a), 3.11 and Article X of the Agreement and Plan of Merger, Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.2 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on October June 27, 2022).

2.3#

Bill of Sale and Assignment and Assumption Agreement, dated May 12, 2022, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.3 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.4^#

Asset Purchase Agreement, dated April 23, 2021, between Sorrento Therapeutics, Inc. and Aardvark Therapeutics, Inc., as assumed by Scilex Holding Company on May 12, 2022, pursuant to the Bill of Sale and Assignment and Assumption Agreement, dated as of such date, by and between Scilex Holding Company and Sorrento Therapeutics, Inc. (incorporated by reference to Exhibit 2.4 of Amendment No. 1 of Vickers’s Form S-4 (File No. 333-264941), filed with the SEC on June 27, 2022).

2.5#

Agreement and Plan of Merger, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 21, 2022).

2.6#

Amendment No. 1 to Agreement and Plan of Merger, dated as of September 12, 2022, by and among Vickers Vantage Corp. I, Vickers Merger Sub, Inc. and Scilex Holding Company (incorporated by reference to Exhibit 2.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 14, 2022).

2.7#

Agreement and Plan of Merger, dated as of August 30, 2024, by and among Denali Capital Acquisition Corp., Denali Merger Sub Inc. and Semnur Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 3, 2024).

2.8

Amendment No. 1 to Agreement and Plan of Merger, dated as of April 16, 2025, by and among Denali Capital Acquisition Corp., Denali Merger Sub Inc. and Semnur Pharmaceuticals, Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 21, 2025).

2.9

Amendment No. 2 to Agreement and Plan of Merger, dated as of July 22, 2025, by and among Denali Capital
Acquisition Corp., Denali Merger Sub Inc. and Semnur Pharmaceuticals, Inc. (incorporated by reference to Exhibit
2.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

3.1

Restated Certificate of Incorporation of Scilex Holding Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.2

Certificate of Amendment to the Restated Certificate of Incorporation of Scilex Holding Company, filed with the Secretary of State of the State of Delaware on April 14, 2025 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 15, 2025).

3.3	Certificate of Designations of Scilex Holding Company (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

3.4

Certificate of Designation of Preferences, Rights and Limitations of Series 1 Mandatory Exchangeable Preferred Stock of Scilex Holding Company (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 28, 2024).

3.5	Bylaws of Scilex Holding Company (incorporated by reference to Exhibit 3.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on November 17, 2022).

Exhibit Number	Description
4.1

Warrant Agreement, dated as of January 6, 2021, by and between Vickers Vantage Corp. I and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Vickers’s Current Report on Form 8-K (File No. 001-39852), filed with the SEC on January 11, 2021).

4.2

Specimen Warrant Certificate of Scilex Holding Company (f/k/a Vickers Vantage Corp. I) (incorporated by reference to Exhibit 4.3 of Vickers’s Form S-1 (File No. 333-251352), filed with the SEC on December 15, 2020).

4.3

Senior Secured Promissory Note issued to Oramed Pharmaceuticals Inc. on September 21, 2023 (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2023).

4.4

Form of Scilex Holding Company Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2023).

4.5	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 5, 2024).

4.6	Form of Representative Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on March 5, 2024).

4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 25, 2024).

4.8	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on April 25, 2024).

4.9

Warrant to Purchase Common Stock, issued to FSF 33433 LLC on June 18, 2024 (incorporated by reference to Exhibit 4.8 of our Registration Statement on Form S-3 (File No. 333-280882), filed with the SEC on July 18, 2024).

4.10

Form of Tranche B Senior Secured Convertible Note issued by Scilex Holding Company. (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 8, 2024).

4.11

Form of Warrant to Purchase Common Stock issued by Scilex Holding Company. (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 8, 2024).

4.12

Form of Placement Agent Warrant issued by Scilex Holding Company (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 8, 2024).

4.13	Form of Pre-Funded Warrant issued by Scilex Holding Company (incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on December 13, 2024).

4.14	Form of Common Warrant issued by Scilex Holding Company (incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on December 13, 2024).

4.15	Form of StockBlock Warrant issued by Scilex Holding Company (incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on December 13, 2024).

4.16	Form of New Tranche B Warrant (incorporated by reference to Exhibit 10.6 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

4.17

Amendment No. 1 to Common Stock Purchase Warrant, dated December 11, 2024, between Scilex Holding Company and the investor named therein (incorporated by reference to Exhibit 4.4 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on December 13, 2024).

4.18	Form of September 2025 Warrant (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 1, 2025).

10.1#

Common Stock Purchase Agreement, dated as of July 22, 2025, by and between the Company and Tumim Stone Capital, LLC (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

10.2#

Registration Rights Agreement, dated as of July 22, 2025, by and between the Company and Tumim Stone Capital, LLC (incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

Exhibit Number	Description

10.3#

Warrant Exchange Agreement, dated as of July 22, 2025, by and between the Company and Nomis Bay Ltd (incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

10.4#

Warrant Exchange Agreement, dated as of July 22, 2025, by and between the Company and BPY Limited (incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

10.5#

Warrant Exchange Agreement, dated as of July 22, 2025, by and between the Company and 3i LP (incorporated by reference to Exhibit 10.5 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

10.6^

Option Agreement for the Repurchase of Warrants, dated July 22, 2025, by and between Scilex Holding Company and Oramed Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.6 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on July 23, 2025).

10.7#

Securities Purchase Agreement, dated September 23, 2025, by and among Scilex Holding Company, Scilex, Inc., Semnur Pharmaceuticals and Biconomy PTE.LTD (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2025).

10.8#

Securities Purchase Agreement, dated September 25, 2025, by and between Scilex Holding Company and Datavault AI Inc. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on September 26, 2025).

10.9#

Warrant Exercise Agreement, dated as of September 30, 2025, by and among the Company, BYP Limited and Nomis Bay Ltd. (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K (File No. 001-39852), filed with the SEC on October 1, 2025).

31.1+	Certification of Jaisim Shah, Principal Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2+	Certification of Stephen Ma, Principal Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1++	Certification of Jaisim Shah, Principal Executive Officer, and Stephen Ma, Principal Financial Officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104+	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

+ Filed herewith.

++ Furnished herewith.

^ Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

# Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 14, 2025	Scilex Holding Company

	By:	/s/ Henry Ji
Henry Ji Chief Executive Officer and President (Principal Executive Officer)

November 14, 2025

	By:	/s/ Stephen Ma
Stephen Ma Chief Financial Officer (Principal Financial Officer)

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Jaisim Shah, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Henry Ji
Henry Ji Chief Executive Officer and President (Principal Executive Officer)

Dated: November 14, 2025

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Rule 13a-14(a) adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Stephen Ma, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Scilex Holding Company;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Stephen Ma
Stephen Ma Chief Financial Officer (Principal Financial Officer)

Dated: November 14, 2025

Exhibit 32.1

CERTIFICATIONS OF PRINCIPAL EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBARNES-OXLEY ACT OF 2002

Each of the undersigned, in his or her capacity as the principal executive officer and principal financial officer of Scilex Holding Company (the “Company”), as the case may be, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that, to the best of his or her knowledge:

1. This Quarterly Report on Form 10-Q for the period ended September 30, 2025 (this “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

2. The information contained in this Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by this Quarterly Report.

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission (“SEC”) or its staff upon request.

This certification accompanies the Quarterly Report on Form 10-Q to which it relates, is not deemed filed with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act (whether made before or after the date of this Quarterly Report), irrespective of any general incorporation language contained in such filing.

Date: November 14, 2025	/s/ Henry Ji
Henry Ji Chief Executive Officer and President (Principal Executive Officer)

Date: November 14, 2025	/s/Stephen Ma
Stephen Ma Chief Financial Officer (Principal Financial Officer)